UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

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APARTMENT INVESTMENT AND MANAGEMENT COMPANY
(Exact Name of Registrant as Specified In Its Charter)
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AN INVITATION FROM OUR CHAIRMAN OF THE BOARD AND OUR CHIEF EXECUTIVE OFFICER

DEAR FELLOW STOCKHOLDERS,

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Apartment Investment and Management Company (“Aimco” or the “Company”) to be held on September 29, 2023, at 9:00 am Mountain Daylight Time at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1450, Denver, CO 80237.

At the Annual Meeting, stockholders will be asked to (i) consider a management proposal to amend our charter to eliminate supermajority voting provisions, (ii) consider a management proposal to amend our charter to enable stockholders to remove directors without cause and fill vacancies on the Board of Directors created by stockholder action, (iii) elect nine directors, for a term of one year each, to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified, (iv) ratify the selection of Ernst & Young LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023, (v) conduct an advisory vote to approve executive compensation, (vi) conduct an advisory vote on the frequency of future advisory votes to approve executive compensation, and (vii) transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. The accompanying Notice of Annual Meeting and Proxy Statement describe these matters.

We look forward to welcoming you to our annual meeting. Your vote is important to us. Even if you do not plan to attend the meeting in person, please ensure your votes will be represented at the meeting by completing, signing, dating, and returning your proxy card or voting by using the available Internet or telephone voting procedures.

On behalf of the entire Aimco Board, we thank you for your investment in Aimco.

Sincerely,

R. Dary Stone Chairman of the Board	Wes Powell Chief Executive Officer

2023 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME To Be Held On September 29, 2023, at 9:00 am MT	LOCATION 4582 South Ulster Street, Suite 1450, Denver, CO 80237

NOTICE IS HEREBY GIVEN that the Annual Meeting of Aimco will be held on September 29, 2023, at 9:00 am Mountain Daylight Time at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1450, Denver, CO 80237, for the following purposes:

1.	To consider a management proposal to amend our charter to eliminate supermajority voting provisions;

2.	To consider a management proposal to amend our charter to enable stockholders to remove directors without cause and fill vacancies on the Board of Directors created by stockholder action;

3.	To elect nine directors, for a term of one year each, to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

4.	To ratify the selection of Ernst & Young LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023;

5.	To conduct an advisory vote to approve executive compensation;

6.	To conduct an advisory vote on the frequency of future advisory votes to approve executive compensation; and

7.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on August 11, 2023, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof.

We are again pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

On or about August 18, 2023, we intend to mail our stockholders a notice containing instructions on how to access our 2023 proxy statement (the “Proxy Statement”) and Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”), and vote online. The notice also provides instructions on how you can request a paper copy of these documents if you desire, and how you can enroll in e-delivery. If you received your annual materials via email, the email contains voting instructions and links to these documents on the Internet.

2023 PROXY STATEMENT

WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED.

By order of the Board of Directors

Jennifer Johnson Secretary

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held on September 29, 2023.

This Proxy Statement and the 2022 Annual Report are available free of charge at the following website: www.edocumentview.com/AIV.

You may also obtain these materials at the SEC website at www.sec.gov or by contacting the Office of the Corporate Secretary, 4582 South Ulster Street, Suite 1450, Denver, Colorado 80237.

Except to the extent specifically referenced herein, information contained or referenced on our website is not incorporated by reference into and does not form a part of this Proxy Statement.

AIMCO

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our stockholder letter, Notice of 2023 Annual Meeting of Stockholders of Aimco and this Proxy Statement contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations, including, but not limited to, the statements in this document regarding future financing plans, including the Company’s expected leverage and capital structure; business strategies, prospects, and projected operating and financial results (including earnings and stockholder value), including facts related thereto, such as expected costs; future Company potential; future share repurchases; expected investment opportunities; and our 2023 pipeline investments and projects. We caution investors not to place undue reliance on any such forward-looking statements. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “plan(s),” “may,” “will,” “would,” “could,” “should,” “seek(s),” “forecast(s),” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are not guarantees of future performance, condition or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, among others, that may affect actual results or outcomes including, but not limited to: (i) the risk that the 2023 plans and goals may not be completed in a timely manner or at all, (ii) the inability to recognize the anticipated benefits of the pipeline investments and projects, (iii) whether NAV targets will be achieved; and (iv) changes in general economic conditions, including increases in interest rates and other force-majeure events. Although we believe that the assumptions underlying the forward-looking statements, which are based on management’s expectations and estimates, are reasonable, we can give no assurance that our expectations will be attained. Readers should carefully review the Company’s financial statements and the notes thereto, as well as the sections entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in Item 1A of the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, and the other documents the Company files from time to time with the SEC. These filings identify and address important risks uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. These forward-looking statements reflect management’s judgment as of this date, and the Company assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

2023 PROXY STATEMENT

Explanatory Note

Apartment Investment and Management Company (“Aimco” or the “Company”), a Maryland corporation, is a self-administered and self-managed real estate investment trust, or REIT. On December 15, 2020, Aimco completed the separation of its businesses (the “Spinoff”), creating two, separate and distinct, publicly traded companies, Aimco and Apartment Income REIT Corp. (“AIR”). Aimco OP L.P. (“Aimco Operating Partnership”) is the operating partnership in Aimco’s structure. Except as the context otherwise requires, “Company,” “we,” “our,” and “us” refer to Aimco, Aimco Operating Partnership, and their consolidated subsidiaries, collectively.

Aimco, through a wholly-owned subsidiary, is the general partner and directly is the special limited partner of Aimco Operating Partnership. As of June 30, 2023, Aimco owned 92.5% of the legal interest in the common partnership units of Aimco Operating

Partnership and 94.9% of the economic interest in Aimco Operating Partnership. The remaining 7.5% legal interest is owned by limited partners. As the sole general partner of Aimco Operating Partnership, Aimco has exclusive control of Aimco Operating Partnership’s day-to-day management.

Aimco Operating Partnership holds all of Aimco’s assets and manages the daily operations of Aimco’s business. Pursuant to the Aimco Operating Partnership agreement, Aimco is required to contribute to Aimco Operating Partnership all proceeds from the offerings of its securities. In exchange for the contribution of such proceeds, Aimco receives additional interests in Aimco Operating Partnership with similar terms (e.g., if Aimco contributes proceeds of a stock offering, Aimco receives partnership units with terms substantially similar to the stock issued by Aimco).

AIMCO

Page

A Message from Our Chairman of the Board and Our Chief Executive Officer

2023 Proxy Statement Highlights	1

Business Highlights	3

Executive Compensation Highlights	4

Environmental, Social, and Governance (“ESG”) Highlights	5

PROPOSAL 1: Amendment of our Charter to Eliminate Supermajority Voting Provisions	8

PROPOSAL 2: Amendment of our Charter to Enable Stockholders to Remove Directors Without Cause and Fill Vacancies on the Board of Directors Created by Stockholder Action	10

PROPOSAL 3: Election of Directors	14

Board of Directors	16

Summary of Director Qualifications and Expertise	26

Board Selection and Election	26

Board Composition, Board Refreshment, and Director Tenure	26

Majority Voting For the Election of Directors	27

Proxy Access	28

The Organization of the Board	28

Board Leadership Structure	28

Separate Sessions of Independent Directors	28

Meetings and Committees	28

The Governance of Our Board	35

Code of Ethics	36

Corporate Governance Guidelines and Director Stock Ownership	36

Corporate Responsibility	36

Independence of Directors	36

Communicating with the Board of Directors	37

Director Compensation	37

PROPOSAL 4: Ratification of Selection of Independent Registered Public Accounting Firm	40

Audit Committee Report to Stockholders	42

Principal Accountant Fees and Services	43

Principal Accountant Fees	43

Audit Committee Pre-Approval Policies	43

PROPOSAL 5: Advisory Vote to Approve Executive Compensation	44

PROPOSAL 6: Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation	48

Executive Compensation	51

Compensation Discussion & Analysis (CD&A)	51

Compensation and Human Resources Committee Report to Stockholders	74

Summary Compensation Table	75

Grants of Plan-Based Awards in 2022	76

Outstanding Equity Awards at Fiscal Year-End 2022	78

Option Exercises and Stock Vested in 2022	80

Potential Payments Upon Termination or Change in Control	80

Chief Executive Officer Compensation and Employee Compensation	81

Pay Versus Performance	82

2023 PROXY STATEMENT

AIMCO

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

4582 SOUTH ULSTER STREET, SUITE 1450 DENVER, COLORADO 80237

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 29, 2023

The Board of Directors (the “Board”) of Apartment Investment and Management Company (“Aimco” or the “Company”) has made these proxy materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this Proxy Statement in connection with the solicitation by our Board of proxies to be voted at our Annual Meeting, and at any and all adjournments or postponements thereof. The Annual Meeting will be held on September 29, 2023, at 9:00 a.m. Mountain Daylight Time at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1450, Denver, CO 80237.

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability (the “Notice”) to each stockholder entitled to vote at the Annual Meeting. The mailing of such Notice is scheduled to begin on or about August 18, 2023. All stockholders will have the ability to access the proxy materials over the Internet and request a printed copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet and request a printed copy may be found in the Notice. In addition, the Notice contains instructions on how stockholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.

This solicitation is made on behalf of the Board. Costs of the solicitation will be borne by Aimco. Further solicitation of proxies may be made by telephone, fax, other means of electronic communication, or personal interview by the directors, officers and employees of the Company and its affiliates, who will not receive additional compensation for the solicitation. The Company has retained the services of MacKenzie Partners for an estimated fee of $18,000, plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

Holders of record of the Class A Common Stock of the Company (“Common Stock”) as of August 11, 2023 (the “Record Date”), are entitled to receive notice of, and to vote at, the Annual Meeting. Each share of Common Stock entitles the holder to one vote. At the close of business on the Record Date, there were 147,828,542 shares of Common Stock issued and outstanding.

Whether you are a “stockholder of record” or hold your shares through a broker or nominee (i.e., in “street name”) you may direct your vote without attending the Annual Meeting in person.

If you are a stockholder of record, you may vote via the Internet by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voting instruction card provided

2023 PROXY STATEMENT	1

by your bank or broker and returning it by mail. If you provide specific voting instructions by mail or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxy holders are officers of Aimco. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy on the card without voting instructions, your shares will be voted in accordance with the recommendations of the Board. Proxies may be revoked at any time before voting by filing a notice of revocation with the Corporate Secretary of the Company, by filing a later dated proxy with the Corporate Secretary of the Company, or by voting in person at the Annual Meeting.

You are entitled to attend the Annual Meeting only if you were an Aimco stockholder or joint holder as of the Record Date or if you hold a valid proxy for the Annual Meeting. If you are not a stockholder of record but hold shares in street name, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to August 11, 2023, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. If you are a beneficial owner of shares and do not provide your broker, as stockholder of record, with voting instructions, your broker has authority under applicable stock market rules to vote those shares for or against “routine” matters at its discretion. At the Annual Meeting, the following matters are not considered routine: the amendment of our charter to eliminate supermajority voting provisions; the amendment of our charter to enable stockholders to remove directors without cause and fill vacancies on the Board created by stockholder action; the election of directors; the advisory vote to approve executive compensation; and the advisory vote on the frequency of future advisory votes to approve executive compensation. Where a matter is not considered routine, shares held by your broker will not be voted (a “broker non-vote”) absent specific instructions from you, which means your shares may go unvoted on those matters and not affect the outcome if you do not specify a vote. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting constitutes a quorum.

The principal executive offices of the Company are located at 4582 South Ulster Street, Suite 1450, Denver, Colorado 80237.

2	AIMCO

BUSINESS HIGHLIGHTS

Execution of Defined Strategy Delivering Results

Aimco has created substantial value for stockholders by executing its plan focused on maximizing real estate investment performance, prudent and opportunistic capital allocation, maintaining a strong balance sheet and accessing capital markets, and simplification of the business.

Completed (on time and on budget) and monetized $669 million of leasehold development assets at more than $750K/unit

Refinanced or retired more than $1 billion of near-term liabilities. Limited interest rate exposure, with 98% of Aimco total debt either fixed-rate or with rate caps mitigating floating rate exposure. As of June 30, 2023, Aimco had ample liquidity with access to $339 million of cash on hand and capacity on its revolving credit facility, and had increased weighted average term to maturity by more than two years and reduced leverage maturing through 2024 by $1 billion

Our portfolio of stabilized apartment communities delivered strong growth in 2022: average monthly revenue was up by more than $200 per apartment home; NOI margins expanded by 220 basis points; and NOI increased by 14.2%, to over $94 million

Sold four stabilized multifamily assets, unlocking $284 million of asset value (and exiting Seattle and reducing California exposure) at a premium to our internal NAV estimate and sold a partial interest in our passive IQHQ investment, generating a >50% IRR

Sourced third party capital and entered into strategic partnership with Alaska Permanent Fund Corporation to fund up to $1 billion of Aimco-led multifamily development projects

Repurchased more than 6.5 million shares in 2022 and through the first half of 2023 at a weighted average price of $7.34 per share and increased the Company’s share repurchase authorization from 10 million to 15 million shares

Tripled our investment pipeline following the Spinoff and now have the opportunity to develop 6,544 apartment homes and 1.7 million SF of commercial	Simplifying the business, targeting real estate investment in just three markets (Southeast Florida, the Washington D.C Metro Area, and Colorado’s Front Range), maintaining an investment pipeline solely controlled by Aimco, and closing on the partial sale of the Parkmerced mezzanine loan

Total stockholder

returns of 56%

since the spinoff of AIR Communities in December 2020 through June 30, 2023, outperforming peers[2], the FTSE Apartment Equity Index, the MSCI U.S. REIT Index, the Russell 2000, and the S&P 500

1.	Returns measured from December 14, 2020, the date of when-issued trading for Aimco post spinoff of AIR, through June 30, 2023.

2.

Peer group consists of: Armada Hoffler Properties, Inc.; Centerspace (formerly known as Investors Real Estate Trust); Clipper Realty, Inc.; Elme Communities (formerly known as Washington Real Estate Investment Trust); Five Point Holdings, LLC; Forestar Group, Inc.; Howard Hughes Corp.; Independence Realty Trust, Inc.; JBG SMITH Properties; Stratus Properties, Inc.; The St. Joe Company; Tejon Ranch Co.; and Veris Residential (formerly known as Mack-Cali Realty Corp). Total shareholder return for this group was determined using the simple average total shareholder return for these companies.

2023 PROXY STATEMENT	3

EXECUTIVE COMPENSATION HIGHLIGHTS

Committed to Pay for Performance

“Say on Pay” approved EVERY YEAR since first introduced in 2011	96% 5-year average “Say on Pay” support rate

CEO Pay Components

TARGET TOTAL COMPENSATION 28% below peer group median	ANNUAL CASH BONUS 100% subject to performance against corporate goals	ANNUAL LONG-TERM INCENTIVE (LTI) EQUITY AWARDS 100% at risk, based entirely on relative total shareholder returns (TSR) over forward looking 3-Year period

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (“ESG”) HIGHLIGHTS GOVERNANCE

Committed to “Best in Class” Governance

STOCKHOLDER OUTREACH

Since the Spinoff, we have engaged with stockholders representing more than 80% of our outstanding shares, and we have always made our Board members available for engagement discussions.

OUR RESPONSES TO STOCKHOLDER INPUT

  Board Refreshment 2020, 2021, 2022 & 2023

  Lowered Threshold for Stockholders to Call Special Meeting to 15% 2023

  Provided Stockholders Ability to Change Size of Board 2023

  Opted out of MUTA 2023

  Committed to Eliminate Supermajority Voting Provisions (Proposal 1 of this Proxy Statement) 2023

  Committed to Provide Stockholders Ability to Remove Directors without Cause and Fill Vacancies by Stockholder Action (Proposal 2 of this Proxy Statement) 2023

  Enhanced Anti-Hedging and Anti-Pledging Policy 2023

  Enhanced Financial Disclosure 2022

  Reported to Task Force on Climate-Related Financial Disclosures (TCFD) 2022

Refreshed ESG Policies and New Human Rights Policy 2022 Enhanced Environmental Disclosure 2021 Disclosed Human Capital Diversity 2021 Separated Chairman & CEO 2020

[1]	According to SpencerStuart 2023 S&P 500 New Director Snapshot

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (“ESG”) HIGHLIGHTS SOCIAL

Commitment to Our Human Capital

Aimco continuously invests in our teammates and company culture to ensure employee satisfaction, health, and wellbeing.

WORKPLACE FLEXIBILITY

Aimco has had a longstanding policy of offering flexibility to our teammates in attending to personal and family matters during the workweek

PARENTAL LEAVE BENEFIT

16 WEEKS of paid parental leave for mothers and fathers

HEALTHY WORK ENVIRONMENTS

Ergonomic office furniture, including adjustable height desks

Incorporation of biophilic design: spatial design promoting natural light, indoor plants that absorb indoor toxins and naturally stabilize humidity levels

Access to free healthy snacks and drinks

Highly Engaged Team

Aimco Record 4.74 (out of 5 stars) team engagement for 2023 100% employee response rate

Recognized in 2022 with Healthiest Employers Awards in each of Aimco’s target markets, ranking #1 in its category for South Florida, #2 in its category for Washington, D.C., and a top scorer in Denver’s medium sized employer category.

The Healthiest Employers Awards honor companies with policies and initiatives promoting the health and well-being of their employees. Healthiest Employers takes a holistic view of worksite health, evaluating the extent of leadership team buy-in, including how well they understand the needs of the employee population and how they proactively support wellbeing.

6	AIMCO

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (“ESG”) HIGHLIGHTS SOCIAL / ENVIRONMENTAL

Commitment to Community

Teammates turn their passion for community service into action through Aimco Cares, which gives teammates 15 paid hours each year to apply to volunteer activities of their choosing.	Our Aimco Cares program was recognized in 2022 with a community service award by Multifamily Executive.

In 2022, Aimco formed a partnership with Camillus House, pledging $1M over four years to the expansion of Camillus House’s workforce development programs. This includes the funding of scholarships to remove barriers to employment for those seeking to obtain and maintain jobs. The Aimco team will also volunteer at biannual organized events. Aimco sees this partnership as an important extension of the investments Aimco has made in the Miami market.

Commitment to Conservation & Sustainability

CLIMATE RISK

In 2022, Aimco conducted climate risk assessments for each of its assets and began reporting to Task Force on Climate-Related Financial Disclosures.

Every development and redevelopment project is built with conservation, sustainability, resilience, and climate-related risks and opportunities in mind. Further, we have implemented a number of measures throughout our portfolio to reduce our environmental footprint, including innovative technologies.

LED LIGHTING RESIDENT AND OFFICE RECYCLING KEYLESS ENTRY SMART THERMOSTATS WATER SENSORS

Building to LEED and Fitwel Standards and Solar Power

PROJECTS UNDERWAY:

Oak Shore in Corte Madera, CA Currently building to LEED Gold standards

Upton Place in Washington, D.C.

Currently building to LEED Silver standards, Fitwel Wellness; includes a 267kW Solar Power Farm

Strathmore Square in Bethesda, MD

Currently building to LEED Silver standards and Fitwel Wellness

2023 PROXY STATEMENT	7

PROPOSAL 1

APPROVAL OF AMENDMENT OF OUR CHARTER TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS

The Board of Directors Unanimously Recommends That You Vote **"FOR"** Approval of the Amendment of Our Charter to Eliminate Supermajority Voting Provisions

Currently, Article VI, Section 6 and Article X of our charter contain certain provisions that require, in order to amend the charter (after adoption by our Board of a resolution recommending such amendment and its presentation to stockholders at an annual or special meeting) and any bylaw provision that relates to the removal of directors or to repeal the bylaws, the affirmative vote of stockholders holding two-thirds of the aggregate number of votes entitled to be cast generally in an election of directors (the “Existing Amendments Standard”).

As part of our ongoing review of corporate governance, in November 2022, we announced that our Board had committed to a series of actions to enhance corporate governance. On April 26, 2023, our Board unanimously approved and declared advisable certain amendments to our charter and bylaws, subject to the receipt of the requisite approval of such amendments by our stockholders, to further expand on our commitment to corporate governance, by implementing the previously disclosed governance enhancements to be effective in connection with the Annual Meeting.

This Proposal 1 requests that stockholders approve amendments to Article VI, Section 6 and Article X of the charter that would eliminate the Existing Amendments Standard in favor of allowing amendments to the charter and bylaws (in the case of the charter, after adoption by our Board of a resolution recommending such amendment and its presentation to stockholders at an annual or special meeting, and in the case of the bylaws, at an annual or special meeting called for such purpose), by the affirmative vote of at least a majority of all the shares of capital stock of the Company entitled to vote generally in an election of directors, voting together as a single class (the “Revised Amendments Standard”). The full text of the proposed amendment to Article VI, Section 6 of the charter is set forth in Appendix A to this Proxy Statement. The full text of the proposed amendment to Article X of the charter is set forth in Appendix B to this Proxy Statement.

If stockholders approve this Proposal 1, Section 9.07 of our bylaws will be amended by the Board of Directors as set forth in Appendix C to this Proxy Statement to reflect the Revised Amendments Standard. If stockholders do not approve Proposal 1 providing for the Revised Amendments Standard, the amendments to our charter (as shown in Appendix A and Appendix B) and our bylaws (as shown in Appendix C) will not be implemented and our charter and bylaws would remain in their current form, subject to any other amendments approved by our stockholders pursuant to Proposal 2.

Our Board unanimously approved and declared advisable, and unanimously recommends that stockholders approve Proposal 1. The proposed amendments to the charter would become effective upon the filing of a Certificate of Amendment and the amended and restated charter with the Secretary of State of Maryland, which we intend to file promptly following the Annual Meeting if stockholders approve Proposal 1. The amendments to Section 9.07 of our bylaws would become effective immediately following the effectiveness of the proposed amendments to the charter if stockholders approve Proposal 1.

Approval of Proposal 1 requires the affirmative vote of the holders of two-thirds of the aggregate number of votes entitled to be cast generally in an election of directors. Any abstentions or broker-non votes will have the same effect as a vote against Proposal 1.

Each of Proposal 1 and Proposal 2 is an element of a comprehensive update to the Company’s governance arrangements. However, Proposal 1 and Proposal 2 are not conditioned on the approval of the other. Each of the proposed changes discussed in Proposal 1 and Proposal 2 are being voted on separately by our stockholders. If our stockholders approve one, but not both, of Proposal 1 and Proposal 2, the charter will only be amended and restated to reflect the amendments to the charter approved by our stockholders. If Proposal 1 and Proposal 2 are both approved, the charter will be amended and restated in its entirety as set forth in Appendix D.

2023 PROXY STATEMENT	9

PROPOSAL 2

The Board of Directors Unanimously Recommends That You Vote **"FOR"** Approval of the Amendment of Our Charter Providing Stockholders the Ability to Remove Directors Without Cause and Fill Board Vacancies Created by Stockholder Action

Currently, Article VI, Section 5 of our charter supersedes Section 2.04 of our bylaws and provides that directors may only be removed from office for “cause” (as defined in the charter) and only by the affirmative vote of stockholders holding two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors (the “Existing Director Removal Standard”). Article VI, Section 4 of our charter also provides that any vacancies on the Board, including those resulting from any increase in the size of the Board or any removal of a director for cause, may be filled only by the affirmative vote of a majority of the then-remaining directors in office even if the remaining directors do not constitute a quorum (the “Existing Vacancy-Filling Power”).

As part of our ongoing review of corporate governance, in November 2022, we announced that our Board had committed to a series of actions to enhance corporate governance. On April 26, 2023, our Board unanimously approved and declared advisable certain amendments to our charter and bylaws, subject to the receipt of the requisite approval of such amendments by our stockholders, to further expand on our commitment to corporate governance, by implementing the previously disclosed governance enhancements to be effective in connection with the Annual Meeting.

This Proposal 2 requests that stockholders approve amendments to Article VI, Section 5 of the charter that will eliminate from the charter the Existing Director Removal Standard and amendments to Article VI, Section 4 of the charter that will eliminate from the charter the Existing Vacancy-Filling Power. The full text of the proposed amendment to Article VI, Section 5 of the charter is set forth in Appendix E to this Proxy Statement. The full text of the proposed amendment to Article VI, Section 4 of the charter is set forth in Appendix F to this Proxy Statement.

If Proposal 2 is approved by the stockholders, Section 2.04 of our bylaws will also be amended by the Board as set forth in Appendix G to this Proxy Statement to allow any or all of the directors to be removed, with or without cause, by the affirmative vote of the holders of a majority of all the votes entitled to be cast for the election of directors at a special meeting called for the purpose of removing the director (except as otherwise required by law and subject to the rights of the holders of any class or series of stock separately entitled to elect one or more directors).

If Proposal 2 is approved by the stockholders, Section 2.05 of our bylaws will also be amended as set forth in Appendix H to allow stockholders to fill certain vacancies on the Board (i.e., those created by a stockholder action to increase the size of the Board or remove a director) substantially concurrently with the stockholder action that created the vacancy, subject to the charter and the rights of the holders of any class or series of stock separately entitled to elect one or more directors, by the affirmative vote of the holders of at least a majority of all shares of capital stock of the Company entitled to vote generally in an election of directors, voting together as a single class, for a person duly nominated by a majority of then-remaining directors or a stockholder in accordance with the requirements applicable to nominations set forth in the bylaws. The Board will remain empowered to fill any and all other vacancies, including those created by a stockholder action to increase the size of the Board or remove a director if not filled by a substantially concurrent stockholder action, by the affirmative vote of a majority of remaining directors even if not constituting a quorum. If stockholders do not approve Proposal 2 providing for elimination of the Existing Director Removal Standard and Existing Vacancy-Filling Power, such amendments will not be implemented and our charter and bylaws would remain in their current form, subject to any other amendments approved pursuant to Proposal 1.

Our Board unanimously approved and declared advisable, and unanimously recommends that stockholders approve Proposal 2. The proposed amendments to the charter would become effective upon the filing of a

2023 PROXY STATEMENT	11

Certificate of Amendment and the amended and restated charter with the Secretary of State of Maryland, which we intend to file promptly following the Annual Meeting if stockholders approve Proposal 2. The amendments to Section 2.04 and Section 2.05 of our bylaws would become effective immediately following the effectiveness of the proposed amendments to the charter if stockholders approve Proposal 2.

Approval of Proposal 2 requires the affirmative vote of the holders of two-thirds of the aggregate number of votes entitled to be cast generally in an election of directors. Any abstentions or broker-non votes will have the same effect as a vote against Proposal 2.

Each of Proposal 1 and Proposal 2 is an element of a comprehensive update to the Company’s governance arrangements. However, Proposal 1 and Proposal 2 are not conditioned on the approval of the other. Each of the proposed changes discussed in Proposal 1 and Proposal 2 are being voted on separately by our stockholders. If our stockholders approve one, but not both, of Proposal 1 and Proposal 2, the charter and bylaws will only be amended and restated to reflect the amendments to the charter approved by our stockholders. If Proposal 1 and Proposal 2 are both approved, the charter will be amended and restated in its entirety as set forth in Appendix D.

12	AIMCO

In response to stockholder input and after considering best practices with respect to corporate governance, the Board has determined that the annual election of all Directors is in the best interests of the Company and our stockholders.

All of our Directors will stand for election at the 2023 Annual Meeting and at each annual meeting thereafter and each Director elected at any such annual meeting will be elected to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. All nominees have advised the Board that they are able and willing to serve as directors.

Upon the selection and recommendation of the Nominating, Environmental, Social and Governance Committee, the Board has unanimously nominated and recommended the following nominees for election to the Board at the Annual Meeting:

Director Nominee	Age	First Elected	Position

Wes Powell	43	December 2020	Director, President and Chief Executive Officer

Quincy L. Allen	53	December 2020	Director, Chairman of the Nominating, Environmental, Social, and Governance Committee

Patricia L. Gibson	60	December 2020	Director, Chairman of the Investment Committee

Jay Paul Leupp	59	December 2020	Director, Chairman of the Audit Committee

Sherry L. Rexroad	58	March 2023	Director

Deborah Smith	50	January 2021	Director

R. Dary Stone	70	December 2020	Chairman of the Board

James P. Sullivan	62	December 2022	Director

Kirk A. Sykes	65	December 2020	Director, Chairman of the Compensation and Human Resources Committee

If any nominee becomes unavailable for any reason (which is not anticipated), the shares represented by proxies at the Annual Meeting may be voted for such other person or persons as may be determined by the holders of the proxies (unless a proxy contains instructions to the contrary). In no event will the proxy be voted for more than nine nominees.

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a vote of the majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of votes “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director. If a nominee who currently is serving as a director receives a greater number of “against” votes for his or her election than votes “for” such election (a “Majority Against Vote”) in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Board for consideration following certification of the vote. The Nominating, Environmental, Social, and Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating, Environmental, Social, and Governance Committee’s recommendation.

For purposes of the election of directors, abstentions or broker non-votes as to the election of directors will not be counted as votes cast and will have no effect on the result of the vote. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the election of the nine nominees named above as directors.

2023 PROXY STATEMENT	15

     BOARD OF DIRECTORS

The Aimco Board is composed of nine highly qualified directors who bring strong skills, industry experience, and track records of driving value. As part of the Board’s ongoing commitment to refreshment, we have had a number of changes since the 2022 annual meeting.

Terry Considine and Robert Miller retired from the Board in February 2023 and April 2023, respectively. We thank both of them for their insights and commitment to Aimco, and for their service on behalf of stockholders.

Sherry Rexroad was appointed to the Board, effective in March 2023. Ms. Rexroad’s 30 years of experience in REITs and real estate, finance, and capital markets provides the Board with valuable industry and investor perspectives.

Additionally, we made the following changes to Board leadership:

•	Dary Stone was appointed Chairman of the Board.

•	Quincy Allen succeeded Mr. Stone as Chairman of the Nominating, Environmental, Social, and Governance Committee.

•	Pat Gibson was appointed to Chairman of the Investment Committee. In this role, Ms. Gibson is taking the lead on overseeing strategic direction.

•	The Aimco-AIR Transactions Committee was dissolved due to the greatly reduced transaction activity with AIR.

•	Jim Sullivan and Sherry Rexroad were appointed to all standing committees (Audit, Compensation and Human Resources, Nominating, Environmental, Social, and Governance, and Investment).

16	AIMCO

The following is a biographical summary of the director nominees.

WES POWELL President and Chief Executive Officer, Aimco Age: 43 Director since 2020

Experience

•   President and Chief Executive Officer (2020 – present), Executive Vice President, Redevelopment and Acquisitions (2018 – 2020), Senior Vice President, Redevelopment with responsibility for the eastern region (2013 – 2018), held various positions, including Asset Manager, Director, and Vice President of Redevelopment (2004 – 2013), Aimco

•   Staff Architect, Ai Architecture (now Perkins & Will)

Qualifications

•   Real Estate, Property / Asset Management and Operations, Capital Markets, Development and Construction, Investment and Finance gained through his experience overseeing Aimco’s redevelopment and development activities nationally, leading acquisitions in the eastern U.S., and prior responsibilities as an Asset Manager for the company

•   Mr. Powell also brings expertise in Business Operations, Financial Expertise and Literacy, and Talent Development and Management

Education

•   B.EnvD, University of Colorado School of Architecture and Urban Planning

•   MBA, Northwestern’s Kellogg School of Management

Organizations • Urban Land Institute, Member • National Multi Housing Council, Member Committees • None

2023 PROXY STATEMENT	17

QUINCY L. ALLEN Co-Founder and Managing Partner, Arc Capital Partners Age: 53 Independent Director since 2020

Experience

•   Co-Founder and Managing Partner, Arc Capital Partners, a Los Angeles real estate investment firm that specializes in urban mixed-use properties (2013 – present)

•   Managing Director and investment committee member of the Canyon-Johnson Urban Funds (partnership between Canyon Partners and Earvin “Magic” Johnson), Canyon Partners (2003 – 2013)

•   Executive focused on workouts and portfolio management, Lazard Frères (2000 – 2002)

•   Vice President, Archstone Communities – a leading national multifamily REIT focused on apartments in urban locations (1997 – 2000)

•   Began real estate investment career at Security Capital Group focused on the multifamily and industrial (Prologis) platforms (1996 – 1997)

Qualifications

•   Real Estate, Development, Investment, Finance and Business Operations gained through his experience at Arc Capital, where Mr. Allen is responsible for overall firm strategy, investments, asset management, financing and dispositions, and during his time at Canyon Partners, Lazard, and Archstone Communities

•   Mr. Allen also brings Financial Expertise and Literacy and Talent Development and Management experience

Education

•   BS, Finance, Summa Cum Laude, Wayne State University

•   MBA, Harvard Business School

Other Boards / Organizations

•   Mike Ilitch School of Business at Wayne State University, Board member

•   Wayne State University Foundation, Investment Committee member

•   Think Together, Board member

•   Urban Land Institute, Pension Real Estate Association, Member

•   National Multi Housing Council, Member

Committees

•   Audit

•   Compensation and Human Resources

•   Nominating, Environmental, Social, and Governance, Chair

•   Investment

18	AIMCO

PATRICIA L. GIBSON Founding Principal and CEO, Banner Oak Capital Partners Age: 60 Independent Director since 2020

Experience

•   Founding Principal and CEO, Banner Oak Capital Partners, a fully integrated, independent investment management platform and Registered Investment Advisor with $5 billion in assets under management (2016 – present)

•   President, Hunt Realty Investments, where she led the commercial real estate investment management activities for the Hunt family of companies (2010 – 2016); Senior Vice President (1997 – 2010)

•   Senior positions, Goldman Sachs’ real estate subsidiary (1994 – 1997)

•   Began real estate investment career at The Travelers Realty Investment Company on the debt and equity side of the business (1985 – 1994)

Qualifications

•   Real Estate, Investment and Finance, Capital Markets, Asset Management, and Financial Expertise and Literacy gained through her experience at Banner Oak, where Ms. Gibson oversees all investment activity and is responsible for establishing and implementing the firm’s strategic direction, as well as her time at Hunt Realty Investments where she was responsible for the growth of an extensive and diverse portfolio of direct-owned strategic assets totaling over $3 billion, including a strategic venture with a major pension fund dedicated to investments in real estate operating platforms, and her time at Goldman Sachs overseeing portfolio management and the capital market efforts for over $4 billion in commercial real estate assets

•   Ms. Gibson also brings expertise in Business Operations and Talent Development and Management

Education

•   BS, Finance, Fairfield University

•   MBA, University of Connecticut

•   Chartered Financial Analyst

Other Boards / Organizations

•   RLJ Lodging Trust (2017 – present)

•   Pacolet Milliken Enterprises, a private investment company focused on energy and real estate

•   Urban Land Institute, Member

•   Industrial and Office Parks Red Council, formerly Vice Chair

•   Executive Council of the University of Texas Real Estate Finance Council, Member

•   National Association of Real Estate Investment Managers, Member & previous Chairman

Committees

•   Audit

•   Compensation and Human Resources

•   Nominating, Environmental, Social, Governance

•   Investment, Chair

2023 PROXY STATEMENT	19

JAY PAUL LEUPP Co-Founder, Managing Partner, and Senior Portfolio Manager, Terra Firma Asset Management Age: 59 Independent Director since 2020

Experience

•   Co-Founder, Managing Partner, and Senior Portfolio Manager, Real Estate Securities, Terra Firma Asset Management (2020 – present)

•   Managing Director and Portfolio Manager/Analyst, Global Real Estate Securities, Lazard Asset Management (2011 – 2020).

•   Founder, President and Chief Executive Officer, also served as the Senior Portfolio Manager for real estate securities mutual funds, Grubb & Ellis Alesco Global Advisors (2007 – 2011 when sold to Lazard)

•   Managing Director, Real Estate Equity Research, RBC Capital Markets, an investment banking group of the Royal Bank of Canada (2002 – 2006)

•   Managing Director, Real Estate Equity Research, Robertson Stephens & Co. Inc., an investment banking firm (1994 – 2002).

•   Vice President, Staubach Company (1991 – 1994)

•   Development Manager, Trammell Crow Residential, one of the nation’s largest developers of multifamily housing (1989 – 1991)

•   Senior Accountant (CPA), KPMG Peat Marwick 1985-1987.

Qualifications

•   Capital Markets, Investment and Finance, Real Estate, and Development gained through his over 28 years of experience as a Portfolio Manager and Managing Director focused on investments in real estate securities and leasing, acquisition and financing of commercial real estate; Mr. Leupp also brings Corporate Governance experience gained through his public and private board service

•   Mr. Leupp brings additional expertise in Accounting and Auditing for Large Business Organizations, Business Operations, Financial Expertise and Literacy, Property / Asset Management and Operations, and Talent Development and Management. Mr. Leupp is a Certified Public Accountant (Inactive Status)

Education

•   BS, Business Administration, Santa Clara University

•   MBA, Harvard Business School

Other Boards / Organizations

•   Health Care Realty (2020 – present)

•   Marathon Digital Holdings (2021 – present)

•   G.W. Williams Company (private)

•   The Policy Board of the Fisher Center for Real Estate at the University of California, Berkeley, Member

•   Santa Clara University’s Trustee Finance Committee, Member

•   AICPA, Member

Committees

•   Audit, Chair

•   Compensation and Human Resources

•   Nominating, Environmental, Social, and Governance

•   Investment

20	AIMCO

SHERRY L. REXROAD Age: 58 Independent Director since 2023

Experience

•   Chief Financial Officer, Executive Vice President and Treasurer, STORE Capital (2021 – 2022)

•   Managing Director & Global Head of Business Development (2017 – 2021), Managing Director, Co-Global Chief Investment Officer and Chair of the Investment Committee (2012 – 2017), BlackRock Global Real Asset Securities

•   Senior Portfolio Manager REITs, Aviva Investors (2010 – 2012)

•   Independent Real Estate Consultant (2006 – 2010)

•   Managing Director and Portfolio Manager, ING Clarion Real Estate Securities (1997 – 2006)

•   Vice President and Assistant Portfolio Manager, AEW Capital Management (1994 – 1997)

•   Region III Facilities Manager, U.S. Environmental Protection Agency (1989 – 1994)

•   Realty Specialist, General Services Administration (1987 – 1989)

Qualifications

•   Investment and Finance, Capital Markets, Corporate Transactions, Business Strategy & Operations, Real Estate, Corporate Governance, and Investor Relations gained through her over 30 years of experience as a REIT CFO and Institutional Investor / Global Head of Business Development focused on real estate securities. Ms. Rexroad served on the BlackRock Advisory Board for Investment Stewardship where she gained significant exposure to how the world’s largest asset manager approaches corporate governance. She was also a member of BlackRock’s Fundamental Commission Oversight Committee and BlackRock’s Real Assets Sustainability Task Force. She has expertise in sustainability and ESG and how investors incorporate ESG insights to improve long-term investment outcomes. She is a frequent speaker at industry events as well as at colleges and universities

•   Ms. Rexroad brings additional expertise in Accounting and Auditing for Large Business Organizations, Business Operations, Financial Expertise and Literacy, and Talent Development and Management

Education

•   BA, Growth & Structure of Cities, Haverford College

•   MBA, The Wharton School of the University of Pennsylvania

•   CFA charterholder

Other Boards / Organizations

•   Previously served on BlackRock’s:

•   Advisory Board for Investment Stewardship

•   Fundamental Commission Oversight Committee

•   Real Assets Sustainability Task Force

•   Previously served on Nareit’s:

•   Advisory Board of Governors

•   Nomination Committee of the Advisory Board of Governors

•   Dividends Through Diversity Steering Committee, Co-Chair

•   Wharton Women in Leadership

Committees

•   Audit

•   Compensation and Human Resources

•   Nominating, Environmental, Social, and Governance

•   Investment

2023 PROXY STATEMENT	21

DEBORAH SMITH Co-Founder and CEO, The CenterCap Group Age: 50 Independent Director since 2021

Experience

•   Co-Founder and CEO, The CenterCap Group, a boutique investment bank providing strategic M&A advisory, capital-raising and consulting related services to private and public sector companies and fund managers across the real assets industry (2009 – present); also serves as Chief Executive Officer of the firm’s two wholly owned subsidiaries, CC Securities (2011 – present) and CenterCap Advisors (2019 – present)

•   Co-Head of Mergers and Acquisitions and Senior Managing Director, CB Richard Ellis Investors, where she also served on the Global Leadership Team, which oversaw execution of strategies and best practices (2007 – 2009)

•   Served as an investment banker with Lehman Brothers, Wachovia Securities, and Morgan Stanley

•   Ms. Smith is a frequent speaker at industry conferences and author of numerous industry articles for real estate focused publications

Qualifications

•   Investment and Finance, Capital Markets, Corporate Transactions, Business Strategy & Operations, Real Estate, and Marketing gained through her experience as a Co-Founder and CEO at The CenterCap Group where Ms. Smith heads the firm’s Strategic Capital, Mergers & Acquisitions and Execution efforts, as well as her role as an investment banker at various firms; Ms. Smith has been involved in more than $100 billion of mergers, acquisitions and restructuring transactions and over $500 million of private capital raising assignments to support GP and LP positions for middle-market restructuring, acquisition and development projects across the retail, multifamily, office, hotel and industrial sectors

•   Ms. Smith also brings expertise in Financial Expertise and Literacy, Legal, and Talent Development and Management

Education

•   Bachelor of Economics, with honors, University of Sydney

•   Bachelor of Law, with honors, University of Sydney

Other Boards • None Committees • Audit • Compensation and Human Resources • Nominating, Environmental, Social, and Governance • Investment

22	AIMCO

R. DARY STONE Chairman of the Board President and CEO, R. D. Stone Interests Age: 70 Independent Director since 2020

Experience

•   President and Chief Executive Officer, R. D. Stone Interests (1990 – present)

•   Served as President of multiple real estate development companies (1988 – 2011), including President and COO, Cousins Properties, an NYSE listed REIT

Qualifications

•   Investment and Finance, Real Estate, Development, Property / Asset Management and Operations, Capital Markets gained through his over 30-year career investing and developing a variety of projects and joint ventures including the operation and management of one of the country’s largest master planned developments and other large commercial real estate projects and success in getting zoning changes that allowed for multifamily and other non-office uses where prior zoning was commercial

•   Mr. Stone also brings expertise in Business Operations, Corporate Governance, Financial Expertise and Literacy, and Talent Development and Management

Education

•   Tulane University and Baylor University

•   JD, Baylor University Law School

Other Boards / Organizations

•   Cousins Properties (2011 – 2016 and 2018 – present)

•   Tolleson Wealth
Management, a privately held wealth management firm, and Tolleson Private Bank (2003 – present; Audit Chairman)

•   Former Regent, Baylor University; Chairman (2009 – 2011)

•   Hunt Companies, Inc. (2015 – 2016)

•   Parkway, Inc. (2016 – 2017)

•   Lone Star Bank (former)

•   Former Chairman, Banking Commission of Texas (previously known as the Texas State Finance Commission)

Committees

•   Audit

•   Compensation and Human Resources

•   Nominating, Environmental, Social, and Governance

•   Investment

2023 PROXY STATEMENT	23

JAMES P. SULLIVAN Age: 62 Independent Director since 2022

Experience

•   Senior Advisor – Research, Green Street Advisors (2020)

•   President, Green Street Advisory Group (2014 – 2019)

•   Head of North American REIT Research, Green Street Advisors (2010 – 2014)

•   Managing Director / Senior REIT Analyst, Green Street Advisors (1994 – 2009)

•   Prior to Green Street, served as a real estate investment banker and construction lender at Bank of America and Manufacturers Hanover Trust Company

Qualifications

•   Real Estate, Capital Markets, Investment and Finance, gained through his 26-year career at Green Street Advisors, the preeminent independent research and advisory firm concentrating on the commercial real estate industry. During his first 20 years at Green Street, Mr. Sullivan was a REIT analyst, and he managed the firm’s REIT research team for five years. He then served for five years as President of Green Street’s Advisory Group, providing strategic advice to commercial real estate owners and investors around the world. In his final year at Green Street, Mr. Sullivan was a Senior Advisor to Green Street’s research team, helping to foster best practices across the firm’s public and private market research groups.

•   Mr. Sullivan brings additional expertise in Accounting and Auditing for Large Business Organizations, Business Operations, Corporate Governance, Financial Expertise and Literacy, and Operations, and Talent Development and Management

Education

•   BA, Economics, Duke University

•   MBA, Finance and Real Estate, Columbia University

Other Boards / Organizations

•   The James Campbell Company (2022 – present; Audit Committee Chairman, Compensation Committee Member)

•   Bixby Land Company (2016 – present; Compensation Committee Chairman, Audit Committee Member)

Committees

•   Audit

•   Compensation and Human Resources

•   Nominating, Environmental, Social, and Governance

•   Investment

24	AIMCO

KIRK A. SYKES Co-Managing Partner, Accordia Partners Age: 65 Independent Director since 2020

Experience

•   Co-Managing Partner, Accordia Partners, LLC, a real estate development company (2014 – present)

•   President, Primary Corporation, a real estate company that owns commercial real estate (1993 – present)

•   President and Managing Director, Urban Strategy America Fund, LLP, a New Boston real estate investment fund (2005 –2014)

Qualifications

•   Real Estate, Investment and Finance, Development, Capital Markets, Marketing and Branding, Property / Asset Management and Operations, Financial Expertise and Literacy, gained through his experience at real estate development and commercial real estate companies, as well as his time at a real estate focused investment fund, and perspective gained during his tenure as Chairman of the Federal Reserve Bank of Boston and other roles including service on Fleet Bank and BankBoston’s Community Bank Advisory Boards

•   Mr. Sykes also brings expertise in Corporate Governance and Talent and Development

Education

•   B. Arch., Cornell University

•   Graduate, The Harvard Business School Owner and President Management Program

Other Boards / Organizations

•   Ares Commercial Real Estate Corporation (2017 – 2019)

•   Natixis Loomis Sayles Funds, Board of Trustees. Trustee, Audit & Governance Committee Member (2019 – Present)

•   Federal Reserve Bank of Boston External Diversity Advisory Board, Member (2010 – Present)

•   Real Estate Executive Council Emeritus Board, Former-Chairman

•   NAIOP Massachusetts Board Management Committee, Member

•   The Federal Reserve Bank of Boston, Former Member (2008 – 2014) and Chairman (2012 – 2014)

Committees

•   Audit

•   Compensation and Human Resources, Chair

•   Nominating, Environmental, Social, and Governance

•   Investment

2023 PROXY STATEMENT	25

SUMMARY OF DIRECTOR QUALIFICATIONS AND EXPERTISE

Below is a summary of the qualifications and expertise of the directors, including expertise relevant to Aimco’s business.

Summary of Director Qualifications and Expertise	Mr. Powell	Mr. Allen	Ms. Gibson	Mr. Leupp	Ms. Rexroad	Ms. Smith	Mr. Stone	Mr. Sullivan	Mr. Sykes

Accounting and Auditing for Large Business Organizations				●	●			●

Business Operations	●	●	●	●	●	●	●	●	●

Capital Markets	●	●	●	●	●	●	●	●	●

Corporate Governance	●	●		●	●		●	●	●

Development	●	●		●			●		●

Executive	●	●	●	●	●	●	●		●

Financial Expertise and Literacy	●	●	●	●	●	●	●	●	●

Information Technology

Investment and Finance	●	●	●	●	●	●	●	●	●

Legal						●

Marketing and Branding						●			●

Property / Asset Management and Operations	●		●	●			●		●

Real Estate	●	●	●	●	●	●	●	●	●

Talent Development and Management	●	●	●	●	●	●	●	●	●

Demographic	Mr. Powell	Mr. Allen	Ms. Gibson	Mr. Leupp	Ms. Rexroad	Ms. Smith	Mr. Stone	Mr. Sullivan	Mr. Sykes

Race/Ethnicity

African American		●							●

Asian/Pacific Islander

White/Caucasian	●		●	●	●	●	●	●

Hispanic/Latino

Native American

Gender

Male	●	●		●			●	●	●

Female			●		●	●

BOARD SELECTION AND ELECTION

BOARD COMPOSITION, BOARD REFRESHMENT, AND DIRECTOR TENURE

Aimco is focused on having a well-constructed and high performing board. To that end, the Nominating, Environmental, Social, and Governance Committee selects nominees for director based on, among other things, breadth and depth of experience, knowledge, skills, expertise, integrity, ability to make independent analytical

26	AIMCO

inquiries, understanding of Aimco’s business environment, diversity of perspective and background, and willingness to devote adequate time and effort to Board responsibilities. In considering nominees for director, the Nominating, Environmental, Social, and Governance Committee seeks to have a diverse range of experience and expertise relevant to Aimco’s business. The Nominating, Environmental, Social, and Governance Committee places a premium on directors who work well in the collegial and collaborative nature of the Board (which is also consistent with the Aimco culture) and also requires directors who think and act independently and can clearly and effectively communicate their convictions. The Nominating, Environmental, Social, and Governance Committee assesses the appropriate balance of criteria required of directors and makes recommendations to the Board.

The Nominating, Environmental, Social, and Governance Committee has structured the Board such that there are directors of varying tenures, with new directors and perspectives joining the Board every few years while retaining the institutional memory of longer-tenured directors. Longer-tenured directors, balanced with less-tenured directors, enhance the Board’s oversight capabilities. Aimco’s directors work effectively together, coordinate closely with senior management, comprehend Aimco’s challenges and opportunities, and frame Aimco’s business strategy.

When formulating its Board membership recommendations, the Nominating, Environmental, Social, and Governance Committee also considers advice and recommendations from others, including stockholders, as it deems appropriate. Such recommendations are evaluated based on the same criteria noted above.

The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. Based on recommendations from the Nominating, Environmental, Social, and Governance Committee, the Board determined to nominate Messrs. Allen, Leupp, Powell, Stone, Sullivan, and Sykes and Mses. Gibson, Rexroad, and Smith for election to serve a one-year term expiring at the 2024 annual meeting.

MAJORITY VOTING FOR THE ELECTION OF DIRECTORS

In an uncontested election at the meeting of stockholders, any nominee to serve as a director of the Company will be elected if the director receives a majority of votes cast, which means that the number of shares voted “for” a director exceeds the number of shares voted “against” that director. With respect to a contested election, a plurality of all the votes cast at the meeting of stockholders will be sufficient to elect a director, meaning that the nine director nominees with the highest number of votes cast for their election will be elected to the Board of Directors (with abstentions and broker non-votes not counted as votes cast). The following is not considered votes cast “for” or “against” a director nominee: (a) a share otherwise present at the meeting but for which there is an abstention and (b) a share otherwise present at the meeting as to with a stockholder gives no direction. If a nominee who currently is serving as a director receives a Majority Against Vote in an uncontested election, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” However, under Aimco’s bylaws, any nominee for election as a director in an uncontested election who receives a Majority Against Vote is obligated to tender his or her resignation to the Board for consideration following certification of the vote. The Nominating, Environmental, Social, and Governance Committee will consider any resignation and recommend to the Board whether to accept it. The Board is required to take action with respect to the Nominating, Environmental, Social, and Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Additional details are set out in Article II, Section 2.03 (Election and Tenure of Directors; Resignations) of Aimco’s bylaws.

2023 PROXY STATEMENT	27

PROXY ACCESS

In 2016, the Board amended the Company’s bylaws to provide a proxy access right to stockholders in which a stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for at least three years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

THE ORGANIZATION OF THE BOARD

BOARD LEADERSHIP STRUCTURE

In connection with the Spinoff, the Board concluded that separating the Chairman and CEO role would be most effective for the Company’s leadership and governance. Mr. Stone serves as Chairman of the Board, which includes: presiding over executive sessions of the non-management directors, which are held regularly and not less than four times per year; with the CEO, setting meeting agendas and schedules; calling meetings of the non-management directors; and being available for direct communication with stockholders.

The Aimco Board has a majority of independent directors. Eight out of the nine directors (Messrs. Allen, Leupp, Stone, Sullivan, and Sykes and Mses. Gibson, Rexroad, and Smith) are independent (the “Independent Directors”). All four standing committees (Audit, Compensation and Human Resources, Nominating, Environmental, Social, and Governance, and Investment) are composed solely of independent directors.

SEPARATE SESSIONS OF INDEPENDENT DIRECTORS

Aimco’s Corporate Governance Guidelines (described below) provide that the non-management directors shall meet in executive session without management on a regularly scheduled basis, but no less than four times per year. The non-management directors, which group currently is made up of the eight Independent Directors, met in executive session without management five times during the year ended December 31, 2022.

MEETINGS AND COMMITTEES

The Board held nine meetings during the year ended December 31, 2022. During 2022, there were the following five committees: Audit; Compensation and Human Resources; Nominating, Environmental, Social, and Governance; Investment; and Aimco-AIR Transactions. During 2022, no director attended fewer than 75% of the aggregate total number of meetings of the Board and each committee on which such director served.

The Corporate Governance Guidelines, as described below, provide that the Company generally expects that the Chairman of the Board will attend all annual and special meetings of the stockholders. Other members of the Board are not required to attend such meetings. All of the then-members of the Board attended the Company’s 2022 Annual Meeting of Stockholders, including the Chairman of the Board, and the Company anticipates that the full Board will attend the annual meeting this year.

28	AIMCO

Below is a table illustrating the current standing committee memberships and chairmen. Additional detail on each committee follows the table.

Director	Audit Committee	Compensation and Human Resources Committee	Nominating, Environmental, Social, and Governance Committee	Investment Committee

Quincy L. Allen	●	●	†	●

Patricia L. Gibson	●	●	●	†

Jay Paul Leupp	†	●	●	●

Wes Powell	—	—	—	—

Sherry L. Rexroad	●	●	●	●

Deborah Smith	●	●	●	●

R. Dary Stone*	●	●	●	●

James P. Sullivan	●	●	●	●

Kirk A. Sykes	●	†	●	●

●	indicates a member of the committee

†	indicates the committee chairman

*	indicates the Chairman of the Board

AUDIT COMMITTEE

The Audit Committee currently consists of the eight Independent Directors. Mr. Leupp serves as the chairman of the Audit Committee. The Audit Committee has a written charter that is reviewed annually and was last amended in April 2023. In addition to the work of the Audit Committee, the chairman has regular and recurring conversations with Ms. Stanfield, Aimco’s Chief Financial Officer (“CFO”), Ms. Johnson, Aimco’s Chief Administrative Officer (“CAO”), the head of Aimco’s internal audit function, and representatives of Ernst & Young LLP. The Audit Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

2023 PROXY STATEMENT	29

The Audit Committee’s responsibilities are set forth in the following chart.

Audit Committee Responsibilities	Accomplished In 2022

Oversees Aimco’s accounting and financial reporting processes and audits of Aimco’s financial statements.	✓

Directly responsible for the appointment, compensation, and oversight of the independent auditors and the lead engagement partner and makes its appointment based on a variety of factors.	✓

Reviews the scope, and overall plans for and results of the annual audit and internal audit activities.	✓

Oversees management’s negotiation with Ernst & Young LLP concerning fees, and exercises final approval over all Ernst & Young LLP fees.	✓

Consults with management and Ernst & Young LLP with respect to Aimco’s processes for risk assessment and enterprise risk management. Areas involving risk that are reported on by management and considered by the Audit Committee, the other Board committees, or the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, information technology and data protection, sustainability, climate risk, ESG, compensation, succession planning, and human resources and human capital.

✓

Consults with management and Ernst & Young LLP regarding, and provides oversight for, Aimco’s financial reporting process, internal control over financial reporting, and the Company’s internal audit function.

✓

Reviews and approves the Company’s policy about the hiring of former employees of independent auditors.	✓

Reviews and approves the Company’s policy for the pre-approval of audit and permitted non-audit services by the independent auditor, and reviews and approves any such services provided pursuant to such policy.

✓

Receives reports pursuant to Aimco’s policy for the submission and confidential treatment of communications from teammates and others concerning accounting, internal control and auditing matters.	✓

Reviews and discusses with management and Ernst & Young LLP quarterly earnings releases prior to their issuance and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to their filing.

✓

Reviews the responsibilities and performance of the Company’s internal audit function, approves the hiring, promotion, demotion or termination of the lead internal auditor, and oversees the lead internal auditor’s periodic performance review and changes to his or her compensation.

✓

Reviews with management the scope and effectiveness of the Company’s disclosure controls and procedures, including for purposes of evaluating the accuracy and fair presentation of the Company’s financial statements in connection with the certifications made by the CEO and CFO.

✓

Meets regularly with members of Aimco management and with Ernst & Young LLP, including periodic meetings in executive session.	✓

Performs an annual review of the Company’s independent auditor, including an assessment of the firm’s experience, expertise, communication, cost, value, and efficiency, and including external data relating to audit quality and performance, such as recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young LLP and its peer firms.

✓

Performs an annual review of the lead engagement partner of the Company’s independent auditor and the potential successors for that role.	✓

Periodically evaluates independent audit service providers.	✓

Reviews and discusses periodic reports from management pertaining to information technology security and controls.	✓

The Audit Committee held eight meetings during the year ended December 31, 2022. As set forth in the Audit Committee’s charter, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. No member of the Audit Committee serves on the audit committee of more than two other public companies.

AUDIT COMMITTEE FINANCIAL EXPERT

The Board has designated Mr. Leupp as an “audit committee financial expert.” In addition, all of the members of the Audit Committee qualify as audit committee financial experts. Each member of the Audit Committee is independent, as that term is defined by Section 303A of the listing standards of the New York Stock Exchange (“NYSE”) relating to audit committees.

30	AIMCO

COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee currently consists of the eight Independent Directors. Mr. Sykes serves as the chairman of the Compensation and Human Resources Committee. The chairman meets regularly with Ms. Johnson, Aimco’s CAO. The Chairman also has regular conversations with the Compensation and Human Resources Committee’s independent compensation consultant, Willis Towers Watson, and outside counsel with expertise in executive compensation and compensation governance related matters. The Compensation and Human Resources Committee has a written charter that is reviewed annually and was last amended in April 2023. The Compensation and Human Resources Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

The Compensation and Human Resources Committee’s responsibilities are set forth in the following charts.

Compensation and Human Resources Committee Responsibilities	Accomplished In 2022

Responsible for succession planning in all leadership positions, both in the short term and the long term, with particular focus on CEO and key person succession.	✓

Oversees the Company’s management of the talent pipeline process.	✓

Oversees the goals and objectives of the Company’s executive compensation plans.	✓

Annually evaluates the performance of the CEO.	✓

Determines the CEO’s compensation.	✓

Negotiates and provides for the documentation of any employment agreement (or amendment thereto) with the CEO, as applicable.	✓

Reviews and approves the decisions made by the CEO as to the compensation of the other executive officers.	✓

Approves and grants equity compensation.	✓

Reviews and discusses the Compensation Discussion & Analysis with management.	✓

Oversees the Company’s submission to a stockholder vote of matters relating to compensation, including advisory votes to approve executive compensation and the frequency of such votes, incentive and other compensation plans, and amendments to such plans.

✓

Considers the results of stockholder advisory votes on executive compensation and takes such results into consideration in connection with the review and approval of executive officer compensation.	✓

Reviews stockholder proposals and advisory stockholder votes relating to executive compensation matters and recommends to the Board the Company’s response to such proposals and votes.	✓

Reviews compensation arrangements to evaluate whether incentive and other forms of pay encourage unnecessary or excessive risk taking.	✓

Oversees, including review and approval of the terms of, the Company’s compensation “claw back” policy and agreement between the Company and the Company’s executive officers.	✓

Reviews periodically the goals and objectives of the Company’s executive compensation plans and recommends that the Board amend these goals and objectives if appropriate.	✓

In coordination with the Nominating, Environmental. Social, and Governance Committee, oversees the Company’s policies and strategies related to human capital.	✓

Oversees the Company’s culture, with a particular focus on collegiality, collaboration, and team-building.	✓

2023 PROXY STATEMENT	31

One of the most important responsibilities of the Compensation and Human Resources Committee is to ensure a succession plan is in place for key members of the Company’s executive management team, including the CEO. Based on the work of the Compensation and Human Resources Committee, the Board has a succession plan for the CEO position, is prepared to act in the event of a CEO vacancy in the short term, and has identified candidates for succession over the long term. The Board will select the successor taking into consideration the needs of the organization, the business environment, and each candidate’s skills, experience, expertise, leadership, and fit. The Company maintains a robust succession planning process, as highlighted in the following chart.

Management Succession

The Company maintains an executive talent pipeline for every executive officer position, including the CEO position, and every other senior officer position within the organization.

The executive talent pipeline includes “interim,” “ready now,” and “under development” candidates for each position. The Company has an intentional focus on those formally under development for executive roles. Management is also focused on attracting, developing, and retaining strong talent across the organization.

The executive talent pipeline is formally updated annually and is the main topic of at least one of the Compensation and Human Resources Committee’s meetings each year. The Compensation and Human Resources Committee also reviews the pipeline in connection with year-end performance and compensation reviews for every executive officer position. The pipeline is discussed regularly at the management level, as well.

Talent development and succession planning is a coordinated effort among the CEO, the Compensation and Human Resources Committee, and the CAO, as well as each succession candidate.

The Board is provided exposure to succession candidates for executive officer positions.

All executive succession candidates have development plans.

The Company maintains a forward-looking approach to succession. Positions are filled considering the business strategy and needs at the time of a vacancy and the candidate’s skills, experience, expertise, leadership and fit.

The Company has a proven track record on the development of talented leaders and succession, most recently with the CEO transition in December 2020.

The Compensation and Human Resources Committee held five meetings during the year ended December 31, 2022.

NOMINATING, ENVIRONMENTAL, SOCIAL, AND GOVERNANCE COMMITTEE

The Nominating, Environmental, Social, and Governance Committee currently consists of the eight Independent Directors. Mr. Allen serves as the chairman of the Nominating, Environmental, Social, and Governance Committee. The Nominating, Environmental, Social, and Governance Committee has a written charter that is reviewed annually and was last amended in April 2023. The Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary.

32	AIMCO

The Nominating, Environmental, Social, and Governance Committee’s responsibilities are set forth in the following chart.

Nominating, Environmental, Social, and Governance Committee Responsibilities	Accomplished In 2022

Focuses on Board candidates and nominees, and specifically:

• Plans for Board refreshment and succession planning for directors;

• Identifies and recommends to the Board individuals qualified to serve on the Board;

• Identifies, recruits, and, if appropriate, interviews candidates to fill positions on the Board, including persons suggested by stockholders or others; and

• Reviews each Board member’s suitability for continued service as a director when his or her term expires and when he or she has a change in professional status and recommends whether or not the director should be re-nominated.

✓

Focuses on Board composition and procedures as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity of perspective and background required for the Board as a whole.

✓

Develops and recommends to the Board a set of corporate governance principles applicable to Aimco and its management.	✓

Maintains a related party transaction policy and oversees any potential related party transactions.	✓

Oversees a systematic and detailed annual evaluation of the Board, committees, and individual directors in an effort to continuously improve the function of the Board.	✓

Considers corporate governance matters that may arise and develops appropriate recommendations, including providing the forum for the Board to consider important matters of public policy and vet stockholder input on a variety of matters.

✓

Reviews corporate governance trends, best practices, and regulations applicable to the corporate governance of the Company and develops appropriate recommendations for the Board.	✓

Oversees the Company’s policies and strategies related to environmental, social, and corporate responsibility matters, including climate-related risks and opportunities and human rights, in coordination with the other standing committees of the Board.

✓

Evaluates relevant, current, and emerging environmental, social, and corporate responsibility risks, opportunities, and trends that may materially impact or be of significance to the business, operations, or performance of the Company, reviews and assesses with management third-party rating reports and scores of the Company on environmental, social, and corporate responsibility matters, reviews with management the Company’s communications strategy on such matters, and develops appropriate recommendations for the Board.

✓

Receives updates from the Company’s management regarding material environmental, social, and corporate responsibility activities, practices, policies, and procedures.	✓

Oversees the Company’s disclosure on environmental, social, and governance matters.	✓

Reviews annually the Company’s public policy advocacy efforts and political and charitable contributions.	✓

The Nominating, Environmental, Social, and Governance Committee held four meetings during the year ended December 31, 2022.

INVESTMENT COMMITTEE

The Investment Committee currently consists of the Independent Directors. Ms. Gibson serves as the chairman of the Investment Committee. The Investment Committee’s purpose is to provide oversight and guidance to the Company’s management regarding investment decisions. The Committee’s charter is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. The Investment Committee held five meetings during the year ended December 31, 2022.

2023 PROXY STATEMENT	33

AIMCO-AIR TRANSACTIONS COMMITTEE

The Aimco-AIR Transactions Committee consisted of Ms. Gibson, Mr. Leupp, and Ms. Smith. Ms. Gibson served as the chairman of the Aimco-AIR Transactions Committee until it was disbanded on February 1, 2023. The purposes of the Aimco-AIR Transactions Committee were to ensure transactions between Aimco and AIR are on an arms-length basis and on commercially reasonable terms. The Aimco-AIR Transactions Committee met regularly with members of Aimco’s senior leadership. Due to reduced transaction activity with AIR, the responsibilities of the Aimco-AIR Transactions Committee were moved to the Investment Committee effective February 1, 2023, and the Aimco-AIR Transactions Committee was dissolved accordingly.

The following table sets forth the number of meetings held by the Board and each committee during the year ended December 31, 2022.

	Board	Non-Management Directors	Audit Committee	Compensation and Human Resources Committee	Nominating, Environmental, Social, and Governance Committee	Investment Committee	Aimco-AIR Transactions Committee

Number of Meetings	9	5*	8	5	4	5	5**

*	Included one meeting of solely the Independent Directors.

**	Due to reduced transaction activity with AIR, the Aimco-AIR Transactions Committee was dissolved effective February 1, 2023.

34	AIMCO

THE GOVERNANCE OF OUR BOARD

This chart provides a summary overview of Aimco’s governance practices, each of which is described in more detail in the information that follows.

What Aimco Does

Supermajority Independent Board. Eight of the nine directors, or 89% of the directors, are independent.

Independent Standing Committees. Only independent directors serve on the Audit, Compensation and Human Resources, Nominating, Environmental, Social, and Governance, and Investment Committees.

Independent Chairman of the Board. The Company’s Chairman of the Board is an independent director.

Separation of Chairman and CEO. The Company has separated the roles of Chairman of the Board and CEO.

Board Refreshment. The Nominating, Environmental, Social, and Governance Committee has structured the Board such that there are directors of varying tenures and perspectives, with new directors joining the Board every few years, while retaining the institutional memory of longer-tenured directors. In connection with the Spinoff, six directors left the Board and the Company added seven new directors. In 2023, Aimco’s two remaining long-tenured directors retired from the Board, having completed the post-Spinoff transition. No pre-Spinoff directors remain on the Board.

Regular Access to and Involvement with Management. In addition to regular access to management during Board and committee meetings, the independent directors have ongoing, direct access to members of management and to the Aimco business. This includes the Audit Committee chairman’s active and regular engagement with accounting staff and the Aimco auditors, the Compensation and Human Resources Committee chairman’s continuing involvement with compensation and personnel matters, the Nominating, Environmental, Social, and Governance Committee chairman’s participation in director recruitment and environmental, social, and governance (“ESG”) matters, the Investment Committee chairman’s guidance on investment decisions, and Mr. Stone’s frequent involvement with Mr. Powell with respect to strategy, agenda setting, board materials, and policy matters.

Engaged Board. In addition to regular access to management, the independent directors meet at least quarterly and receive written updates from the CEO regularly.

Stockholder Engagement. Under the direction of the Board and including participation by Board members when requested by stockholders, Aimco systematically and at least annually canvasses its largest stockholders, those holding approximately two-thirds of outstanding Aimco shares, concerning compensation, governance, and other ESG matters.

Director Stock Ownership. By the completion of five years of service from the time of the Spinoff or from joining the Board, a non-management director is expected to own equity having a value of at least five times the annual cash retainer for independent directors.

Risk Assessment. The Board conducts an annual risk assessment. Areas involving risk that are reported on by management and considered by the Board, include: operations, liquidity, leverage, finance, financial statements, the financial reporting process, accounting, legal matters, regulatory compliance, information technology and data protection, sustainability, ESG, compensation, and human resources and human capital. The Compensation and Human Resources Committee is responsible for succession planning in all leadership positions, both in the short term and the long term, with particular focus on CEO succession in the short term and the long term.

Majority Voting with a Resignation Policy. In an uncontested election, Aimco requires its directors to be elected by a majority of the votes cast. Directors failing to get a majority of the votes cast in an uncontested election are expected to tender their resignation.

Proxy Access. A stockholder or a group of up to 20 stockholders, owning at least 3% of our shares for three years, may submit nominees for up to 20% of the Board, or two nominees, whichever is greater, for inclusion in our proxy materials, subject to complying with the requirements contained in our bylaws.

What Aimco Does Not Do

Unapproved Related Party Transactions. The Nominating, Environmental, Social, and Governance Committee oversees a related party transactions policy requiring review and approval of such transactions to help ensure that Aimco’s decisions are based on considerations only in the best interests of Aimco and its stockholders.

Pledging or Hedging the Company’s Securities. The Company’s insider trading policy prohibits officers, directors, and certain other employees from engaging in pledging transactions and prohibits officers, directors, and all other employees from engaging in any hedging transactions.

Interlocking Directorships. No member of Aimco management serves on a board or a compensation committee of a company at which an Aimco director is also an employee.

Director Overboarding. Aimco’s corporate governance guidelines and committee charters limit the number of other boards and the number of other audit committees on which an Aimco director may serve. Typically, an Aimco director is limited to service on four or fewer boards (including the Company’s) and is limited to service on three or fewer audit committees, including the Company’s.

Retirement Age or Term Limits. Rather than impose arbitrary limits on service, the Company regularly (and at least annually) reviews each director’s continued role on the Board and considers the need for regular board refreshment.

2023 PROXY STATEMENT	35

CODE OF ETHICS

The Board has adopted a code of ethics entitled “Code of Business Conduct and Ethics” that applies to the members of the Board, all of Aimco’s executive officers and all teammates of Aimco or its subsidiaries, including Aimco’s principal executive officer, principal financial officer, and principal accounting officer. The Code of Business Conduct and Ethics is posted on Aimco’s website (www.aimco.com) and is also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. If, in the future, Aimco amends, modifies, or waives a provision in the Code of Business Conduct and Ethics, rather than filing a Current Report on Form 8-K, Aimco intends to satisfy any applicable disclosure requirement under Item 5.05 of Form 8-K by posting such information on Aimco’s website (www.aimco.com), as necessary.

CORPORATE GOVERNANCE GUIDELINES AND DIRECTOR STOCK OWNERSHIP

The Board has adopted and approved Corporate Governance Guidelines. These guidelines, which were last updated in April 2023, are available on Aimco’s website (www.aimco.com) and are also available in print to stockholders, upon written request to Aimco’s Corporate Secretary. In general, the Corporate Governance Guidelines address director qualification standards, director responsibilities, the role of the Chairman of the Board or Lead Independent Director, as applicable, director access to management and independent advisors, director compensation, director orientation and continuing education, the role of the Board in planning management succession, equity ownership guidelines and retention requirements, and an annual performance evaluation of the Board.

With respect to equity ownership guidelines for the Independent Directors, the Corporate Governance Guidelines provide that by the completion of five years of service from the date of the Spinoff or from joining the Board, whichever is later, an Independent Director is expected to own shares or OP units (as defined below) having a value of at least five times the annual cash retainer for independent directors. Due to the Spinoff and recent board refreshment, the Independent Directors are not yet required to have holdings in this amount. All of the Independent Directors except for Ms. Rexroad and Mr. Sullivan, who joined the Board within the past eight months, have holdings in excess of this amount as of the date of this filing.

CORPORATE RESPONSIBILITY

At Aimco, corporate responsibility is an important part of our business. As with all other aspects of our business, our corporate responsibility program focuses on continuous improvement, to the benefit of our stockholders, our residents, our teammates, our communities, and the environment. We actively discuss these matters with our stockholders and solicit their feedback on our program.

The graphics at the beginning of this Proxy Statement describe some of the highlights of our corporate responsibility program. For more information on Aimco’s corporate responsibility program, please refer to Aimco’s most recent Corporate Responsibility Report, which is available on Aimco’s website (www.aimco.com).

INDEPENDENCE OF DIRECTORS

The Board has determined that to be considered independent, a director may not have a direct or indirect material relationship with Aimco or its subsidiaries (directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). A material relationship is one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Aimco and its stockholders. In determining whether a material relationship exists, the Board considers all relevant facts and circumstances, including whether the director or a family member is a current or former employee of the Company, family member relationships, compensation, business relationships and payments, and charitable contributions between Aimco and an entity with which a director is affiliated (as an executive

36	AIMCO

officer, partner or substantial stockholder). The Board consults with the Company’s counsel to ensure that such determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those categorical standards set forth in Section 303A.02 of the listing standards of the NYSE.

Consistent with these considerations, the Board has affirmatively determined the independence of all of the Independent Directors.

COMMUNICATING WITH THE BOARD OF DIRECTORS

The Company regularly engages with stockholders holding at least two-thirds of our outstanding shares. In 2022-2023, we engaged with stockholders representing more than 80% of our outstanding shares. We have always made our Board members available for engagement discussions.

Any interested parties desiring to communicate with the Board, Aimco’s Chairman of the Board, any of the other Independent Directors, any committee chairman, or any committee member may directly contact such persons by directing such communications in care of Aimco’s Corporate Secretary. All communications received as set forth in the preceding sentence will be opened by the office of Aimco’s General Counsel for the sole purpose of determining whether the contents represent a message to Aimco’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

To contact Aimco’s Corporate Secretary, correspondence should be addressed as follows:

Corporate Secretary

Office of the General Counsel

Apartment Investment and Management Company

4582 South Ulster Street, Suite 1450

Denver, Colorado 80237

DIRECTOR COMPENSATION

In formulating its recommendation for director compensation, the Nominating, Environmental, Social, and Governance Committee reviews director compensation for independent directors of companies in the real estate industry and companies of comparable market capitalization, revenue, and assets and considers compensation trends for other NYSE-listed companies. The Nominating, Environmental, Social, and Governance Committee also considers the size of the Board as compared to other boards, the participation of each independent director on committees, and the resulting workload on the directors. In addition, the Nominating, Environmental, Social, and Governance Committee considers the overall cost of the Board to the Company and the cost per director.

2022 COMPENSATION

For 2022, based on the advice of Aimco’s independent compensation consultant, Willis Towers Watson, with such advice based on a review of director compensation for Aimco’s identified peer group, compensation for the Independent Directors included an annual fee of $170,000, payable up to 50% in the form of a cash retainer

2023 PROXY STATEMENT	37

with the remainder in stock, stock options, and/or LTIP Units. The stock, stock options, and LTIP Units were awarded on February 4, 2022. The closing price of Aimco’s Common Stock on the NYSE on February 4, 2022, was $6.79. No meeting fees were paid to independent directors for attending meetings of the Board and the committees on which they serve.

As contemplated by the Spinoff and by Aimco and AIR, Mr. Considine had specific responsibilities to Aimco as a non-executive consultant during 2021 and 2022 to support the establishment and growth of the Aimco business, reporting directly to the Board. These responsibilities included short and long-term strategic direction and advice, transition and executive support to Aimco officers, and advice and consultation with respect to Aimco’s strategic growth and acquisition activities. The Independent Directors set Mr. Considine’s 2022 target total compensation (including base compensation, STI, and LTI) for these responsibilities at $1.8 million. Mr. Considine’s responsibilities to Aimco as a non-executive consultant did not continue past 2022, and he was not provided any further compensation as a non-executive consultant in 2023. Mr. Considine resigned from serving as a member of the Board on February 13, 2023.

For the year ended December 31, 2022, Aimco paid the directors serving on the Board during that year as follows:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

Quincy L. Allen	85,000	83,890	—	—	—	—	168,890

Terry Considine(4)	—	1,960,503	—	—	—	—	1,960,503

Patricia L. Gibson	21,250	146,807	—	—	—	—	168,057

Jay Paul Leupp	21,250	146,807	—	—	—	—	168,057

Robert A. Miller(5)(6)	21,250	—	148,751	—	—	—	170,001

Wes Powell(7)	—	—	—	—	—	—	—

Deborah Smith(6)	21,250	—	148,751	—	—	—	170,001

Michael A. Stein(8)	60,000	109,287	—	—	—	—	169,287

R. Dary Stone	85,000	83,890	—	—	—	—	168,890

Kirk A. Sykes	85,000	83,890	—	—	—	—	168,890

(1)	For 2022, each of the independent directors were provided a minimum cash retainer of $21,250 and the opportunity to receive up to 50% of the $170,000 annual retainer, or $85,000, in cash.

(2)

For 2022, each of the independent directors were provided the opportunity to receive up to 87.5% of the $170,000 annual retainer in Aimco equity. Messrs. Allen, Leupp, Stone, and Sykes and Ms. Gibson elected to receive the non-cash portion of their annual retainer in shares of Aimco’s Common Stock, and Mr. Stein elected to receive the non-cash portion of his annual retainer in LTIP Units. The shares and LTIP Units were awarded on February 4, 2022, and the closing price of Aimco’s Common Stock on that date was $6.79. The dollar value shown above represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and is calculated based on the closing price of Aimco’s Common Stock on the date of grant.

(3)

For 2022, each of the independent directors were provided the opportunity to receive up to 87.5% of the $170,000 annual retainer in equity. Mr. Miller and Ms. Smith elected to receive the non-cash portion of their annual retainer in non-qualified stock options. The dollar value shown above represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The stock options as granted have an exercise price of $6.79, which was the closing price of Aimco’s stock on the grant date and equal to the fair market value of Aimco’s Common Stock on the grant date.

(4)

Mr. Considine resigned from serving as a member of the Board on February 13, 2023. Mr. Considine, who was not an independent director, did not receive any additional compensation for serving on the Board in 2022. As contemplated by the Spinoff and by Aimco and AIR, Mr. Considine had specific responsibilities to Aimco as a non-executive consultant during 2021 and 2022 to support the establishment and growth of the Aimco business, reporting directly to the Board, as described above. The independent directors set Mr. Considine’s 2022 target total compensation for these responsibilities at $1.8 million, consisting of $300,000 in base salary, target

38	AIMCO

STI of $600,000, and target LTI of $900,000. Mr. Considine’s 2022 base salary of $300,000 was paid in the form of 175,439 LTIP Units. The LTIP Units were granted on February 2, 2022 and vested 100% on the anniversary of the grant date. Mr. Considine’s 2022 STI was $600,000 at target with a final value based entirely on Aimco’s performance against 2022 corporate goals. The final value was equal to 162% of target or 568,422 LTIP Units and was awarded on February 1, 2023. This award will appear next year under the “Stock Awards” heading of this table in the Annual Report on Form 10-K for the year ended December 31, 2023. Mr. Considine’s 2022 LTI award, valued at $900,000, was granted by the independent directors on February 2, 2022, and consisted of a number between zero and 633,804 of performance-based LTIP Units, or 316,902 LTIP Units at target, for the forward-looking, three-year performance period from January 1, 2022, through December 31, 2024, pursuant to the same 2022 LTI plan as established by the Committee for the named executive officers described below under the heading “Compensation Discussion & Analysis – Total Compensation for 2022 – Long Term Incentive Compensation Awards for 2022.” The performance-based LTIP Units constitute profits interests within the meaning of the Internal Revenue Code. The exact number of Mr. Considine’s performance-based LTIP Units granted in 2022 that may vest is determined based on Aimco’s relative TSR performance over the course of the forward-looking, three-year performance period, with 100% of such number of LTIP Units generally vesting at the later of the time performance is determined or February 2, 2025. With respect to the performance-based LTIP Units granted to Mr. Considine, Mr. Considine was granted the ability to participate in the appreciation of value of Aimco that took place after the grant date, subject to their vesting. For the purpose of calculating the number of shares subject to these LTIP Units, the target dollar amount of $900,000 was divided by $2.84, or 316,902 LTIP Units, with such LTIP Unit value calculated by a third-party financial firm with particular expertise in the valuation of such LTIP Units. The LTIP Units as granted had a conversion price of $6.96, which was the closing price of Aimco’s stock on the grant date, and equal to the fair market value of Aimco’s Common Stock on the grant date. Additional details regarding the structure of LTIP Units can be found in the Amended and Restated Agreement of Limited Partnership of Aimco OP L.P., effective as of December 14, 2020, and the Form of Performance Vesting LTIP II Unit Agreement, each of which were incorporated by reference in the 2022 Annual Report, as Exhibits 10.1 and 10.15, respectively. The amount shown for Mr. Considine under the “Stock Awards” heading above represents the grant date value of the performance-based LTIP Units based on the probable outcome of the performance condition to which such award is subject, which was calculated using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the award, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in the 2022 Annual Report. Based on the foregoing, the grant date fair value was $2.84 per LTIP Unit as to Mr. Considine’s performance-based LTIP Unit award. The grant date fair value of the performance-based LTIP Unit award of $900,002 at target, assuming achievement at the maximum level of performance, is $1,800,003. The amount shown under the “Stock Awards” heading above also includes Mr. Considine’s 2021 STI, which was $600,000 at target with a final value based entirely on Aimco’s performance against 2021 corporate goals. The final value was equal to 126.75% of target, or 563,334 LTIP Units, and was awarded on February 2, 2022.

(5)	Mr. Miller resigned from serving as a member of the Board on April 26, 2023.

(6)	As of December 31, 2022, Mr. Miller and Ms. Smith each held a fully vested and exercisable option to acquire 111,843 shares.

(7)	Mr. Powell, who is not an independent director, did not receive any additional compensation for serving on the Board.

(8)	Mr. Stein served as an independent director until December 16, 2022.

2023 COMPENSATION

Compensation for each of the non-management directors in 2023 includes an annual fee of $200,000, payable up to 50% in the form of a cash retainer with the remainder in stock, stock options, and/or LTIP Units. The stock, stock options, and LTIP Units were awarded on February 1, 2023. The closing price of Aimco’s Common Stock on the NYSE on February 1, 2023, was $7.59. Ms. Rexroad, who joined the Board on March 27, 2023, was awarded a prorated annual fee of $150,000, which was awarded in stock on March 27, 2023. The closing price of Aimco’s Common Stock on the NYSE on March 27, 2023, was $7.13.

Additional retainers for Board leadership positions in 2023 are as follows: Chairman of the Board — $65,000; Audit Committee Chairman — $20,000; Compensation and Human Resources Committee Chairman — $15,000; Nominating, Environmental, Social, and Governance Committee Chairman — $14,000; and Investment Committee Chairman — $15,000. Directors will not receive meeting fees in 2023.

2023 PROXY STATEMENT	39

The firm of Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2022, was selected by the Audit Committee to act in the same capacity for the year ending December 31, 2023, subject to ratification by Aimco’s stockholders. The aggregate fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2022, and 2021, are described below under the heading “Principal Accountant Fees and Services.”

In selecting and overseeing the Company’s independent auditor, the Audit Committee considers, among other things:

•	Ernst & Young LLP’s historical and recent performance on the Aimco audit, including the results of an internal survey of Ernst & Young LLP’s service and quality;

•	External data relating to audit quality and performance, including recent PCAOB reports on Ernst & Young LLP and its peer firms;

•	The appropriateness of Ernst & Young LLP’s fees;

•	Ernst & Young LLP’s tenure as Aimco’s independent auditor and its familiarity with Aimco’s operations and business, accounting policies and practices, and internal control over financial reporting;

•

The depths of Ernst & Young LLP’s capabilities, knowledge, expertise, experience, and resources to support Aimco’s business in the areas of accounting, auditing, internal control over financial reporting, tax and related matters; and

•	Ernst & Young LLP’s independence.

Based on this evaluation, the Audit Committee believes that Ernst & Young LLP is independent and that it is in the best interests of Aimco and our stockholders to retain Ernst & Young LLP to serve as our independent auditor for the fiscal year ending December 31, 2023.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, have an opportunity to make a statement, and respond to appropriate questions.

The affirmative vote of a majority of the votes cast regarding the proposal is required to ratify the selection of Ernst & Young LLP. Abstentions or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted FOR the proposal to ratify the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

2023 PROXY STATEMENT	41

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

The Audit Committee oversees Aimco’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. A written charter approved by the Audit Committee and ratified by the Board governs the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed under applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable PCAOB requirements, and has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee held eight meetings during 2022.

None of the Audit Committee members have a relationship with the Company that might interfere with the exercise of the member’s independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

Date: July 26, 2023

QUINCY L. ALLEN

PATRICIA L. GIBSON

JAY PAUL LEUPP (CHAIRMAN)

SHERRY L. REXROAD

DEBORAH SMITH

R. DARY STONE

JAMES P. SULLIVAN

KIRK A. SYKES

The above report will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

42	AIMCO

PRINCIPAL ACCOUNTANT FEES AND SERVICES

PRINCIPAL ACCOUNTANT FEES

Below is information on the fees billed for services rendered by Ernst & Young LLP during the years ended December 31, 2022, and 2021.

Year Ended December 31,

	2022	2021

Aggregate fees billed for services	$1.66 million	$1.77 million

Audit Fees:

Including fees associated with the audit of Aimco’s annual financial statements, internal controls, interim reviews of financial statements, registration statements, comfort letters, and consents

	$1.62 million	$1.75 million

Audit-Related Fees: Including fees related to benefit plan audits	$—	$—

Tax Fees: Tax Consulting Fees(1)	$0.4 million	$0.02 million

All other fees	$—	$—
(1)	Tax consulting fees consist primarily of amounts attributable to routine advice related to REIT compliance.

AUDIT COMMITTEE PRE-APPROVAL POLICIES

The Audit Committee has adopted the Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). A summary of the Pre-Approval Policy is as follows:

•	The Pre-Approval Policy describes the Audit, Audit-related, Tax and Other Permitted services that have the general pre-approval of the Audit Committee.

•	Pre-approvals are typically subject to a dollar limit of $50,000.

•	The term of any general pre-approval is generally 12 months from the date of pre-approval.

•

At least annually, the Audit Committee reviews and pre-approves the services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee.

•

Unless a type of service has received general pre-approval and is anticipated to be within the dollar limit associated with the general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm.

•	The Audit Committee will consider whether all services are consistent with the rules on independent registered public accounting firm independence.

•

The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with Aimco’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance Aimco’s ability to manage or control risk or improve audit quality. Such factors are considered as a whole, and no one factor is necessarily determinative.

All of the services described in the Principal Accountant Fee section above were approved pursuant to the annual engagement letter or in accordance with the Pre-Approval Policy.

2023 PROXY STATEMENT	43

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Since the 2011 Annual Meeting of Stockholders, the Board has asked stockholders for an annual advisory vote to approve executive compensation.

At Aimco’s 2022 Annual Meeting of Stockholders, approximately 87% of the votes cast in the advisory vote on executive compensation that were present and entitled to vote on the matter were in favor of the compensation of Aimco’s NEOs (also commonly referred to as “Say on Pay”) as disclosed in Aimco’s 2022 proxy statement. The Compensation and Human Resources Committee (the “Committee”) remains committed to extensive engagement with stockholders as part of ongoing efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with our stockholders.

In 2021 and 2022, we engaged with stockholders representing more than 80% of our outstanding shares on a broad range of topics, including soliciting feedback on Aimco’s executive compensation program.

The Company has continued to receive broad support from stockholders on the structure of its executive compensation program, the program’s alignment of pay and performance, and the quantum of compensation delivered under the program as described under the heading “Compensation Discussion & Analysis—Stockholder Engagement.”

As described in detail under the heading “Compensation Discussion & Analysis,” we seek to align closely the interests of our NEOs with the interests of our stockholders. Our compensation program is designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of total stockholder return (“TSR”) greater than peers, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Here are further details of the Aimco program:

•

All members of the Committee are independent directors. The Committee has established a thorough process for the review and approval of Aimco’s executive compensation program, including amounts awarded to Aimco’s NEOs. The Committee engages and receives advice from an independent, third-party compensation consultant. In consultation with such compensation consultant, the Committee selects a peer group of companies to compare Aimco’s compensation of executive officers.

•

Aimco generally sets target total cash compensation and target total compensation near the median of corresponding targets among the peer group, both as a measure of fairness and to provide an economic incentive to remain with Aimco. Consistent with Aimco’s pay-for-performance philosophy, actual compensation is based on Aimco’s results.

•	Aimco does not provide executives with more than minimal perquisites, such as reserved parking spaces.

•

Aimco does not maintain or contribute to any defined benefit pension or supplemental pension plan for its executive officers. Executive officers participate in Aimco’s 401(k) plan on the same terms as available to all other Aimco teammates.

•

Aimco’s compensation program, which, among other things, includes caps on cash compensation, shared performance metrics across the organization, multiple performance metrics that align with Aimco’s publicly communicated business strategy, the use of long-term incentive (“LTI”) compensation that is based on TSR, and stock ownership guidelines with required holding periods after vesting, are aligned with the long-term interests of the Company.

2023 PROXY STATEMENT	45

•

Because Mr. Powell was relatively new to his position, having been promoted to CEO in December 2020, the Committee set his 2022 target total compensation at approximately 72% of the median for the peer group. Consistent with Aimco’s pay-for-performance philosophy, Mr. Powell’s total compensation is highly variable, determined by Aimco’s results. One hundred percent of Mr. Powell’s 2022 target short-term incentive (“STI”) compensation was at risk, based entirely on Aimco’s performance against its corporate goals, as determined by the Committee. One hundred percent of Mr. Powell’s LTI for 2022 is at risk, based on relative TSR over a forward looking, three-year period.

Here is how the Aimco executive compensation program was applied in 2022:

•	With strong 2022 results, executive officers were awarded STI amounts that were above target amounts.

•	Aimco’s 2022 performance highlights include the following:

•	Made accretive investments in our development projects by completing construction on, and leasing up, $669M of apartment communities;

•	Secured high-quality future development opportunities in our target markets, adding the potential to construct more than 3,600 apartment homes and approximately 450K square feet of commercial use;

•	In addition to investing in future growth opportunities, acquired $25M of Aimco shares, at an average cost of $7.21 per share.

•

Took advantage of strong valuations early in the year and monetized a sizeable portion of our assets, exiting investments valued at nearly $1B, including three stabilized apartment communities and four recently completed development projects at a weighted average Net Operating Income (“NOI”) cap rate of 3.9%.

•

Our portfolio of stabilized apartment communities delivered strong growth: average monthly revenue was up by more than $200 per apartment home; NOI margins expanded by 220 basis points; and NOI increased by 14.2%, to over $94M.

•

Proactively fortified our balance sheet by refinancing or retiring more than $1B of near-term liabilities, eliminating substantially all of our floating rate exposure, and nearly doubling our average term to maturity.

•	Entered into a strategic partnership with Alaska Permanent Fund Corporation to provide limited partner equity capital for up to $1B of future Aimco-led multifamily development projects.

•	Achieved an all-time Aimco record employee engagement score of 4.52 out of 5, and recognized as a “Healthiest Employer” in each of our target markets.

•

Aimco had 30% TSR from the Spinoff through December 31, 2022, and outperformed by more than double the FTSE Apartment Equity Index, the MSCI US REIT Index, the Russell 2000, the S&P 500, and the average TSR for our peer group over the same period.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our NEOs, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Committee. However, as described above, we take seriously the views of our stockholders, and to the extent there is any significant vote against our executive compensation as disclosed in this Proxy Statement, the Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

46	AIMCO

To be approved at the Annual Meeting, Proposal 5 must receive the affirmative vote of a majority of the total votes cast at the Annual Meeting. Abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of the vote.

We are asking the Company’s stockholders to approve, on an advisory basis, the following resolution: RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion & Analysis, the 2022 Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

2023 PROXY STATEMENT	47

The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended, provide that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our NEOs as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote to approve executive compensation. By voting with respect to this Proposal 6, stockholders may indicate whether they would prefer that we conduct future advisory votes to approve executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. We currently hold an advisory vote to approve executive compensation every year.

Our Board continues to believe that an annual advisory vote to approve executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year. The Board believes that an annual vote remains consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

The Company recognizes that stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote to approve executive compensation. This vote is advisory and not binding on the Company or our Board in any way. However, the Board and the Compensation and Human Resources Committee will take into account the outcome of the vote when considering the frequency of future advisory votes to approve executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote to approve executive compensation more or less frequently than the current recommendation of the Board or the frequency receiving the most votes cast by our stockholders. We expect to conduct another advisory vote on the frequency of future advisory votes to approve executive compensation at our 2029 Annual Meeting of Stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board. Rather, the option (every one, two, or three years) that receives the most votes will be considered by the Board as the frequency selected by stockholders.

2023 PROXY STATEMENT	49

OUR EXECUTIVE OFFICERS

The executive officers of the Company, their ages, dates they were first elected as an executive and their positions are set forth below.

Name	Age	First Elected	Position

Wes Powell	43	January 2018	Director, President and Chief Executive Officer

H. Lynn C. Stanfield	48	October 2018	Executive Vice President and Chief Financial Officer

Jennifer Johnson	51	December 2020	Executive Vice President, Chief Administrative Officer and General Counsel

For more information about Wes Powell, please see the Board of Directors section. Biographical summaries of our other executive officers are set forth below.

H. Lynn C. Stanfield. Ms. Stanfield was appointed Executive Vice President and Chief Financial Officer in December 2020 and chairs Aimco’s investment committee. From October 2018 to December 2020, Ms. Stanfield served as Aimco’s Executive Vice President, Financial Planning & Analysis and Capital Allocation, with responsibility for various finance functions and corporate and income tax strategy, and serving as a member of Aimco’s Investment Committee. Since joining Aimco in March 1999, Ms. Stanfield has held various positions with responsibility for affordable asset management, income tax, and investor relations. Prior to joining Aimco, Ms. Stanfield was engaged in public accounting at Ernst & Young with a focus on partnership and real estate clients and served as Assistant Professor of Accounting at Erskine College. Ms. Stanfield holds a Master of Professional Accountancy from Clemson University and is a licensed CPA.

Jennifer Johnson. Ms. Johnson was appointed Executive Vice President, Chief Administrative Officer and General Counsel in December 2020. From August 2009 to December 2020, Ms. Johnson served as Senior Vice President, Human Resources. From July 2006 to August 2009, Ms. Johnson served as Vice President and Assistant General Counsel. She joined the Company as Senior Counsel in August 2004. Prior to joining the Company, Ms. Johnson was in private practice with the law firm of Faegre & Benson LLP with a focus on labor and employment law and commercial litigation. Ms. Johnson earned her law degree from the University of Colorado Law School.

50	AIMCO

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

This CD&A addresses the following:

•	Stockholder Engagement

•	Overview of Aimco’s Pay-for-Performance Philosophy

•	Overview of Aimco’s Post-Spinoff and 2022 Performance Results

•	Summary of Executive Compensation Program and Governance Practices

•	What We Pay and Why: Components of Executive Compensation

•	Total Compensation for 2022

•	Other Compensation

•	Post-Employment Compensation and Employment and Severance Arrangements

•	Other Benefits; Perquisite Philosophy

•	Stock Ownership Guidelines and Required Holding Periods After Vesting

•	Role of Outside Consultants

•	Base Salary, Incentive Compensation, and Equity Grant Practices

•	2023 Compensation Targets

•	Accounting Treatment and Tax Deductibility of Executive Compensation.

2023 PROXY STATEMENT	51

STOCKHOLDER ENGAGEMENT

The Compensation and Human Resources Committee (the “Committee”) and Aimco management remain committed to extensive engagement with stockholders as part of ongoing efforts to formulate and implement an executive compensation program designed to align the long-term interests of our executive officers with those of our stockholders. In 2021 and 2022, we engaged with stockholders representing more than 80% of our outstanding shares on a broad range of topics, including executive compensation. The Company continued to receive broad support from stockholders on its executive compensation program, including the program’s structure, the program’s alignment with pay and performance, the quantum of compensation delivered under the program, and the level of disclosure.

OVERVIEW OF AIMCO’S PAY-FOR-PERFORMANCE PHILOSOPHY

Aimco is a pay-for-performance organization. Aimco starts by setting target total compensation near the median of target total compensation for Aimco’s peers as identified below, to provide an economic incentive to remain with Aimco. Actual compensation varies from target compensation based on Aimco’s results. Each officer’s annual cash incentive compensation, “short term incentive” or STI, is based in part on Aimco’s performance against corporate, rather than personal, goals. The more senior the officer, the greater the percentage of his or her STI that is based on Aimco’s performance against its corporate goals. Aimco’s longer term compensation, “long term incentive” or LTI, follows a similar tiered structure. Each officer’s LTI is based in part on relative “total stockholder return” or TSR, with NEOs having a greater share of their LTI based on relative TSR. In the case of Mr. Powell, his entire LTI award is “at risk” based on Aimco’s relative TSR. LTI is measured and vests over time, so that officers bear longer term exposure to the decisions they make.

To reinforce alignment of stockholder and management interests, Aimco also has stock ownership guidelines that require substantial equity holdings by executive officers, as described further below.

OVERVIEW OF AIMCO’S POST-SPINOFF AND 2022 PERFORMANCE RESULTS

Aimco achieved significant accomplishments and produced superior returns from the Spinoff through 2022 as summarized below.

Secured significant future development opportunities in key target markets of Southeast Florida, Washington, D.C. Metro Area, and Colorado’s Front Range, more than tripling Aimco’s controlled pipeline to 14 million square feet

Created $100 million of value from the monetization of successfully executed development and redevelopment projects totaling 865 residential units

Refinanced or retired more than $1 billion of near-term liabilities, eliminated substantially all floating rate exposure, and nearly doubled our average term to maturity.

Sourced third party capital and entered into strategic partnership with Alaska Permanent Fund Corporation to provide limited partner equity capital for up to $1 billion of Aimco-led multifamily development projects

Repurchased approximately 3.5 million shares in 2022 and increased the Company’s share repurchase authorization from 10 million to 15 million shares

Sold three stabilized multifamily assets, a development land parcel, and a partial interest in life science developer IQHQ, unlocking $284 million of asset value, which exceeded the values used in Aimco’s internal NAV estimate

52	AIMCO

Total stockholder returns of 30%

from the spinoff of AIR Communities in December 2020 through December 31, 2022, outperforming peers[2] and the FTSE Apartment Equity Index, the MSCI U.S. REIT Index, the Russell 2000, and the S&P 500

[1]	Returns measured from December 14, 2020, the date of when-issued trading for Aimco post-Spinoff.

[2]

Peer group consists of: Armada Hoffler Properties, Inc.; Centerspace (formerly known as Investors Real Estate Trust); Clipper Realty, Inc.; Elme Communities (formerly known as Washington Real Estate Investment Trust); Five Point Holdings, LLC; Forestar Group, Inc.; Howard Hughes Corp.; Independence Realty Trust, Inc.; JBG SMITH Properties; Stratus Properties, Inc.; The St. Joe Company; Tejon Ranch Co.; and Veris Residential (formerly known as Mack-Cali Realty Corp). Total shareholder return for this group was determined using the simple average total shareholder return for these companies.

2023 PROXY STATEMENT	53

SUMMARY OF EXECUTIVE COMPENSATION PROGRAM AND GOVERNANCE PRACTICES

Below we summarize certain executive compensation program and governance practices, including practices we have implemented to drive performance and practices we avoid because we believe they would not serve our stockholders’ long-term interests.

What Aimco Does

Pays for performance. A significant portion of executive pay is not guaranteed, but rather is at risk and tied to key financial and value creation metrics that are set in advance and disclosed to stockholders. All of the incentive compensation (both STI and LTI) for Mr. Powell is subject to the achievement of various performance objectives. For the other NEOs, all STI compensation, and two-thirds of target LTI compensation is subject to the achievement of various performance objectives.

Balances short-term and long-term incentives. The incentive programs provide a balance of annual and longer-term incentives, with LTI compensation vesting over multiple years comprising a substantial percentage of target total compensation.

Uses multiple performance metrics. These mitigate the risk of the undue influence of a single metric by utilizing multiple performance measures. Such measures differ for STI and LTI.

Caps award payouts. Amounts or shares that can be earned under the STI plan and LTI plan are capped.

Uses market-based approach for determining NEO target pay. Target total compensation for NEOs is generally set near the median for peer comparators. The Committee reviews the peer comparator group annually.

Maintains stock ownership guidelines and holding periods after vesting until ownership guidelines are met. Aimco has the following minimum equity ownership requirements: CEO – five times base salary; and other executive officers – three times base salary.

Includes double-trigger change in control provisions. Equity awards include “double trigger” provisions requiring both a change in control and a subsequent termination of employment (other than for cause) for accelerated vesting to occur.

Uses an independent compensation consulting firm. The Committee engages an independent compensation consulting firm that specializes in the real estate industry.

Maintains a claw back policy. In the event of an accounting restatement due to material noncompliance with financial reporting requirements, the claw back policy provides for the recovery of incentive compensation paid to executives based on the misstated financial information. The policy covers all forms of bonus, incentive, and equity compensation.

Conducts a risk assessment. The Committee annually conducts a compensation risk assessment to determine whether the compensation policies and practices, or components thereof, create risks that are reasonably likely to have a material adverse effect on the Company.

Acts through an independent Compensation Committee. The Committee consists entirely of independent directors.

What Aimco Does Not Do

Guarantee salary increases, bonuses or equity grants. The Company does not guarantee annual salary increases or bonuses. The Company makes no guaranteed commitments to grant equity-based awards.

Provide excise tax gross-up payments. The Company will not enter into contractual arrangements that include excise tax gross-up payments.

Reprice options. The Company has never repriced the per-share exercise price of any outstanding stock options. Repricing of stock options is not permitted under the Company’s Second Amended and Restated 2015 Stock Award and Incentive Plan (the “2015 Plan”) without first obtaining approval from the stockholders of the Company.

Pay dividends or dividend equivalents on unearned performance shares. Performance share award agreements provide for the payment of dividends only if and after the shares are earned. Dividends, if any, accrue during the performance period and are paid once shares are earned.

Provide more than minimal personal benefits. The Company does not provide executives with more than minimal perquisites, such as reserved parking spaces.

54	AIMCO

WHAT WE PAY AND WHY: COMPONENTS OF EXECUTIVE COMPENSATION

Total compensation for Aimco’s NEOs is comprised of the following components:

Compensation Component	Form	Purpose

Base Salary	Cash	Provide a salary that is competitive with market.

STI	Cash	Reward executive for achieving short-term business objectives.

LTI	Restricted stock, stock options, and/or long-term incentive units in our operating partnership (“LTIP Units”), subject to performance and/or time vesting, typically over three to four years.	Align executive’s compensation with stockholder objectives, and provide an incentive to take a longer-term view of Aimco’s performance.

LTI compensation directly ties the interests of executives to the interests of our stockholders, and comprises a substantial proportion of compensation for Aimco NEOs, as follows:

CEO 2022 TARGET PAY MIX	OTHER NEOs 2022 TARGET PAY MIX

2023 PROXY STATEMENT	55

CEO Pay Overview

The Committee determines the compensation for the CEO. In setting Mr. Powell’s target total compensation for 2022, the Committee considered, among other things, the peer group compensation data as discussed below and Mr. Powell’s relevant expertise and experience. Because Mr. Powell was relatively new to his position, having been promoted to CEO in December 2020, the Committee set his target total compensation at approximately 72% of the median for the peer group. The Committee devised a compensation plan for Mr. Powell that resulted in approximately 24% base salary, 29% based on Aimco’s performance against its 2022 corporate goals, and 47% based on relative TSR. Mr. Powell’s target compensation mix is illustrated as follows:

How the Committee determines the amount of target total compensation for the other executive officers

In addition to reviewing the performance of, and determining the compensation for, the CEO, the Committee also reviews and approves the decisions made by the CEO as to the compensation of Aimco’s other executive officers. Base salary, target STI, and target LTI are generally set near the median base salary, target STI, and target LTI for peer comparators.

How peer comparators are identified

The Committee, with the advice of its independent executive compensation consultant, developed a peer group for purposes of benchmarking NEO compensation based on industry and business strategy. The peer group ranged from 0.5x to 2.5x Aimco’s total capitalization, with Aimco at the 41st percentile, and with Aimco at the 51st and 60th percentile based on total and gross depreciable assets, respectively. Based on this analysis, Aimco included as “peers” for 2022 target compensation the following 12 real estate companies:

Peer Group

Armada Hoffler Properties, Inc.	Independence Realty Trust, Inc.

Bluerock Residential Growth REIT, Inc.	JBG SMITH Properties

Centerspace	Mack-Cali Realty Corp. (now Veris Residential, Inc.)

Clipper Realty, Inc.	Seritage Growth Properties

Five Point Holdings, LLC	The St. Joe Co.

Forestar Group Inc.	Washington REIT (now Elme Communities)

56	AIMCO

Risk analysis of Aimco’s compensation programs

The Committee considers risk-related matters when making decisions with respect to executive compensation and has determined that neither Aimco’s executive compensation program nor any of its non-executive compensation programs create risk-taking incentives that are reasonably likely to have a material adverse effect on the organization. Aimco’s compensation programs align management incentives with the long-term interests of the Company.

Aimco’s Compensation Program Discourages Excessive Risk-Taking

Limits on STI. The compensation of executive officers and other teammates is not overly weighted toward STI. Moreover, STI is capped.

Use of LTI. LTI is included in target total compensation and typically vests over a period of three to four years. The vesting period encourages officers to focus on sustaining Aimco’s long-term performance. Executive officers with more responsibility for strategic and operating decisions have a greater percentage of their target total compensation allocated to LTI. LTI is capped at two times target, or 200%, for the CEO, and 1.67 times target, or 167%, for the other NEOs.

Stock ownership guidelines and required holding periods after vesting. Aimco’s stock ownership guidelines require all executive officers to hold a specified amount of Aimco equity. Any executive officer who has not yet satisfied the stock ownership requirements for his or her position must retain LTI after its vesting until stock ownership requirements are met. These policies ensure each executive officer has a substantial amount of personal wealth tied to long-term holdings in Aimco stock.

Shared performance metrics across the organization. A portion of STI for the NEOs is based upon Aimco’s performance against its corporate goals, which are reviewed and approved by the Committee. One hundred percent of Mr. Powell’s STI, and 50% of the STI for the other NEOs, is based upon Aimco’s performance against its corporate goals. In addition, having shared performance metrics across the organization reinforces Aimco’s focus on a collegial and collaborative team environment.

LTI based on TSR. One hundred percent of the Mr. Powell’s LTI, and 67% of the LTI for the other NEOs, is based on relative TSR.

Multiple performance metrics. Aimco had five corporate goals for 2022. In addition, through Aimco’s performance management program, Managing Aimco Performance, or MAP, which sets and monitors performance objectives for every team member, each team member had several different individual performance goals that are set at the beginning of the year and approved by management. Mses. Stanfield and Johnson had an average of six individual goals for 2022. Having multiple performance metrics inherently reduces excessive or unnecessary risk-taking, as incentive compensation is spread among a number of metrics rather than concentrated in a few.

TOTAL COMPENSATION FOR 2022

For 2022, total compensation is the sum of base compensation earned in 2022, STI earned in 2022, and LTI awards granted in 2022.

Base Compensation for 2022

For 2022, Mr. Powell’s base compensation was $550,000, approximately 76% of the median for CEOs in Aimco’s peer group. For 2022, Ms. Stanfield’s base compensation was $450,000 and base compensation for Ms. Johnson was set at $395,000.

Short-Term Incentive Compensation for 2022

The Committee determined Mr. Powell’s STI by the extent to which Aimco met five designated corporate goals, which are described below and are referred to as Aimco’s Key Performance Indicators, or KPIs.

For the other NEOs, calculation of STI was determined by two components: Aimco’s performance against the KPI; and each officer’s achievement of her individual MAP goals. For example, if an executive’s target STI was $400,000 and weighted 50% on KPIs, then 50% of that amount, or $200,000, varied based on KPI results and 50% of that amount, or $200,000, varied based on MAP results. As actual KPI results were 162.00% of target in 2022, then the executive would receive 162.00% of $200,000 ($324,000) for the KPI portion of her STI, and if MAP results were 100%, such hypothetical executive would receive 100% of the $200,000, for a total STI payment of $524,000.

2023 PROXY STATEMENT	57

Aimco’s 2022 KPIs reflected Aimco’s publicly communicated areas of strategic focus, as set forth below. Specifically, Aimco’s KPIs consisted of the following five corporate goals that were reviewed with, and approved by, the Committee, each weighted as described.

These goals aligned executive officers with the publicly communicated, long-term goals of the Company without encouraging them to take unnecessary and excessive risks. Threshold performance paid out at 50%; target performance paid out at 100%; and maximum performance paid out at 200%.

For some goals, where performance was between threshold and target or between target and maximum, the amount of the payout was interpolated.

58	AIMCO

The following is a tabular presentation of the performance criteria and results for 2022, explained in detail in the paragraphs that follow:

Performance Measures	Goal Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual	Payout

Portfolio Management

2022 NOI performance of stabilized portfolio as compared to 2022 Budget, dispositions and monetization of investments, and alternative investment performance.	10%	For stabilized portfolio, threshold performance equated to 5% less than budgeted NOI	For stabilized portfolio, target performance equated to budgeted NOI. For dispositions and monetization of investments, target performance equated to cancellation of Aimco’s leasehold interest in Prism in Cambridge, MA, and 707 Leahy in Redwood City, CA.	For stabilized portfolio, maximum performance equated to more than 5% above budgeted NOI	Stabilized property NOI, was more than 5% above budgeted NOI. Following the successful development and lease-up of 707 Leahy in Redwood City, CA, Prism in Cambridge, MA, Flamingo Point North Tower in Miami Beach, FL, and The Fremont on the Anschutz Medical Campus in Aurora, CO, Aimco and AIR canceled Aimco’s leasehold interest in each property on September 1, 2022. In return for the termination of the leases, Aimco received proceeds of $200M, resulting in value creation, net of costs, of approximately $100M, which was realized approximately 18 months earlier than anticipated. Exited the Seattle market, closing on the sales of two apartment communities for a total of $122M, and sold Pathfinder Village in Fremont, CA, for $127M. Aimco’s joint venture in Fort Lauderdale, FL (described below) monetized a portion of its investment by closing on the sale of one of three parcels it acquired in 1Q 2022 for development along Broward Avenue. The 0.8 acre parcel was sold for $18.3M, approximately double the original purchase price per acre. Redeemed 22% of our passive equity investment in IQHQ, receiving proceeds of $16.5M from the sale, resulting in a greater than 50% IRR over the hold period for this portion of our investment.	20.00%

Development and Redevelopment

Achieve budgeted/forecasted expectations on timing and costs for development/redevelopment projects and rents compared to underwriting.	30%	—	Based on completion of projects on time and on budget, and achievement of year-end occupancy and rental rates consistent with the 2022 budget and plan.	—	Aimco’s eight development and redevelopment projects were on track as measured by budget and lease-up metrics. Completed construction and/or lease up of 707 Leahy in Redwood City, CA, Prism in Cambridge, MA, Flamingo Point North Tower in Miami Beach, FL, and The Fremont on the Anschutz Medical and Life Sciences Campus in Aurora, CO. Aimco and its joint venture partner began construction on 220-apartment home development at Strathmore Square in Bethesda, MD.	34.00%

2023 PROXY STATEMENT	59

Performance Measures	Goal Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual	Payout

Capital Deployment and Allocation

Deployment and allocation of capital into the existing pipeline of previously identified and/or controlled investment opportunities and into newly identified value-add opportunities.	30%	—	Based on the deployment and allocation of capital consistent with the 2022 Budget into the existing pipeline of previously identified and/or controlled investment opportunities and into newly identified value-add opportunities.	—	Invested $279.4M in development and redevelopment projects. Formed a joint venture for the construction of approximately 1M square feet of mixed-use development in the Edgewater neighborhood of Miami, FL. Aimco has a 20% share of the joint venture, which includes the initial contribution of an eighth of an acre of land that Aimco purchased for $1.7M in January 2022. Executed a joint venture agreement to act as a co-GP on the development of a phased multifamily community at Strathmore Square in Bethesda, MD. Closed on the purchase of three development parcels for $100M in the Flagler Village neighborhood of Fort Lauderdale, FL. The nine-acre assemblage allows for approximately 3M square feet of phased, mixed-use development. Closed on a $1.8M purchase of a land option Aimco controlled for multifamily development on the Anschutz Medical Campus in Aurora, CO.	50.00%

Balance Sheet

Financing activities, maintaining abundant liquidity, and other activities that strengthen Aimco’s balance sheet and add financial flexibility.	20%	—	Based on execution of the debt and third-party equity financing plan for 2022, maintaining abundant liquidity, and other balance sheet activities that strengthen Aimco’s balance sheet and add financial flexibility.	—	Retired or refinanced more than $1B of near-term liabilities, improving our balance sheet, which is now comprised of primarily fixed-rate loans on stabilized properties with an average term to maturity of 8.2 years. Aimco’s construction loans are primarily floating rate with in-place hedges that protect against rising interest rates. In July 2022, completed the early repayment of $534M of notes due to AIR, originally scheduled to mature in January 2024. Entered into a strategic partnership with Alaska Permanent Fund Corporation to provide Limited Partner equity capital for up to $1B of Aimco-led multifamily development projects. At December 31, 2022, Aimco had access to $379.8M, including $206.5M of cash on hand, $23.3M of restricted cash, and the capacity to borrow up to $150M on its revolving credit facility. As of December 31, 2022, 98% of Aimco’s total debt was either fixed rate or hedged with interest rate cap protection. Aimco’s interest hedging instruments, purchased to provide protection against increases in interest rates, were valued at $62.3M versus a cost basis of $18M.	40.00%

60	AIMCO

Performance Measures	Goal Weighting	Threshold 50%	Target 100%	Maximum 200%	Actual	Payout

Human Capital & Environmental, Social, and Governance (ESG)

Progress Against Human Capital and ESG Objectives	10%	—	Based on team retention and team engagement scores and achievement of 2022 ESG plan.	—	Retained 100% of officer team and reduced overall voluntary turnover by more than half year-over-year (from 31% voluntary turnover in 2021 to 14% in 2022). Team engagement was 4.52 (up from 4.21 in 2021), a new Aimco record, based on a response rate of 91%. Recognized as a “Healthiest Employer” by Denver Business Journal, South Florida Business Journal, and Healthiest Employers of Greater Washington, D.C., and certified as a “Great Place to Work.” Refreshed ESG policies, adopted a new human rights policy, performed first-time climate risk assessments, and began reporting to the Task Force on Climate-Related Financial Disclosures, or TCFD.	18.00%

Total						162.00%

An explanation of the objective of each goal and performance levels and payouts for each goal is set forth below.

Portfolio Management (10% of KPI). The primary objective of this goal was to fulfill the Company’s strategic objective to achieve rent growth for its stabilized portfolio based on high levels of resident retention, through superior customer selection and satisfaction, coupled with disciplined innovation resulting in sustained cost control, to maximize NOI margins, and to monetize investments when the time is right, maximizing proceeds and Aimco’s internal rate of return (“IRR”) on investments. For 2022, the range for the stabilized portfolio NOI portion of the goal was as follows: “Threshold” equated to achievement of five percent unfavorable to 2022 budgeted NOI; “Target” equated to achievement of 2022 budgeted NOI; and “Maximum” equated to five percent favorable to 2022 budgeted NOI. For the dispositions and monetization of investments portion of the goal, target performance equated to cancellation of Aimco’s leasehold interest in Prism in Cambridge, MA, and 707 Leahy in Redwood City, CA. Stabilized property NOI, which was up 14.2% from 2021, was more than 5% above budgeted NOI, achieving the maximum level of performance for this portion of the goal. Following the successful development and lease-up of 707 Leahy in Redwood City, CA, Prism in Cambridge, MA, Flamingo Point North Tower in Miami Beach, FL, and The Fremont on the Anschutz Medical Campus in Aurora, CO, Aimco and AIR canceled Aimco’s leasehold interest in each property on September 1, 2022. In return for the termination of the leases, Aimco received proceeds of $200M, resulting in value creation, net of costs, of approximately $100M, which was realized approximately 18 months earlier than anticipated. Aimco also exited the Seattle market, closing on the sales of two apartment communities for a total of $122M, and sold Pathfinder Village in Fremont, CA, for $127M. Aimco’s joint venture in Fort Lauderdale, FL (described below in “Capital Deployment and Allocation”) monetized a portion of its investment by closing on the sale of one of three parcels it acquired in early 2022 for development along Broward Avenue. The 0.8 acre parcel was sold for $18.3M, approximately double the original purchase price per acre. With regard to Aimco’s alternative investments, Aimco redeemed 22% of its passive equity investment in IQHQ, receiving proceeds of $16.5M from the sale, a greater than 50% IRR over the hold period for this portion of our investment. This resulted in a payout on the Portfolio Management goal of 20.00% for each of the NEOs.

2023 PROXY STATEMENT	61

Development and Redevelopment Execution (30% of KPI). The primary objective of this goal was to fulfill Company’s strategic objective of executing active development, redevelopment, and lease-up projects pursuant to the Company’s 2022 budget and plan. Large and/or complex projects provided increased weighting toward the total goal weighting of 30%, with smaller scale projects provided lower weighting toward the total goal weighting. Achievement for each project was determined with reference to the 2022 budgeted investment and plan for the project, and was based on the extent to which the project work was completed on time and within budget, as well as, where applicable, the extent to which year-end occupancy and rental rates were consistent with the 2022 budget and plan. In 2022, Aimco’s development and redevelopment projects were on track as measured by budget and lease-up metrics. Aimco completed construction and/or lease up of 707 Leahy in Redwood City, CA, Prism in Cambridge, MA, Flamingo Point North Tower in Miami Beach, FL, and The Fremont on the Anschutz Medical Campus in Aurora, CO. Aimco and its joint venture partner began construction on a 220-apartment home development at Strathmore Square in Bethesda, MD, discussed further below. This resulted in a payout on this goal of 34.00% for each of the NEOs.

Capital Deployment and Allocation (30% of KPI). The primary objective of this goal was to fulfill the Company’s strategic objective of effectively deploying capital into its existing pipeline of previously identified and/or controlled investment opportunities and into newly identified value-add opportunities. In 2022, Aimco invested $279.4M in its active development and redevelopment projects. Additionally, Aimco deployed capital into several newly identified value-add opportunities, significantly expanding Aimco’s potential development pipeline. Aimco formed a joint venture for the construction of approximately 1M square feet of mixed-use development in the Edgewater neighborhood of Miami, FL. Aimco has a 20% share of the joint venture, which includes the initial contribution of an eighth of an acre of land that Aimco purchased for $1.7M in January 2022. The development site is situated as the gateway to Aimco’s Edgewater land assemblage and its redevelopment of The Hamilton. Aimco will serve as the development manager for the venture and expects to begin construction in 2023. Aimco executed a joint venture agreement to act as a co-GP on the development of a phased multifamily community at Strathmore Square in Bethesda, MD. The project is fully entitled and includes approvals for over 2,200 units in six phases. Aimco will participate in the first two multifamily phases totaling 574 units. Aimco has rights to increase our investment and to choose to participate in future phases of development. Aimco and its joint venture partner began construction on the first phase of development in late 2022. Aimco closed on the purchase of three development parcels for $100M in the rapidly growing Flagler Village neighborhood of Fort Lauderdale, FL. The nine-acre assemblage allows for approximately 3M square feet of phased, mixed-use development, which could contain up to 1,500 residential units, more than 300 hotel keys, and more than 100,000 square of retail space at full build-out. As set forth above, the joint venture monetized a portion of its investment by closing on the sale of the 0.8 acre parcel for approximately double the original purchase price per acre. Aimco closed on a $1.8M purchase of a land option it controlled for multifamily development on the Anschutz Medical Campus in Aurora, CO. Aimco has begun planning for the next multifamily development on the site, which slated to include approximately 275 apartment homes. This resulted in a payout on this goal of 50.00% for each of the NEOs.

Balance Sheet (20% of KPI). The primary objective of this goal was to fulfill the Company’s strategic objectives of executing its debt and equity financing plans and maintaining abundant liquidity. In 2022, Aimco retired or refinanced more than $1B of near-term liabilities, improving our balance sheet, which is now comprised of primarily fixed-rate loans on stabilized properties with an average term to maturity of 8.2 years. Aimco’s construction loans are primarily floating rate with in-place hedges that protect against rising interest rates. In July 2022, Aimco completed the early repayment of $534M of notes due to AIR, originally scheduled to mature in January 2024. Aimco entered into a strategic partnership with Alaska Permanent Fund Corporation to provide Limited Partner equity capital for up to $1B of Aimco-led multifamily development projects. At December 31,

62	AIMCO

2022, Aimco had access to $379.8M, including $206.5M of cash on hand, $23.3M of restricted cash, and the capacity to borrow up to $150M on its revolving credit facility. As of December 31, 2022, 98% of Aimco’s total debt was either fixed rate or hedged with interest rate cap protection. Aimco’s interest hedging instruments, purchased to provide protection against increases in interest rates, were valued at $62.3M versus a cost basis of $18M. This resulted in a payout on the balance sheet goal of 40.00% for each of the NEOs.

Human Capital & Environmental, Social, and Governance (10% of KPI). The primary objective of this goal was to fulfill Aimco’s strategic objective of fostering a healthy environment of respect and innovation, empowering our human capital to create value, and furthering our broader commitment to corporate responsibility. In 2022, Aimco retained 100% of its officer team and reduced overall voluntary turnover by more than half year-over-year (from 31% voluntary turnover in 2021 to 14% in 2022). Every teammate is surveyed via a third-party, confidential survey performed on an annual basis. The team engagement score consists of the average of the responses to the questions that comprise the engagement index, on a scale of 1 to 5, for all teammates who complete the survey during the year. Team engagement for 2022 was 4.52 (up from 4.21 in 2021), a new Aimco record, based on a response rate of 91%. Aimco was recognized as a “Healthiest Employer” by the Denver Business Journal, the South Florida Business Journal, and Healthiest Employers of Greater Washington, D.C., and certified as a “Great Place to Work.” In 2022 Aimco refreshed its ESG policies, adopted a new human rights policy, performed first-time climate risk assessments for its portfolio, and began reporting to the TCFD. This resulted in a payout on the ESG goal of 18.00% for each of the NEOs.

Due to Aimco’s overall achievement on each of its 2022 goals, Aimco’s overall KPI performance was 162%. Accordingly, each NEO was awarded 162% of the portion of his or her target STI attributable to KPI.

Various of the key financial indicators we use in managing our business and in evaluating our financial condition and operating performance are non-GAAP measures. Key non-GAAP measures we use are defined, described and, where appropriate, reconciled to the most comparable financial measures computed in accordance with GAAP under the Non-GAAP Measures heading within Part II, Item 7 in Aimco’s 2022 Annual Report.

Long-Term Incentive Compensation Awards for 2022

Under the 2022 LTI program for executive officers, four forms of LTI awards were granted to NEOs on February 2, 2022, as follows: (1) performance-based restricted stock, which was granted to Mr. Powell and Mses. Stanfield and Johnson, representing 50% of the 2022 LTI awards for Mr. Powell and approximately 54% of the respective 2022 LTI awards for Mses. Stanfield and Johnson; (2) performance-based stock options, which were granted to both Mr. Powell, representing 50% of his 2022 LTI awards, and to Ms. Johnson, representing approximately 13% of her 2022 LTI awards; (3) performance-based LTIP Units, which were granted to Ms. Stanfield, representing approximately 13% of her 2022 LTI awards; and (4) time-based restricted stock, which was granted to Mses. Stanfield and Johnson, representing one-third of their respective 2022 LTI awards, with one-third of the awards vesting on each anniversary of the grant date. Aimco refers to the performance-based restricted stock, performance-based stock options, and performance-based LTIP Units as “performance-based LTI awards” because the amount of restricted stock, stock options, and LTIP Units that vest, if any, is determined based on Aimco’s relative TSR performance during a forward looking, three-year performance period, as described in detail below.

2023 PROXY STATEMENT	63

The Committee typically sets grant dates for LTI awards at the time of its final compensation determination, generally in late January or early February.

2022 CEO LTI EQUITY MIX	2022 OTHER NEOs LTI EQUITY MIX

The amount of performance-based LTI awards granted in 2022 that may vest are determined in accordance with the following TSR performance metrics:

Metric and Performance Level(1) (relative performance stated as basis points above or below index performance or percentile rank)(2)

	Threshold 50%	Target 100%	Maximum 200%

Relative to Russell 2000 Value Index (1/3 Weighting)	-350 bps	+50 bps	+500 bps

Relative to FTSE NAREIT Equity Apartments Index (1/3 Weighting)	-350 bps	+50 bps	+500 bps

Relative to Identified Peer Group (1/3 Weighting)(3)	30th Percentile	55th Percentile	80th Percentile

(1)	The relative metrics above reflect the metrics used for the awards made in 2022 for the three-year forward looking performance period ending on December 31, 2024.

(2)	If absolute TSR for the three-year forward looking performance period is negative, any portion of the LTI award achieved above target will not vest until absolute TSR is once again positive.

(3)

The identified peer group, developed by the Committee with the assistance of its independent executive compensation consultant, consisted of the following 13 real estate companies: Armada Hoffler Properties, Inc.; Centerspace (formerly known as Investors Real Estate Trust); Clipper Realty, Inc.; Elme Communities (formerly known as Washington Real Estate Investment Trust); Five Point Holdings, LLC; Forestar Group, Inc.; Howard Hughes Corp.; Independence Realty Trust, Inc.; JBG SMITH Properties; Stratus Properties, Inc.; The St. Joe Company; Tejon Ranch Co.; and Veris Residential (formerly known as Mack-Cali Realty Corp)..

64	AIMCO

Such metrics apply to the performance-based restricted stock granted to Mr. Powell and Mses. Stanfield and Johnson, the performance-based stock options granted to Mr. Powell and Ms. Johnson, and the performance-based LTIP Units granted to Ms. Stanfield. The Committee set threshold performance to pay out at 50%; target performance to pay out at 100%; and maximum performance to pay out at 200%. Performance below threshold will result in no payout. If performance is between threshold and target or between target and maximum, the amount of the payout will be interpolated. Performance-based LTI awards vest 100% following the end of the three-year performance period (based on attainment of TSR targets), for a three-year plan from start to finish, illustrated below, subject to the grantee’s continued service to Aimco, and subject to a delay if absolute TSR for the three-year forward looking performance period is negative.

For the purpose of calculating the number of shares of performance-based restricted stock to be granted to Mr. Powell and Mses. Stanfield and Johnson, the dollar amount allocated to restricted stock was divided by $7.32 per share, which price was calculated by a third party financial firm with particular expertise in the valuation of performance-based restricted stock. The share award agreements to which the performance-based restricted shares were granted do not provide for the payment of dividends, if any, until the shares are earned. Dividends, if any, accrue during the performance period.

For the purpose of calculating the number of shares subject to the performance-based stock options to be granted to Mr. Powell and Ms. Johnson, the dollar amount allocated to stock options was divided by $2.82, which price was calculated by a third party financial firm with particular expertise in the valuation of performance-based stock options. The stock options as granted had an exercise price of $6.96, which was the closing price of Aimco’s stock on the grant date and equal to the fair market value of Aimco’s Common Stock on the grant date.

Ms. Stanfield’s performance-based LTIP Units are intended to constitute profits interests within the meaning of the Internal Revenue Code, with Ms. Stanfield being granted the ability to participate in the appreciation of value of Aimco that took place after these LTIP Units were granted, subject to their vesting. For the purpose of calculating the number of shares subject to these LTIP Units, the dollar amount allocated to LTIP Units was divided by $2.84, which price was calculated by a third party financial firm with particular expertise in the valuation of such LTIP Units. The performance-based LTIP Units as granted had a conversion price of $6.96, which was the closing price of Aimco’s stock on the grant date and equal to the fair market value of Aimco’s Common Stock on the grant date.

2023 PROXY STATEMENT	65

For the purpose of calculating the number of shares of time-based restricted stock to be granted to Mses. Stanfield and Johnson, the dollar amount allocated to restricted stock was divided by $6.84, which the average closing trading price of Aimco’s Common Stock for the five-day trading period up to and including the date of the grant

NEO Compensation for 2022

CEO Compensation. The Committee determined Mr. Powell’s STI for 2022 would be based entirely on Aimco’s performance against corporate goals, described above. The Committee calculated Mr. Powell’s STI by multiplying his STI target of $688,000 by 162.00%, which was the Committee’s payout determination having reviewed Aimco’s overall performance against corporate goals, as described in detail above. The Committee granted Mr. Powell’s LTI in the form of restricted stock and stock options on February 2, 2022, for the three-year performance period from January 1, 2022, through December 31, 2024; the LTI grant is entirely at risk, based on relative returns over the performance period. Mr. Powell’s 2022 target compensation and incentive compensation is summarized as follows:

		Target Total Incentive Compensation		2022 Incentive Compensation
				STI	LTI

Target Total Compensation ($)	Paid Base ($)	STI ($)	LTI ($)	($)(1)	Time-Based Equity ($)	Performance- Based ‘Equity- Restricted Stock ($)(2)	Performance- Based ‘Equity- Stock Options ($)(2)

2,338,000	550,000	688,000	1,100,000	1,114,560	—	550,000	550,000

(1)	Amount shown reflects the amount of 2022 STI paid to Mr. Powell.

(2)

Amount shown reflects a 100% payout that would result from achieving “target” performance. Actual payout may range from 0% to 200% of this amount depending on performance results over the forward looking, three-year performance period ending December 31, 2024. The number of shares or options that are earned, if any, will vest 100% following the end of the three-year performance period, for a three-year vesting period.

Other NEO Compensation. For Mses. Stanfield and Johnson, an allocation of the target STI was made as follows: 50% of the target STI was calculated based on Aimco’s performance against KPI and 50% of the target STI was calculated based on each executive’s achievement of her individual MAP goals. As described above, Aimco’s KPI performance was 162.00%. Accordingly, each was awarded 162.00% of the portion of her STI attributable to KPI.

In determining the MAP achievement component of 2022 STI, Mr. Powell determined that: Ms. Stanfield’s MAP achievement would be paid at 200% of target for her contributions to Aimco’s balance sheet and to finance, capital allocation, and tax; and Ms. Johnson’s MAP achievement would be paid at 200% of target for her leadership over legal matters, human capital, and ESG efforts. The Committee reviewed and approved Mr. Powell’s determinations with respect to Mses. Stanfield and Johnson. As described above, LTI for Mses. Stanfield and Johnson was granted on February 2, 2022, in the form of restricted stock, stock options, and/or LTIP Units. Target compensation and incentive compensation for 2022 for Mses. Stanfield and Johnson is summarized as follows:

			Target Total Incentive Compensation		2022 Incentive Compensation ($)
					STI	LTI

	Target Total Compensation ($)	Paid Base ($)	STI ($)	LTI ($)	($)(1)	Time-Based Restricted Stock ($)(2)	Performance- Based Equity- Stock ($)(3)	Performance- Based Equity- Profits Interest LTIP Units ($)(3)	Performance- Based Equity- Stock Options ($)(3)

Ms. Stanfield	1,358,000	450,000	383,000	525,000	693,230	175,000	280,000	70,000	—

Ms. Johnson	1,066,000	395,000	296,000	375,000	535,760	125,000	200,000	—	50,000

66	AIMCO

(1)	Amounts shown reflect the 2022 STI paid to each of Mses. Stanfield and Johnson.

(2)	Comprises one-third of the LTI target, vesting ratably over three years, and is for the purpose of attracting and retaining key talent integral to the success of Aimco.

(3)

Amounts shown reflect a 100% payout of the performance-based shares resulting from achieving “target” performance. Actual payouts will be in a range of 0% to 200% of these amounts, depending on performance results for the three-year performance period from January 1, 2022, through December 31, 2024.

Determination Regarding 2020 Performance Share Awards. As part of the 2020 LTI program, the Company granted performance-share awards that might be earned based on relative TSR as compared to the FTSE NAREIT Equity Apartments Index (60% weighting) and the MSCI US REIT Index (40% weighting) over a three-year performance period ending on December 31, 2022, with awards vesting 50% following the end of the three-year performance period (based on attainment of TSR targets) and 50% one year later, for a four-year plan from start to finish. Post Spinoff, the Committee determined that Aimco’s TSR would be combined with AIR’s TSR for the period from December 15, 2020, through December 31, 2022 for the 2020 (and 2019) performance-based awards. On February 1, 2023, the Committee determined that Aimco’s three-year TSR (combined with AIR’s TSR for the period from December 15, 2020, through December 31, 2022, as described in the chart below) was 180 basis points higher than the FTSE NAREIT Equity Apartments Index and 490 basis points lower than the MSCI US REIT Index for the three-year performance period ending on December 31, 2022, resulting in the number of shares being earned at approximately 82% of target for Mr. Powell and Ms. Stanfield. Factoring in the portion of 2020 LTI that was for the purpose of retention, the realized LTI compensation for Mr. Powell and Ms. Stanfield was 88% of target. Had the 2020 performance-share awards been based solely on Aimco TSR, the maximum payout of 200% would have been achieved, because Aimco’s TSR (excluding AIR’s TSR) was 2,390 basis points higher than the FTSE NAREIT Equity Apartments Index and 1,720 basis points higher than the MSCI US REIT Index for the three-year performance period ending on December 31, 2022.

The chart below summarizes the results for the 2020 performance share awards, and provides performance as of December 31, 2022, for the “in progress” 2022 and 2021 and performance share awards.

Long Term Incentive Plan Award Status

Three-Year Performance Period	2020	2021	2022	2023	2024	Status	CEO% Payout(1)(2)	Other NEOs(2)

2022 – 2024			33% Completed			Tracking at Maximum as of 12/31/22	200%(3)	167%(3)

2021 – 2023		67% Completed				Tracking at Maximum as of 12/31/22	200%(3)	167%(3)

2020 – 2022	100% Completed					Payout Achieved Between Threshold and Target	88%(4)	88%(4)

(1)	Beginning in 2021, coinciding with his promotion to CEO, 100% of the LTI award for Mr. Powell is performance-based, or at risk, based entirely on relative TSR.

(2)

Two-thirds of the LTI awards for the other NEOs (and for Mr. Powell prior to 2021) are performance-based, or at risk, based on relative TSR, and the remaining one-third of the LTI awards are for the purpose of retention, or time-based. Payouts shown include the time-based portion of the awards.

(3)	Amounts reflect performance of “in progress” awards as of December 31, 2022.

(4)

Post Spinoff, the Committee determined that Aimco’s TSR would be combined with AIR’s TSR for the period from December 15, 2020, through December 31, 2022 for the 2020 (and 2019) performance-based awards. Had the 2020 performance-share awards been based solely on Aimco TSR, the maximum payout would have been achieved.

OTHER COMPENSATION

From time to time, Aimco determines to provide executive officers with additional compensation in the form of discretionary cash or equity awards. Aimco did not provide any such awards to the NEOs in 2022.

2023 PROXY STATEMENT	67

POST-EMPLOYMENT COMPENSATION AND EMPLOYMENT AND SEVERANCE ARRANGEMENTS

401(k) Plan

Aimco provides a 401(k) plan that is offered to all Aimco teammates. Aimco matches 100% of participant contributions to the extent of the first 3% of the participant’s eligible compensation and 50% of participant contributions to the extent of the next 2% of the participant’s eligible compensation. For 2022, the maximum match by Aimco was $12,200, which was the amount that Aimco matched for each of Mr. Powell and Mses. Stanfield and Johnson’s 2022 401(k) contributions.

Other than the 401(k) plan, Aimco does not provide post-employment benefits. Aimco does not maintain a defined benefit pension plan, a supplemental executive retirement plan, or any other similar arrangements.

Executive Employment Arrangements

2021 Powell Employment Agreement. On October 27, 2021, Aimco Development Company, LLC, an affiliate of the Company and the employer entity for Aimco’s employees, entered into an employment agreement with Mr. Powell (the “2021 Employment Agreement”). The Committee evaluated the terms of the 2021 Employment Agreement in comparison to those of the CEOs of Aimco’s peers. The 2021 Employment Agreement is for a term expiring on December 31, 2022. The 2021 Employment Agreement provides that on December 31, 2022, and on each subsequent one-year anniversary thereafter, the agreement shall be renewed for an additional one-year term unless either party gives written notice of intent not to renew to the other party at least 60 days before the end of the then calendar year. On December 31, 2022, the 2021 Employment Agreement was renewed for an additional one-year term.

The 2021 Employment Agreement provides that the Committee shall review and set Mr. Powell’s target total compensation on an annual basis in comparison to compensation paid to the Company’s peers, taking into consideration experience, performance, and other relevant factors.

Pursuant to the 2021 Employment Agreement, upon termination of Mr. Powell’s employment by Aimco Development Company, LLC without cause, or by Mr. Powell for good reason, Mr. Powell is generally entitled to: (a) a lump sum cash payment equal to two times the sum of (i) his annual base salary for the calendar year of the date of termination, and (ii) his target annual bonus for the calendar year of the date of termination; (b) any short-term incentive bonus earned but unpaid for a prior fiscal year (the “Prior Year STI”); (c) a pro-rata portion of the short-term incentive bonus he would have earned for the year in which the termination occurs, based on the actual achievement of the applicable performance targets (the “Pro Rata STI”); and (d) an amount equal to the monthly COBRA premium for health and welfare plan coverage for Mr. Powell and his coverage dependents in effect on the date of termination (the “monthly COBRA reimbursement”) multiplied by 24 months. The vesting and exercise of any equity awards held Mr. Powell on the date of termination would be determined in accordance with the applicable incentive plan and award agreement.

In the event of termination of Mr. Powell’s employment by Aimco without cause, or by Mr. Powell for good reason, in either case, within the period commencing six months prior to and ending 24 months following a “Change in Control” (as defined in the 2021 Employment Agreement), then in lieu of the severance benefits described above, Mr. Powell will be entitled to: (a) a lump sum cash payment equal to three times the sum of (i) his annual base salary for the calendar year of the date of termination, and (ii) his target annual bonus for the calendar year of the date of termination; (b) the Prior Year STI; (c) the Pro Rata STI; (d) the monthly COBRA reimbursement multiplied by 36 months; and (e) 100% accelerated vesting of any unvested equity awards then held by Mr. Powell.

68	AIMCO

The 2021 Employment Agreement provides that if Mr. Powell’s employment is terminated by reason of his death or disability, then Mr. Powell will be eligible to receive the Prior Year STI and the Pro Rata STI. The vesting and exercise of any equity awards held by Mr. Powell at the time of his death or disability would be determined in accordance with the applicable incentive plan and award agreement.

In the event that any payment or benefit payable to Mr. Powell under the 2021 Employment Agreement would result in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Internal Revenue Code, then such payments and benefits will either be made and/or provided in full or will be reduced such that the excise tax under Section 280G is not applicable, whichever is least economically disadvantageous to Mr. Powell. The 2021 Employment Agreement does not provide for any excise tax or other tax “gross-up” payment.

All severance payments and benefits under the 2021 Employment Agreement are subject to applicable withholding obligations, Mr. Powell’s execution and non-revocation of a release of claims, and compliance with certain non-competition, non-disclosure, and non-solicitation covenants.

Neither Ms. Stanfield nor Ms. Johnson has an employment agreement.

Executive Severance Arrangements

Aimco has an executive severance policy that provides that Aimco shall seek stockholder approval or ratification of any future severance agreement for any senior executive officer that provides for benefits, such as lump-sum or future periodic cash payments or new equity awards, in an amount in excess of 2.99 times such executive officer’s base salary and bonus. Compensation and benefits earned through the termination date, the value of vesting or payment of any equity awards outstanding prior to the termination date, pro rata vesting of any other long-term awards, or benefits provided under plans, programs or arrangements that are applicable to one or more groups of employees in addition to senior executives are not subject to the policy. It has been Aimco’s longstanding practice not to provide excessive severance arrangements.

Executive Severance Policy. On February 22, 2018, the Committee adopted the Apartment Investment and Management Company Executive Severance Policy (the “Executive Severance Policy”). The Executive Severance Policy superseded and replaced any employment agreement or other plan, policy or practice involving the payment of severance benefits to participants under the Executive Severance Policy. On April 28, 2021, the Committee amended the Executive Severance Policy in accordance with recommendations provided by the Committee’s compensation consultant to bring the policy in line with market. On October 27, 2021, the Committee amended the Executive Severance Policy to remove severance provisions for the Chief Executive Officer in connection with the Committee’s approval of an employment agreement for Mr. Powell that includes severance provisions that are consistent with the severance to which he may otherwise become entitled under the Executive Severance Policy. The Company’s Executive Vice Presidents, as determined on the records of the Company and any other entities through which the operations of the Company are conducted, are eligible to participate in the Executive Severance Policy. Each of Mses. Stanfield and Johnson are participants under the Executive Severance Policy.

The Executive Severance Policy provides that if the Company terminates a participant’s employment without “Cause,” or if the participant terminates his or her employment for “Good Reason” (each as defined in the Executive Severance Policy), then the participant will be eligible to receive the following benefits:

•	a lump sum payment equal to the sum of (i) the annual base salary for the calendar year of the date of termination, and (ii) the target annual bonus for the calendar year of the date of termination;

2023 PROXY STATEMENT	69

•

a pro-rata portion of the short-term incentive bonus the participant would have earned for the year in which the termination occurs, based on the actual achievement of the applicable performance targets; and

•	with respect to each participant, an amount equal to their monthly COBRA premium reimbursement, multiplied by 18 months.

The vesting and exercise of any equity awards held by a participant on the date of termination will be determined in accordance with the applicable incentive plan and award agreement.

Pursuant to the terms of the Executive Severance Policy, if the Company terminates a participant’s employment without Cause, or if the participant terminates his or her employment for Good Reason, in either case, within the period commencing six months prior to and ending 24 months following a “Change in Control” (as defined in the Executive Severance Policy), then in lieu of the severance benefits described above the participant will be eligible to receive the following benefits:

•

a lump sum payment equal to two times the sum of (i) the annual base salary for the calendar year of the date of termination, and (ii) the target annual bonus for the calendar year of the date of termination;

•

a pro-rata portion of the short-term incentive bonus the participant would have earned for the year in which the termination occurs, based on the actual achievement of the applicable performance targets;

•	with respect to each participant, the monthly COBRA reimbursement multiplied by 24 months; and

•	100% accelerated vesting of any unvested equity awards then-held by the participant.

The Executive Severance Policy provides that if the employment of the participant is terminated by reason of the participant’s death or disability, then the participant will be eligible to receive a pro-rated bonus for the year of termination. In addition, the vesting and exercise of any equity awards held by the participant at the time of his or her death or disability will be determined in accordance with the applicable incentive plan and award agreement.

In the event that any payment or benefit payable to a participant under the Executive Severance Policy would result in the imposition of excise taxes under the “golden parachute” provisions of Section 280G of the Internal Revenue Code, then such payments and benefits will either be made and/or provided in full or will be reduced such that the excise tax under Section 280G is not applicable, whichever is least economically disadvantageous to the participant. The Executive Severance Policy does not provide for any excise tax or other tax “gross-up” payment.

All severance payments and benefits under the Executive Severance Policy are subject to applicable withholding obligations, the participant’s execution and non-revocation of a release of claims, and compliance with certain non-competition, non-disclosure and non-solicitation covenants set forth in a restrictive covenant agreement that is appropriate for the participant’s position.

The Executive Severance Policy will remain in effect, subject to amendment, until terminated by the Board. The Board may terminate or amend the Executive Severance Policy at any time, so long as at least 90 days’ prior notice is provided to any participant if the termination or amendment of the Executive Severance Policy would materially or adversely affect the rights of the participant.

Non-Competition and Non-Solicitation Agreements

Effective in connection with their promotions by Aimco for Mr. Powell and Mses. Stanfield and Johnson, Aimco entered into certain non-competition and non-solicitation agreements with each executive. Mr. Powell’s

70	AIMCO

non-competition and non-solicitation agreement was replaced by his 2021 Employment Agreement. Pursuant to these agreements, each of these NEOs agreed that during the term of his or her employment with the Company and for a period of two years following the termination of his or her employment, except in circumstances where there was a change in control of the Company, he or she would not (i) be employed by a competitor of the Company described on a schedule to the agreement, (ii) solicit other employees to leave the Company’s employment, or (iii) solicit customers of Aimco to terminate their relationship with the Company. The agreements further require that the NEOs protect Aimco’s trade secrets and confidential information. For Mr. Powell, the non-solicitation requirement survives a change in control of the Company. For Mses. Stanfield and Johnson, the agreements provide that in order to enforce the above-noted non-competition condition following the executive’s termination of employment by the Company without cause, the executive will receive, for a period not to extend beyond the earlier of 24 months following such termination or the date of acceptance of employment with a non-competitor, (i) non-compete payments in an amount, if any, to be determined by the Company in its sole discretion and (ii) a monthly payment equal to two-thirds of such executive’s monthly base salary at the time of termination. For purposes of these agreements, “cause” is defined to mean, among other things, the executive’s (i) breach of the agreement, (ii) failure to perform required employment services, (iii) misappropriation of Company funds or property, (iv) conviction, plea of guilty, or plea of no contest to a crime involving fraud or moral turpitude, or (v) negligence, fraud, breach of fiduciary duty, misconduct or violation of law.

Equity Award Agreements

Double Trigger Vesting Upon Change in Control. The award agreements pursuant to which restricted stock, stock option, and/or LTIP Unit awards have been granted to Mr. Powell and Mses. Stanfield and Johnson, as applicable, provide that if (i) a change in control occurs and (ii) the executive’s employment with the Company is terminated either by the Company without cause or by the executive for good reason, in either case, within the period commencing six months prior to and ending 24 months following a change in control, then (a) for time-based restricted stock and/or LTIP Unit awards, all outstanding shares of restricted stock and LTIP Units shall become immediately and fully vested, and (b) for performance-based restricted stock, stock options, and/or LTIP Unit awards, all outstanding shares of restricted stock, stock options, and/or LTIP Units shall become immediately and fully vested based on the higher of actual or target performance through the truncated performance period ending on the date of the change in control, and all vested stock options will remain exercisable for the remainder of the term of the option.

Accelerated Vesting Upon Termination of Employment Due to Death or Disability. The award agreements pursuant to which restricted stock, stock option, and/or LTIP Unit awards have been granted to Mr. Powell and Mses. Stanfield and Johnson, as applicable, provide that upon a termination of employment due to death or disability, then (a) for time-based restricted stock and/or LTIP Unit awards, all outstanding shares of restricted stock and LTIP Units shall become immediately and fully vested, and (b) for performance-based restricted stock, stock option, and/or LTIP Unit awards, all outstanding shares of restricted stock, stock options, and/or LTIP Units shall become immediately and fully vested based on the higher of actual or target performance through the truncated performance period ending on the date of termination, and all vested stock options will remain exercisable for the remainder of the term of the option.

OTHER BENEFITS; PERQUISITE PHILOSOPHY

Aimco’s executive officer benefit programs are substantially the same as for all other eligible officers and employees. Aimco does not provide executives with more than minimal perquisites, such as reserved parking places.

2023 PROXY STATEMENT	71

STOCK OWNERSHIP GUIDELINES AND REQUIRED HOLDING PERIODS AFTER VESTING

Aimco believes that it is in the best interest of Aimco’s stockholders for Aimco’s executive officers to own Aimco equity. Every year, the Committee and CEO review Aimco’s stock ownership guidelines, each executive officer’s holdings in light of the stock ownership guidelines, and each executive officer’s accumulated realized and unrealized restricted stock, stock option, and LTIP Unit gains. The Committee updated the stock ownership guidelines in April 2022.

Equity ownership guidelines for all executive officers are determined as a multiple of the executive’s base salary. The Committee and management have established the following stock ownership guidelines for Aimco’s executive officers:

Officer Position	Ownership Target

Chief Executive Officer	5x base salary

Other Executive Vice Presidents	3x base salary

Any executive officer who has not satisfied the stock ownership guidelines must, until the stock ownership guidelines are satisfied, hold 50% of any restricted stock that vests, after deduction of restricted stock sold for payment of income taxes related to the vesting, and hold shares equal to 50% of (i) the value realized upon option exercises less (ii) related income taxes.

Each of Mr. Powell and Mses. Stanfield and Johnson exceeded the ownership targets established in Aimco’s stock ownership guidelines as of the date of this filing.

ROLE OF OUTSIDE CONSULTANTS

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee. In 2022, the Committee engaged Willis Towers Watson to advise the Committee regarding Aimco’s executive compensation plan. Willis Towers Watson did not provide other services to Aimco. The Committee assessed the independence of Willis Towers Watson pursuant to SEC rules and concluded that Willis Towers Watson is independent.

The Committee directed Willis Towers Watson to: (i) perform studies of competitive compensation practices; (ii) develop conclusions and recommendations regarding Aimco’s executive compensation plans for consideration by the Committee; (iii) identify an executive compensation peer group; (iv) perform a benchmarking analysis of the base salary, STI, and LTI of the NEOs relative to competitive practices; (v) advise the Committee regarding stock ownership guidelines for the NEOs; and (vi) perform an assessment of the risks contained in Aimco’s incentive compensation plans.

BASE SALARY, INCENTIVE COMPENSATION, AND EQUITY GRANT PRACTICES

Base salary adjustments typically take effect on January 1. The Committee (for the CEO) and the CEO, in consultation with the Committee (for the other executive officers), determine incentive compensation in late January or early February. STI is typically paid in February or March. LTI is granted on a date determined by the Committee, typically in late January or early February.

Aimco grants equity in three scenarios: in connection with its annual incentive compensation program as discussed above; in connection with certain new-hire or promotion packages; and for purposes of retention.

72	AIMCO

With respect to LTI, the Committee sets the grant date for the restricted stock, stock option, and LTIP Unit grants. The Committee typically sets grant dates at the time of its final compensation determination, generally in late January or early February. The date of determination and date of award are not selected based on share price. In the case of new-hire packages that include equity awards, grants are made on the executive’s start date or on a date designated in advance based on the passage of a specific number of days after the executive’s start date. For non-executive officers, as provided for in the 2015 Plan, the Committee has delegated the authority to make equity awards, up to certain limits, to the Chief Financial Officer (Ms. Stanfield) and/or Corporate Secretary (Ms. Johnson). The Committee and Mses. Stanfield and Johnson time grants without regard to the share price or the timing of the release of material non-public information and do not time grants for the purpose of affecting the value of executive compensation.

2023 COMPENSATION TARGETS

Based on comparison to compensation paid to CEOs at Aimco’s peers, the Committee set Mr. Powell’s target total compensation (base compensation, STI and LTI) for 2023 at approximately $3.9 million, which approximated the peer median. Mr. Powell, in consultation with and approval from the Committee, set target total compensation (base compensation, STI and LTI) for 2023 for the other NEOs to approximate the peer median, as follows: Ms. Stanfield — $1.8 million; and Ms. Johnson — $1.4 million. Aimco performance will determine the amounts paid for 2023 STI and the portion of LTI awards that vest, and such amounts may be less than, or in excess of, these target amounts. STI will be paid in cash. The LTI was granted on February 1, 2023, and was in the form of restricted stock.

ACCOUNTING TREATMENT AND TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

The Committee generally considers the accounting treatment and tax implications of the compensation awarded or paid to our executives. Grants of equity compensation awards under our long-term incentive program are accounted for under FASB ASC Topic 718. Section 162(m) of the Internal Revenue Code was amended on December 22, 2017, by the Tax Cuts and Jobs Act (the “Tax Act”). Under the Tax Act, Section 162(m) applies to each employee who serves as the Company’s principal executive officer or principal financial officer during the taxable year, each other employee of the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year beginning after December 31, 2016. The Tax Act also eliminated the performance-based compensation exception with respect to tax years beginning after December 31, 2017, but includes a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2018, and not materially modified after that date. The Company has awarded, and will continue to award, compensation as it considers appropriate that does not qualify for deductibility under Section 162(m).

2023 PROXY STATEMENT	73

Compensation and Human Resources Committee Report to Stockholders

The Compensation and Human Resources Committee held five meetings during the year ended December 31, 2022. The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based upon such review, the related discussions, and such other matters deemed relevant and appropriate by the Compensation and Human Resources Committee, the Compensation and Human Resources Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement to be delivered to stockholders.

Date: July 26, 2023

QUINCY L. ALLEN

PATRICIA L. GIBSON

JAY PAUL LEUPP

SHERRY L. REXROAD

DEBORAH SMITH

R. DARY STONE

JAMES P. SULLIVAN

KIRK A. SYKES (CHAIRMAN)

The above report will not be deemed to be incorporated by reference into any filing by Aimco under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Aimco specifically incorporates the same by reference.

74	AIMCO

Summary Compensation Table

The table below summarizes the compensation for the years 2022, 2021 and 2020 attributable to each of the NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Wes Powell —	2022	550,000	—	550,003	(5)	550,002	(5)	1,196,516	12,200	2,858,721

President and Chief Executive Officer	2021	525,000	—	3,123,148		964,228		827,662	5,160	5,445,198
	2020	450,000	175,000	501,417		—		630,437	2,850	1,759,704

H. Lynn C. Stanfield —	2022	450,000	—	528,077	(6)	—		805,753	12,200	1,796,030

Executive Vice President and Chief Financial Officer	2021	425,000	—	2,354,344		—		633,332	5,160	3,417,836
	2020	425,000	350,000	423,975		—		616,642	2,850	1,818,467

Jennifer Johnson —	2022	395,000	—	327,198	(7)	50,001(7)		774,309	12,200	1,558,708

Executive Vice President, Chief Administrative Officer and General Counsel	2021	371,280	—	1,558,035		—		617,877	5,160	2,552,352
	2020	362,440	250,000	—		—		482,179	2,850	1,097,469

(1)

This column represents the aggregate grant date fair value of stock awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column for 2022, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in the 2022 Annual Report.

The amounts shown in this column for 2022 include the grant date fair value of the performance-based restricted stock awards or performance based LTIP Unit awards, as applicable, granted in 2022 based on the probable outcome of the performance condition to which such awards are subject, which was calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. Based on the foregoing, the grant date fair value is $7.32 per share for the performance-based restricted stock awards granted to each of Mr. Powell and Mses. Stanfield and Johnson, and $2.84 per LTIP Unit granted to Ms. Stanfield, that are based on relative TSR performance. The grant date fair value of the performance-based restricted stock awards, assuming achievement at the maximum level of performance, is $1,100,006 for Mr. Powell, $560,009 for Ms. Stanfield, and $400,009 for Ms. Johnson. The grant date fair value of the performance-based LTIP Unit award, assuming achievement at the maximum level of performance, is $140,001 for Ms. Stanfield.

(2)

This column represents the aggregate grant date fair value of the option awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column for 2022, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in the 2022 Annual Report.

The amounts shown in this column for 2022 include the grant date fair value of the performance-based stock options granted in 2022 based on the probable outcome of the performance condition to which such option is subject, which was calculated by a third-party consultant using a Monte Carlo valuation model. Based on the foregoing, the grant date fair value is $2.82 per underlying share of the options. The grant date fair value of the options, assuming achievement at the maximum level of performance, is $1,100,003 for Mr. Powell and $100,003 for Ms. Johnson.

(3)

For Mr. Powell, the amount shown equals the sum of $1,114,560, representing the STI bonus that was paid to him on February 21, 2023, and $81,956, representing a payout in 2022 pursuant to a prior year long-term cash grant. For Ms. Stanfield, the amount shown equals the sum of $693,230, representing the STI bonus that was paid to her on February 21, 2023, and $112,523, representing a payout in 2022 pursuant to prior year long-term cash grants. For Ms. Johnson, the amount shown equals the sum of $535,760, representing the STI bonus that was paid to her on February 21, 2023, and $238,549 representing a payout in 2022 pursuant to prior year long-term cash grants.

(4)	Includes non-discretionary matching contributions under Aimco’s 401(k) plan.

(5)

Equity awards for Mr. Powell in 2022 include a 2022 LTI award consisting of 75,137 shares of performance-based restricted stock and a performance-based non-qualified stock option to purchase 195,036 shares, in each case, for the forward looking, three-year performance period from January 1, 2022, through December 31, 2024, with the number of shares or option shares earned, if any, vesting 100% following the end of the three-year performance period.

2023 PROXY STATEMENT	75

(6)

Equity awards for Ms. Stanfield in 2022 include a 2022 LTI award consisting of the following: (i) 25,585 shares of time-based restricted stock, vesting one-third on each anniversary of the grant date; and (ii) 38,252 shares of performance-based restricted stock and 24,648 performance-based LTIP Units, in each case, for the forward looking, three-year performance period from January 1, 2022, through December 31, 2024, with the number of shares or units earned, if any, vesting 100% following the end of the three-year performance period.

(7)

Equity awards for Ms. Johnson in 2022 include a 2022 LTI award consisting of the following: (i) 18,275 shares of time-based restricted stock, vesting one-third on each anniversary of the grant date; and (ii) 27,323 shares of performance-based restricted stock and a performance-based non-qualified stock option to purchase 17,731 shares, in each case, for the forward looking, three-year performance period from January 1, 2022, through December 31, 2024, with the number of shares or option shares earned, if any, vesting 100% following the end of the three-year performance period.

Grants of Plan-Based Awards in 2022

The following table provides details regarding plan-based awards granted to the NEOs during the year ended December 31, 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All other Option Awards Number of Securities Underlying Options(4)			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)		Threshold (#)	Target (#)	Maximum (#)

Wes Powell	2/2/2022	344,000	688,000	1,376,000
	2/2/2022				37,569	75,137	150,274						550,003

	2/2/2022								97,518	195,036	390,072	6.96	550,002

H. Lynn Stanfield	2/2/2022	191,500	383,000	766,000
	2/2/2022							25,585					178,072

	2/2/2022				19,126	38,252	76,504						280,005

	2/2/2022				12,324	24,648	49,296						70,000

Jennifer Johnson	2/2/2022	148,000	296,000	592,000
	2/2/2022							18,275					127,194

	2/2/2022				13,662	27,323	54,646						200,004

	2/2/2022								8,866	17,731	35,462	6.96	50,001

(1)

On February 2, 2022, the Committee made determinations of target total incentive compensation for 2022 based on achievement of Aimco’s five corporate goals for 2022, and achievement of specific individual objectives. Target total incentive compensation amounts were as follows: Mr. Powell — $1.788 million; Ms. Stanfield — $908,000; and Ms. Johnson — $671,000. The awards in this column indicate the 2022 STI portion of these target total incentive amounts — at threshold, target, and maximum performance levels. The actual 2022 STI awards earned by each of Mr. Powell, and Mses. Stanfield, and Johnson are as disclosed in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” See the discussion above under “CD&A — Total Compensation for 2022 — Short-Term Incentive Compensation for 2022.”

(2)

The amounts in this column include the number of shares underlying performance-based restricted stock (in the case of Mr. Powell and Mses. Stanfield and Johnson) and performance-based LTIP Units (in the case of Ms. Stanfield) granted on February 2, 2022, pursuant to their 2022 LTI award that may be earned – at threshold, target and maximum performance levels – based on relative TSR (one-third of each award is based on the Company’s TSR relative to each of the Russell 2000 Value Index, the FTSE NAREIT Equity Apartments Index, and Aimco’s identified peer group) over a three-year period from January 1, 2022, to December 31, 2024, with the number of shares or units earned, if any, vesting 100% on the later of the third anniversary of the grant date or the date on which performance is determined (but no later than March 15, 2025).

(3)

The amounts in this column reflect the number of shares of time-based restricted stock granted pursuant to the 2022 LTI award, vesting one-third on each anniversary of the grant date. The number of shares of restricted stock was determined based on the average of the closing trading prices of Aimco’s Common Stock on the NYSE on the five trading days up to and including the grant date, or $6.84.

(4)

The amounts in this column reflect the number of performance-based non-qualified stock options granted pursuant to the 2022 LTI award that may vest — at threshold, target and maximum performance levels — based on relative TSR (one-third of each award is based on the Company’s TSR relative to each of the Russell 2000 Value Index, the FTSE NAREIT Equity Apartments Index, and Aimco’s identified peer group) over a three-year period from January 1, 2022 to December 31, 2024, with the number of underlying shares earned, if any, vesting 100% on the later of the third anniversary of the grant date or the date on which performance is measured (but no later than March 15, 2025).

76	AIMCO

(5)

This column represents the aggregate grant date fair value of equity awards in the year granted computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants reflected in this column, refer to the Share-Based Compensation footnote to Aimco’s consolidated financial statements in the 2022 Annual Report.

The amounts shown in this column include the grant date fair value of the performance-based restricted stock awards or performance based LTIP Unit awards, as applicable, based on the probable outcome of the performance condition to which such awards are subject, which was calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718. Based on the foregoing, the grant date fair value is $7.32 per share for the performance-based restricted stock awards granted to each of Mr. Powell and Mses. Stanfield and Johnson, and $2.84 per LTIP Unit granted to Ms. Stanfield, that are based on relative TSR performance. The grant date fair value of the performance-based restricted stock awards, assuming achievement at the maximum level of performance, is $1,100,006 for Mr. Powell, $560,009 for Ms. Stanfield, and $400,009 for Ms. Johnson. The grant date fair value of the performance-based LTIP Unit award, assuming achievement at the maximum level of performance, is $140,001 for Ms. Stanfield.

The amounts shown in this column include the grant date fair value of the performance-based stock options based on the probable outcome of the performance condition to which such option is subject, which was calculated by a third-party consultant using a Monte Carlo valuation model. Based on the foregoing, the grant date fair value is $2.82 per underlying share of the options. The grant date fair value of the options, assuming achievement at the maximum level of performance, is $1,100,003 for Mr. Powell and $100,003 for Ms. Johnson.

2023 PROXY STATEMENT	77

Outstanding Equity Awards at Fiscal Year-End 2022

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2022, for the NEOs. The table also shows unvested and unearned stock awards assuming a market value of $7.12 per share (the closing market price of the Company’s Common Stock on the NYSE on December 30, 2022).

	Option Awards						Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Wes Powell			390,072	(2)	6.96	2/2/2032			150,274(3)	1,069,951

			634,400	(4)	6.66	4/28/2031			179,858(5)	1,280,589

							5,125(6)	36,490

							371,901(7)	2,647,935

							1,557(8)	11,086

							692(9)	4,927

							1,329(10)	9,462

H. Lynn C. Stanfield									76,504(3)	544,708

									49,296(11)	7,887

									135,892(5)	967,551

							6,858(12)	6,858

							3,267(13)	23,261

							25,585(14)	182,165

							22,998(15)	163,746

							247,934(7)	1,765,290

							1,323(16)	9,420

							649(17)	4,621

							1,245(18)	8,864

Jennifer Johnson			35,462	(2)	6.96	2/2/2032			54,646(3)	389,080

									76,816(5)	546,930

							18,275(14)	130,118

							13,000(15)	92,560

							175,984(7)	1,253,006

(1)

The information on unvested stock shown above has been adjusted, where applicable, to reflect additional shares received as a result of the special dividend paid in February 2019. Effective December 15, 2020, in connection with the Spinoff, the executive officers received a share or partnership unit of AIR for every share or partnership unit of Aimco, and partnership units were adjusted to preserve their pre-Spinoff value. The share amounts in this table reflect only the Aimco awards and corresponding values as of December 31, 2022. Amounts reflect the number of shares subject to the award that have not vested multiplied by the market value of $7.12 per share, which was the closing market price of Aimco’s Common Stock on December 30, 2022.

78	AIMCO

(2)

This option was granted on February 2, 2022, and, subject to relative TSR metrics set forth in the CD&A, vests 100% following the end of the three-year forward looking performance period. The amount shown in the table is the award at maximum.

(3)

This performance-based restricted stock award was granted on February 2, 2022, and, subject to relative TSR metrics set forth in the CD&A, vests 100% following the end of the three-year forward looking performance period. The amount shown in the table is the award at maximum.

(4)

This option was granted on April 28, 2021, and, subject to relative TSR metrics set forth in the CD&A, vests 50% following the end of the three-year forward looking performance period from January 1, 2021, through December 31, 2023, and 50% on January 27, 2025. The amount shown in the table is the award at maximum.

(5)

This performance-based restricted stock award was granted on April 28, 2021, and, subject to relative TSR metrics set forth in the CD&A, vests 50% following the end of the three-year forward looking performance period from January 1, 2021, through December 31, 2023, and 50% on January 27, 2025. The amount shown in the table is the award at maximum.

(6)

This performance-based restricted stock award was granted on January 28, 2020. The amount shown in the table represents the portion of the award that was earned based on relative TSR performance for the three-year performance period from January 1, 2020, through December 31, 2022, of which 50% vested on February 1, 2023, and the remaining 50% will vest on January 28, 2024. Mr. Powell holds a corresponding number of AIR shares with a value of $175,839.

(7)	This restricted stock award was granted on April 15, 2021, and vests 50% on each of the fourth and fifth anniversaries of the grant date.

(8)	This restricted stock award was granted on January 28, 2020, and vests 25% on each anniversary of the grant date. Mr. Powell holds a corresponding number of AIR shares with a value of $53,421.

(9)	This restricted stock award was granted on January 29, 2019, and vests 25% on each anniversary of the grant date. Mr. Powell holds a corresponding number of AIR shares with a value of $23,743.

(10)

This performance-based restricted stock award was granted on January 29, 2019. The amount shown in the table represents the portion of the award that was earned based on relative TSR performance for the three-year performance period from January 1, 2019, through December 31, 2021, of which 50% vested on January 29, 2022, and the remaining 50% vested on January 29, 2023. Mr. Powell holds a corresponding number of AIR shares with a value of $45,598.

(11)

This performance-based LTIP Unit award was granted on February 2, 2022, and, subject to relative TSR metrics set forth in the CD&A, vests 100% following the end of the three-year forward looking performance period. The amount shown in the table is the award at maximum.

(12)

This performance-based LTIP Unit award was granted on January 28, 2020. The amount shown in the table represents the portion of the award that was earned based on relative TSR performance for the three-year performance period from January 1, 2020, through December 31, 2022, of which 50% vested on February 1, 2023, and the remaining 50% will vest on January 28, 2024. Ms. Stanfield holds a corresponding number of AIR LTIP Units with a value of zero.

(13)

This performance-based LTIP Unit award was granted on January 28, 2020. The amount shown in the table represents the portion of the award that was earned based on relative TSR performance for the three-year performance period from January 1, 2020, through December 31, 2022, of which 50% vested on February 1, 2023, and the remaining 50% will vest on January 28, 2024. Ms. Stanfield holds a corresponding number of AIR LTIP Units with a value of $112,091.

(14)	This restricted stock award was granted on February 2, 2022, and vests one-third on each anniversary of the grant date.

(15)	This restricted stock award was granted on April 28, 2021, and vests 25% on each of January 27, 2022, January 27, 2023, January 27, 2024, and January 27, 2025.

(16)	This LTIP Unit award was granted on January 28, 2020, and vests 25% on each anniversary of the grant date. Ms. Stanfield holds a corresponding number of AIR LTIP Units with a value of $45,392.

(17)	This LTIP Unit award was granted on January 29, 2019, and vests 25% on each anniversary of the grant date. Ms. Stanfield holds a corresponding number of AIR LTIP Units with a value of $22,267.

(18)

This performance-based LTIP Unit award was granted on January 19, 2019. The amount shown in the table represents the portion of the award that was earned based on relative TSR performance for the three-year performance period from January 1, 2019, through December 31, 2021, of which 50% vested on January 29, 2022, and the remaining 50% vested on January 29, 2023. Ms. Stanfield holds a corresponding number of AIR LTIP Units with a value of $42,716.

2023 PROXY STATEMENT	79

Option Exercises and Stock Vested in 2022

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during the year ended December 31, 2022, for the persons named in the Summary Compensation Table above.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Wes Powell	—	—	5,317	36,488

H. Lynn Stanfield	—	—	14,981	106,819

Jennifer Johnson	—	—	4,334	28,474

(1)	Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)	Amounts reflect the market price of the stock on the day the shares of restricted stock vested.

Potential Payments Upon Termination or Change in Control

The NEOs are entitled to certain severance payments and benefits upon a qualifying termination of employment or, in the case of a change in control, double trigger accelerated vesting of equity awards in the event of a qualifying termination of employment that occurs within one year following a change in control. The terms of these arrangements are described under “CD&A — Post-Employment Compensation and Employment and Severance Arrangements — Executive Employment Arrangements, Executive Severance Arrangements, and Equity Award Agreements” above.

In the table that follows, potential payments and other benefits payable upon termination of employment and change in control situations are set out as if the conditions for payments had occurred and/or the terminations took place on December 31, 2022. In setting out such payments and benefits, amounts that had already been earned as of the termination date, including 2022 STI, which would have been earned as of the termination date but not yet paid, are not shown. Also, benefits that are available to all full-time regular employees when their employment terminates are not shown. The amounts set forth below are estimates of the amounts that could be paid out to the NEOs upon their termination. The actual amounts to be paid out can only be determined at the time of such NEOs’ Spinoff from Aimco. The following table summarizes the potential payments under various scenarios if they had occurred on December 31, 2022.

	Value of Accelerated Stock and Stock Options ($)(1)					Severance ($)

Name	Change in Control Only	Double Trigger Change in Control	Death or Disability	Termination Without Cause	Termination For Good Reason	Death	Disability	Termination Without Cause		Termination For Good Reason		Termination Without Cause or For Good Reason in Connection with a Change in Control		Non- Compete Payments ($)(2)

Wes Powell	—	5,414,672	5,414,672	—	—	—	—	2,534,368	(3)	2,534,368	(3)	3,801,551	(4)	—

H. Lynn C. Stanfield	—	3,684,372	3,684,372	—	—	—	—	865,625	(5)	865,625	(5)	1,709,500	(6)	600,000

Jennifer Johnson	—	2,417,367	2,417,367	—	—	—	—	742,447	(5)	742,447	(5)	1,450,595	(6)	526,667

(1)	Amounts reflect value of accelerated restricted stock, stock options, and LTIP Units using the closing market price on December 30, 2022, of $7.12 per share.

(2)

Amounts assume the agreements were enforced by the Company and that non-compete payments in an aggregate amount equal to two-thirds of the executive’s monthly base salary would be payable for 24 months following the executive’s termination of employment by the Company without cause.

(3)

Amount consists of (i) a lump sum cash payment equal to two times the sum of base salary and target STI, and (ii) the monthly COBRA premium for health and welfare coverage for the executive and his dependents multiplied by 24 months, as payable pursuant to the 2021 Employment Agreement.

80	AIMCO

(4)

Amount consists of (i) a lump sum cash payment equal to three times the sum of base salary and target STI, and (ii) the monthly COBRA premium for health and welfare coverage for the executive and his dependents multiplied by 36 months, as payable pursuant to the 2021 Employment Agreement.

(5)

Amount consists of (i) a lump sum cash payment equal to the sum of base salary and target STI, and (ii) the monthly COBRA premium for health and welfare coverage for the executive and her dependents multiplied by 18 months, as payable pursuant to the Executive Severance Policy.

(6)

Amount consists of (i) a lump sum cash payment equal to two times the sum of base salary and target STI, and (ii) the monthly COBRA premium for health and welfare coverage for the executive and her dependents multiplied by 24 months, as payable pursuant to the Executive Severance Policy.

Chief Executive Officer Compensation and Employee Compensation

We believe that executive pay should be internally consistent and equitable to motivate our teammates to create stockholder value. In August 2015, pursuant to a mandate of the Dodd-Frank Act, the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the annual total compensation of the principal executive officer. The disclosure is required for fiscal years beginning on or after January 1, 2017. The annual total compensation for 2022 for Mr. Powell, our CEO, was $2,858,721, as reported under the heading “Summary Compensation Table.” Our median employee’s total compensation for 2022 was $177,320. As a result, we estimate that Mr. Powell’s 2022 total compensation was approximately 16 times that of our median employee.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining 2022 total compensation, consisting of base salary, annual bonus amounts, stock-based compensation (based on the grant date fair value of awards granted during 2022) and other incentive payments for all individuals who were employed by Aimco on December 31, 2022, other than our CEO. Our measuring date of December 31 remained the same as last year. We included all active employees and annualized the compensation for any employees who were not employed by Aimco for the full 2022 calendar year. After identifying the median employee based on 2022 total compensation, we calculated annual total compensation for such employee using the same methodology we use for our NEOs as set forth in the “Total” column in the Summary Compensation Table.

2023 PROXY STATEMENT	81

Pay Versus Performance

As required by Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between executive compensation and our financial performance for each of the last three complete
d ca
lendar years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that have been reported in the Summary Compensation Table in previous years, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. The term “compensation actually paid” in this Pay versus Performance section refers to Compensation Actually Paid calculated in accordance with Item 402(v) of Regulation S-K and does not reflect compensation actually earned, realized, or received by the NEOs. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2020, 2021 and 2022 calendar years. Note that compensation for our NEOs other than our principal executive officers (“PEOs”) is reported as an average.

							Value of Initial Fixed $100 Investment Based on:

Year	Summary Compensation Table Total for PEO (Wes Powell) ($) (1)(2)	Compensation Actually Paid to PEO (Wes Powell) ($) (3)(4)	Summary Compensation Table Total for PEO (Terry Considine) ($) (1)(2)	Compensation Actually Paid to PEO (Terry Considine) ($) (3)(4)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (3)(4)	Total Shareholder Return ($) (5)	Peer Group Total Shareholder Return ($) (5)	Net Income ($M)	Net Operating Income Growth (%) (6)

2022	$2,858,721	$2,334,951	N/A	N/A	$1,677,369	$1,543,863	$119	$94	$92	14.2%

2021	$5,445,198	$7,581,973	N/A	N/A	$2,985,094	$3,489,865	$129	$139	($5)	4.1%

2020	$1,759,704	$1,065,897	$6,802,856	($7,081,374)	$1,772,355	$700,918	$88	$85	($6)	(1.8%)

(1)	For each fiscal year, our PEOs and non-PEO NEOs (“other NEOs”) consisted of the individuals indicated in the table below:

	2020	2021	2022

PEO	Wes Powell	Wes Powell	Wes Powell

PEO	Terry Considine	N/A	N/A

Other NEOs	Lynn Stanfield	Lynn Stanfield	Lynn Stanfield

Other NEOs	Jennifer Johnson	Jennifer Johnson	Jennifer Johnson

Other NEOs	Paul Beldin	N/A	N/A

Other NEOs	Lisa Cohn	N/A	N/A

Other NEOs	Keith Kimmel	N/A	N/A

(2)
The values shown in this column reflect the “Total” compensation set forth in the Summary Compensation Table in this Proxy Statement or the applicable historical proxy statement. Please refer to the footnotes of the applicable Summary Compensation Table for further detail regarding the amounts set forth in this column.

82	AIMCO

(3)	Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year (“FY”), as adjusted as follows:

	2020			2021		2022

	Wes Powell	Terry Considine	Average Other NEOs	Wes Powell	Average Other NEOs	Wes Powell	Average Other NEOs

Summary Compensation Table Total	$1,759,704	$6,802,856	$1,772,355	$5,445,198	$2,985,094	$2,858,721	$1,677,369

Deduction for amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for applicable FY	($501,417)	($4,300,006)	($529,753)	($4,087,376)	($1,956,190)	($1,100,005)	($452,638)

Change in fair value of awards granted during applicable FY that remain outstanding and unvested as of applicable FY end, determined as of applicable FY end	$852,903	$2,783,368	$881,899	$6,185,273	$2,379,599	$1,918,841	$704,542

Change in fair value of awards granted during any prior FY that were outstanding and unvested as of applicable FY end, determined based on change in fair value from prior FY end to applicable FY end	($989,872)	($13,665,785)	($1,508,805)	($107,076)	$15,366	($1,196,585)	($387,721)

Change in fair value of awards granted during any prior FY that vested during applicable FY, determined based on change in fair value from prior FY end to vesting date	($84,413)	$1,298,193	$29,939	$84,643	$59,808	($174,322)	($4,868)

Increase based on dividends or other earnings paid during applicable FY prior to vesting date	$28,992	$0	$55,283	$61,312	$6,187	$28,302	$7,179

Total Adjustments (a)	($693,807)	($13,884,230)	($1,071,437)	$2,136,775	$504,771	($523,770)	($133,506)

Compensation Actually Paid Total	$1,065,897	($7,081,374)	$700,918	$7,581,973	$3,489,865	$2,334,951	$1,543,863

(a)
The NEOs have not been provided with opportunities to participate in defined benefit and actuarial pension plans sponsored by us in any applicable years. In addition, no applicable NEO awards that were granted in a given fiscal year vested in such fiscal year or were forfeited. Therefore, no adjustments were needed for such items.

(4)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely time-vested restricted stock and LTIP awards, the closing price per share on the applicable year-end
date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); and (ii) for market-based performance restricted stock, stock option, and LTIP awards, the probable outcome of the performance condition to which such awards are subject calculated by a third-party consultant using a Monte Carlo valuation model in accordance with FASB ASC Topic 718 as of the applicable year-end
date(s). For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2022, and prior fiscal years.

(5)
For the relevant fiscal year, represents the cumulative TSR of Aimco and of the FTSE NAREIT Equity Apartments Index (the “Peer Group TSR”) based on an initial fixed $100 invested as of December 31, 2019, through the end of the listed fiscal year in our Common Stock and in the FTSE NAREIT Equity Apartments Index, respectively. The FTSE NAREIT Equity Apartments Index is a published industry index that we also use in the stock performance graph required by Item 201(e) of Regulation S-K included in the 2022 Annual Report. Historical Common Stock performance is not necessarily indicative of future Common Stock performance.

(6)
We determined NOI Growth to be the most important financial performance measure used to link Company performance to compensation actually paid to our PEO and Non-PEO NEOs for our fiscal year ended December 31, 2022. NOI is a non-GAAP
financial measure. A reconciliation of
non-GAAP
financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures is included in Appendix I to this Proxy Statement, entitled “Glossary and Reconciliations of
Non-GAAP
Financial and Operating Measures.” NOI Growth may not have been the most important financial performance measure for fiscal years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

2023 PROXY STATEMENT	83

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEOs and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our NOI growth, in each case, for the fiscal years ended December 31, 2020, 2021, and 2022.
TSR amounts reported in the graph assume an initial fixed inve stme
nt of $100, a
nd
that all dividends, if any, were reinvested.

84	AIMCO

Pay Versus Performance Tabular List
We believe the following performance measures represent the most impo rta
nt
fin
ancial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:

•	Net Operating Income Growth;

•	Absolute TSR; and

•	Relative TSR (which compares our TSR to the TSR of the Russell 2000 Value Index, FTSE NAREIT Equity Apartments Index, and Aimco’s identified peer group).
For additional details regarding our most important financial performance measures, please refer to the “Compensation Discussion and Analysis” in this Proxy Statement.

2023 PROXY STATEMENT	85

Certain Relationships and Related Transactions

POLICIES AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION OF RELATED PERSON TRANSACTIONS

Aimco recognizes that related person transactions can present potential or actual conflicts of interest and create the appearance that Aimco’s decisions are based on considerations other than the best interests of Aimco and its stockholders. Nevertheless, Aimco recognizes that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of Aimco and its stockholders. The Nominating, Environmental, Social, and Governance Committee, pursuant to a written policy approved by the Board, has oversight for related person transactions. The Nominating, Environmental, Social, and Governance Committee will review transactions, arrangements or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) Aimco (or any Aimco entity) is a participant, and (3) any related party has or will have a direct or indirect interest (other than an interest arising solely as a result of being a director of another corporation or organization that is a party to the transaction or a less than ten percent beneficial owner of another entity that is a party to the transaction). The Nominating, Environmental, Social, and Governance Committee has also given its standing approval for certain types of related person transactions such as certain employment arrangements, director compensation, transactions with another entity in which a related person’s interest is only by virtue of a non-executive employment relationship or limited equity position, and transactions in which all stockholders receive pro rata benefits.

SUBLEASE OF A PORTION OF AIMCO OFFICE SPACE

On January 25, 2019, Aimco entered into a sublease agreement (the “Sublease”) with an entity in which Mr. Considine, former Director who resigned from the Board in February 2023, has sole voting and investment power. Under this agreement, Aimco has subleased to said entity approximately 2,957 square feet of office space within the same building as Aimco’s corporate headquarters in Denver, Colorado, and consisting of excess space not needed by Aimco, on exactly the same terms as Aimco leases the space. The Sublease does not provide any benefit to the entity, as other space in the building requires comparable rent. The Sublease provides some benefit to Aimco as it gives Aimco the ability to put the excess space to productive use. The entity has a lease term less favorable than Aimco’s lease with the landlord, in that Aimco has the option to terminate the Sublease at any time, for any or no reason, upon six months’ notice. The Sublease has a term that began on April 1, 2019, and ends on April 30, 2029, the same term as the Aimco lease. The annual amount of rent in the first year was $78,361, subject to annual increases. The aggregate amount of rent expected to be paid under the Sublease, assuming the entire lease term is fulfilled, is approximately $850,000. The Nominating, Environmental, Social, and Governance Committee reviewed the Sublease and determined that it is in the best interests of Aimco and its stockholders.

RELATED PERSON TRANSACTIONS

In November 2019, Aimco confirmed an arrangement with Richard M. Powell, of R.M. Powell & Co., a contractor for Aimco since 1997 and father of Mr. Wes Powell, Director, President and CEO. Depending on the success of potential transactions identified by Mr. Richard Powell, he may earn fees in amounts in excess of $120,000. Pursuant to the Company’s related party transactions policy, the Nominating, Environmental, Social, and Governance Committee reviewed and approved the arrangement with Mr. Richard Powell, subject to the Committee’s subsequent review and approval of any specific transaction in which R.M. Powell & Co. provides services. As previously disclosed, in April 2022, the Nominating, Environmental, Social, and Governance Committee reviewed and approved a transaction directly sourced by R.M. Powell & Co., including a fee paid to

86	AIMCO

R.M. Powell & Co. in the amount of $998,134, with such fee calculated pursuant to the fee structure previously reviewed and approved by the Nominating, Environmental, Social, and Governance Committee.

In March 2020, Elizabeth Likovich, the daughter of Mr. Considine, former Director who resigned from the Board in February 2023, became a full-time employee of the Company. As previously disclosed, Ms. Likovich’s compensation for 2022 was in line with the median for her peers, and consisted of $262,184 in base salary, $129,687 in STI, $8,403 in non-discretionary matching contributions under Aimco’s 401(k) plan, and $103,728 in equity awards vesting over three years. Prior to joining Aimco, Ms. Likovich held a similar position at a peer apartment company. Pursuant to the policy noted above, the Nominating, Environmental, Social, and Governance Committee reviewed and approved the employment of Ms. Likovich.

2023 PROXY STATEMENT	87

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to the Company, as of August 11, 2023, with respect to Aimco’s equity securities beneficially owned by (i) each director and the NEOs, and (ii) all directors and executive officers as a group. The table also sets forth certain information available to the Company, as of August 11, 2023, with respect to shares of Common Stock held by each person known to the Company to be the beneficial owner of more than 5% of such shares. This table reflects options that are exercisable within 60 days. Unless otherwise indicated, each person has sole voting and investment power with respect to the securities beneficially owned by that person. The business address of each of the following directors and NEOs is 4582 South Ulster Street, Suite 1450, Denver, Colorado 80237. None of the securities reflected in this table held by the directors or NEOs are the subject of any hedging or pledging transaction.

Name and Address of Beneficial Owner	Number of shares of Common Stock(1)		Percentage of Common Stock Outstanding(2)	Number of Partnership Units(3)	Percentage Ownership of the Company(4)

Directors and Named Executive Officers:

Wes Powell	1,389,494		0.94%	—	0.89%

H. Lynn C. Stanfield	710,216		*	17,858	*

Jennifer Johnson	479,225		*	—	*

Quincy L. Allen	70,336		*	—	*

Patricia L. Gibson	98,451		*	—	*

Jay Paul Leupp	102,609	(5)	*	—	*

Sherry L. Rexroad	21,217		*	—	*

Deborah Smith	233,855	(6)	*	—	*

R. Dary Stone	89,185		*	—	*

James P. Sullivan	18,618		*	—	*

Kirk A. Sykes	75,887		*	—	*

All directors and executive officers as a group (11 persons)	3,289,093	(7)	2.22%	17,858	2.11%

5% or Greater Holders:

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	21,828,329	(8)	14.77%	—	14.03%

T. Rowe Price Associates, Inc. 100 East Pratt St. Baltimore, Maryland 21202	17,439,376	(9)	11.80%	—	11.21%

BlackRock Inc. 55 East 52nd Street New York, New York 10055	13,949,317	(10)	9.44%	—	8.97%

Sessa Capital Special Opportunity Fund II, L.P. and affiliates 888 Seventh Avenue, 30th Floor New York, New York 10019	9,932,043	(11)	6.72%	—	6.38%

Westdale Investments L.P. 2550 Pacific Ave., Suite 1600 Dallas, Texas 75226	8,807,745	(12)	5.96%	—	5.66%

Land & Buildings Investment Management, LLC and affiliates 1 Landmark Square, 17th Floor Stamford, Connecticut 06901	8,798,969	(13)	5.95%	—	5.66%

88	AIMCO

*	Less than 0.5%

(1)	Excludes shares of Common Stock issuable upon redemption of common OP Units or equivalents.

(2)

Represents the number of shares of Common Stock beneficially owned by each person divided by the total number of shares of Common Stock outstanding as of August 11, 2023. Any shares of Common Stock that may be acquired by a person within 60 days upon the exercise of options, warrants, rights or conversion privileges or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement are deemed to be beneficially owned by that person and are deemed outstanding for the purpose of computing the percentage of outstanding shares of Common Stock owned by that person, but not any other person.

(3)

Through wholly owned subsidiaries, Aimco acts as general partner of the Aimco Operating Partnership. As of August 11, 2023, Aimco held approximately 95.0% of the common partnership interests in the Aimco Operating Partnership. Interests in the Aimco Operating Partnership that are held by limited partners other than Aimco are referred to as “OP Units.” Generally, after a holding period of 12 months, common OP Units may be tendered for redemption and, upon tender, may be acquired by Aimco for shares of Common Stock at an exchange ratio of one share of Common Stock for each common OP Unit (subject to adjustment). If Aimco acquired all common OP Units for Common Stock (without regard to the ownership limit set forth in Aimco’s charter), these shares of Common Stock would constitute approximately 5.0% of the then outstanding shares of Common Stock. OP Units are subject to certain restrictions on transfer.

(4)

Represents the number of shares of Common Stock beneficially owned, divided by the total number of shares of Common Stock outstanding, assuming, in both cases, that all 7,731,002 OP Units outstanding as of August 11, 2023 are redeemed in exchange for shares of Common Stock (notwithstanding any holding period requirements, and Aimco’s ownership limit). See note (3) above. Excludes partnership preferred units issued by the Aimco Operating Partnership and Aimco preferred securities.

(5)

Includes 2,000 shares held directly by Mr. Leupp, 100,596 shares held by a trust for the benefit of Mr. Leupp’s children, of which Mr. Leupp and his spouse are trustees, and 13 shares held by Terra Firma Asset Management, LLC, of which Mr. Leupp is a 65% managing member.

(6)	Includes 170,323 shares subject to options that are exercisable within 60 days.

(7)	Includes 170,323 shares subject to options that are exercisable within 60 days.

(8)

Beneficial ownership information is based on information contained in an Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2023, by The Vanguard Group. According to the schedule, The Vanguard Group has sole dispositive power with respect to 21,429,805 of the shares, shared voting power with respect to 237,528 of the shares, and shared dispositive power with respect to 398,524 of the shares.

(9)

Beneficial ownership information is based on information contained in an Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2023, by T. Rowe Price Associates, Inc. on behalf of itself and affiliated entities. According to the schedule, included in the securities listed above as beneficially owned by T. Rowe Price Associates, Inc. are 6,581,317 shares and 9,836,953 shares over which T. Rowe Price Associates, Inc. and T. Rowe Price Mid-Cap Value Fund, Inc., respectively, have sole voting power. According to the schedule, T. Rowe Price Associates, Inc. has sole dispositive power with respect to all 17,439,376 shares.

(10)

Beneficial ownership information is based on information contained in an Amendment No. 3 to Schedule 13G filed with the SEC on January 24, 2023, by BlackRock, Inc. According to the schedule, BlackRock, Inc. has sole voting power with respect to 13,448,597 of the shares and sole dispositive power with respect to all 13,949,317 shares.

(11)

Beneficial ownership information is based on information contained in Schedule 13G filed with the SEC on February 14, 2023, by Sessa Capital Special Opportunity Fund II, L.P., Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, and John Petry. According to the schedule, Sessa Capital Special Opportunity Fund II, L.P., Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, and John Petry have shared voting power and shared dispositive power with respect to all 9,932,043 shares.

(12)

Beneficial ownership information is based on information contained in an Amendment No. 1 to Schedule 13D filed with the SEC on November 18, 2022, by Westdale Investments L.P., JGB Ventures I, Ltd., JGB Holdings, Inc., Joseph G. Beard, Westdale Construction Co. Limited, Ronald Kimel, and Warren Kimel. According to the schedule, Westdale Investments L.P., JGB Ventures I, Ltd., JGB Holdings, Inc., and Joseph G. Beard have shared voting and dispositive power over the 7,857,295 shares owned directly by Westdale Investments L.P., and Westdale Construction Co. Limited, Ronald Kimel, and Warren Kimel have shared voting and dispositive power over the 950,450 shares owned directly by Westdale Construction Co. Limited.

(13)

Beneficial ownership information is based on information contained in an Amendment No. 1 to Schedule 13D filed with the SEC on December 19, 2022, by Land & Buildings Investment Management, LLC, Jonathan Litt, and affiliated persons. According to the schedule, Land & Buildings Investment Management, LLC and Jonathan Litt have shared voting power and shared dispositive power with respect to 8,798,969 shares.

2023 PROXY STATEMENT	89

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

These proxy materials are being furnished to you in connection with the solicitation of proxies by our Board of Directors for the Annual Meeting to be held on September 29, 2023 at 9:00 a.m. Mountain Daylight Time at Aimco’s corporate headquarters, 4582 South Ulster Street, Suite 1450, Denver, CO 80237. The proxy materials include detailed information about the matters that will be discussed and voted on at the Annual Meeting and furnish you with the information you need in order to vote, whether or not you attend the Annual Meeting in person.

Can I access the proxy materials on the Internet?

Yes. The Company’s Proxy Statement and the 2022 Annual Report are available free of charge at www.edocumentview.com/AIV. You may also obtain these materials on the SEC website at www.sec.gov.

Who can vote at the annual meeting?

To be entitled to vote, you must have been a stockholder of record at the close of business on August 11, 2023, the record date for our annual meeting. As of the record date, there were 147,828,542 shares of our common stock outstanding and entitled to vote at the annual meeting.

How many votes do I have?

Each share of our common stock that you own as of the record date will entitle you to one vote on each matter considered at the annual meeting.

How do I vote?

Aimco encourages stockholders to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card in advance of the Annual Meeting, even if you plan to attend the Annual Meeting.

What if I hold my shares in street name and I do not provide my broker, bank, trustee or other nominee with instructions about how to vote my shares?

Without your voting instructions, your broker, bank, trustee or other nominee may only vote your shares on proposals considered to be routine matters. The only routine matter being considered at the Annual Meeting is Proposal 4 (relating to the ratification of the independent registered public accounting firm). All other proposals and any other business that may properly come before the meeting or any adjournment thereof (other than Proposal 4) are considered non-routine matters. For non-routine matters, if you hold your shares in street name, your shares will not be voted without your specific voting instructions. We encourage you to instruct your broker, bank, trustee or other nominee to vote your shares by following the instructions on the enclosed proxy card.

90	AIMCO

Can I change my vote?

Submitting another properly completed proxy card with a later date will have the effect of revoking any prior proxy that you have submitted, and changing your vote.

How many shares must be represented to have a quorum and hold the annual meeting?

A majority of our shares of common stock outstanding at the record date must be present or represented by proxy to hold the annual meeting. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone, or by completing and submitting a proxy by mail or that are represented at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares held in street name by banks, brokerage firms or other nominees who indicate on their proxies that they do not have authority to vote those shares. If a quorum is not present, we expect to adjourn the Annual Meeting until we obtain a quorum.

The presence at the Annual Meeting, online or by proxy, of holders representing a majority of our outstanding common stock as of the record date, August 11, 2023, or approximately 73,914,272 shares out of 147,828,542 shares outstanding, constitutes a quorum at the meeting and permits us to conduct the business of the meeting.

2023 PROXY STATEMENT	91

What vote is necessary to approve each matter to be voted on at the Annual Meeting?

Proposal	Voting Options	Vote Required for Approval	Abstentions	Broker Non-Votes	Broker Discretionary Vote Permitted	Board’s Voting Recommendation

1. Amendment of our Charter to Eliminate Supermajority Voting Provisions	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of two-thirds of the aggregate number of votes entitled to be cast generally in an election of directors.	COUNTED as Votes Against	COUNTED as Votes Against	NO	FOR

2. Amendment of our Charter to Enable Stockholders to Remove Directors Without Cause and Fill Vacancies on the Board Created by Stockholder Action	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of two-thirds of the aggregate number of votes entitled to be cast generally in an election of directors.	COUNTED as Votes Against	COUNTED as Votes Against	NO	FOR

3. Election of Directors	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of a majority of the total votes cast for and against each director nominee.	NOT COUNTED*	NOT COUNTED*	NO	FOR the election of each of the Board of Director’s director nominees

4. Ratify the appointment of Ernst & Young LLP as Aimco’s independent registered public accounting firm for the fiscal year ending December 31, 2023	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of a majority of votes cast on this Proposal.	NOT COUNTED	NOT COUNTED	YES	FOR

5. Conduct an advisory vote to approve executive compensation	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of a majority of votes cast on this Proposal.	NOT COUNTED	NOT COUNTED	NO	FOR

6. Conduct an advisory vote on the frequency of future advisory votes to approve executive compensation	“EVERY YEAR” or “EVERY TWO YEARS” or “EVERY THREE YEARS” or “ABSTAIN” from voting	As a non-binding,
advisory vote,
there is no specific
approval
requirement.
However, Aimco’s
Board will consider
the frequency
(every one, two,
or three years)
receiving the most
votes as the
frequency
recommended by
		stockholders.	NOT COUNTED	NOT COUNTED	NO	EVERY YEAR

7. Transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof	“FOR” or “AGAINST” or “ABSTAIN” from voting	Affirmative vote of a majority of votes cast on this Proposal.	NOT COUNTED	NOT COUNTED	NO	FOR

*	Subject to our resignation policy, details of which are described in the section of this Proxy Statement entitled “Majority Voting for the Election of Directors”

92	AIMCO

Are there other matters to be voted on at the Annual Meeting?

We do not know of any matters that may come before the Annual Meeting other than the proposals listed above. If any other matters are properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Where can I find the voting results?

We plan to announce preliminary voting results at the Annual Meeting and will report final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the end of our Annual Meeting.

Whom should I contact if I have any additional questions?

If you hold your shares directly, please contact us at Apartment Investment and Management Company, 4582 South Ulster Street, Suite 1450, Denver, CO 80237, Attn: Investor Relations, telephone: (303) 793-4661, e-mail: Investor@aimco.com.

If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your bank, brokerage firm or other nominee directly.

2023 PROXY STATEMENT	93

OTHER MATTERS

Stockholders’ Proposals. Proposals of stockholders intended to be presented at Aimco’s Annual Meeting of Stockholders to be held in 2024 must be received by Aimco, marked to the attention of the Corporate Secretary, no later than April 20, 2024, to be included in Aimco’s proxy statement and form of proxy for that meeting. Proposals must comply with the requirements as to form and substance established by the SEC for proposals in order to be included in the proxy statement. Nominations for directors pursuant to “proxy access” provided for in the Company’s bylaws must adhere to the terms of the bylaws and will be considered untimely if received by the Company before March 21, 2024, or after April 20, 2024. Proposals of stockholders or director nominations submitted to Aimco for consideration at Aimco’s annual meeting of stockholders to be held in 2024 outside the processes of Rule 14a-8 or “proxy access” (i.e., the procedures for placing a stockholder’s proposal or director nominee in Aimco’s proxy materials) will be considered untimely if received by the Company before June 1, 2024, or after July 1, 2024. However, as provided in Aimco’s Bylaws, different deadlines would apply if the 2024 annual meeting is called for a date that is more than 30 days before or more than 60 days after the anniversary of Aimco’s 2023 annual meeting; in that event, in order to be timely, written notice must be received by the Office of the Corporate Secretary no earlier than the close of business on the 90th day prior to the 2024 annual meeting and no later than the close of business on the later of the 60th day prior to Aimco’s 2024 annual meeting and the 10th day following the date on which public disclosure of the date of such meeting is first made by the Company. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than July 31, 2024.

Other Business. Aimco knows of no other business that will come before the Annual Meeting for action. As to any other business that comes before the Annual Meeting, the persons designated as proxies will have discretionary authority to act in their best judgment.

This Proxy Statement is dated August 15, 2023. You should not assume that the information contained in the Proxy Statement is accurate as of any date other than that date.

THE BOARD OF DIRECTORS

94	AIMCO

APPENDIX A

Amendment to Article VI, Section 6 of the Charter

Bylaws. The Board of Directors shall have power to adopt, amend, alter, change and repeal any Bylaws of the Corporation by vote of the majority of the Board of Directors then in office. Any adoption, amendment, alteration, change or repeal of any Bylaws by the shareholders of the Corporation shall require the affirmative vote of at least a majority of all the ~~aggregate number of votes~~ shares of capital stock of the Corporation then entitled to ~~be cast~~ vote generally in ~~the~~ an election of directors~~. Notwithstanding anything in this Section 6 to the contrary, no amendment, alteration, change or repeal of any provision of the Bylaws relating to the removal of directors or repeal of the Bylaws shall be effected without the vote of two-thirds of the aggregate number of votes entitled be cast generally in the election of Directors.~~, voting together as a single class, at an annual or special meeting of the shareholders of the Corporation called for such purpose.

2023 PROXY STATEMENT	A-1

APPENDIX B

Amendment to Article X of the Charter

The Corporation reserves the right to amend, alter or repeal any provision contained in this charter upon (i) adoption by the Board of Directors of a resolution recommending such amendment, alteration, or repeal, (ii) presentation by the Board of Directors to the shareholders of a resolution at an annual or special meeting of the shareholders and (iii) approval of such resolution by the affirmative vote of ~~the holders of a majority (or, as applicable, a two-thirds vote) of the aggregate number of votes~~ at least a majority of all the shares of capital stock of the Corporation then entitled to ~~be case~~ vote generally in ~~the~~ an election of directors, voting together as a single class. All rights conferred upon shareholders herein are subject to this reservation.

B-1	AIMCO

APPENDIX C

Amendment to Section 9.07 of the Bylaws

Section 9.07.    Amendments~~.~~ The Board of Directors is expressly authorized and shall have the power to amend, alter, change or repeal or to adopt any provision of these Bylaws at any regular or special meeting of the Board of Directors at which there is a quorum by the affirmative vote of a majority of the total number of directors present at such meeting, or by unanimous written consent in accordance with Section 2.9. The stockholders of the Corporation also shall have power to amend, alter, change or repeal or to adopt any provision of these By-Laws of the Corporation at any annual or special meeting called for such purpose subject to the requirements of these By-Laws, including Section 1.12, and the Charter by the affirmative vote of at least a majority of all the shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class. ~~These Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the stockholders or by the Board of Directors, when such power is conferred upon the Board of Directors by the Charter, at any regular meeting of the stockholders or of the Board of Directors or at any special meeting of the stockholders or of the Board of Directors if notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such special meeting. If the power to adopt, amend or repeal Bylaws is conferred upon the Board of Directors by the Charter it shall not divest or limit the power of the stockholders to adopt, amend or repeal Bylaws.~~

2023 PROXY STATEMENT	C-1

APPENDIX D

Amended and Restated Charter

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

ARTICLES OF AMENDMENT AND RESTATEMENT

APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter referred to as the “Corporation” or “AIMCO”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to and does hereby amend and restate its Charter as currently in effect.

SECOND: The Charter of the Corporation as amended and restated in its entirety is as follows:

* * * * * *

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is Apartment Investment and Management Company.

ARTICLE II

PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland authorizing the formation of corporations as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The post office address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation located in the State of Maryland.

ARTICLE IV

STOCK

Section 1.     Authorized Shares

1.1

Class and Number of Shares. The total number of shares of stock that the Corporation from time to time shall have authority to issue is 510,587,500 shares of capital stock having a par value of $0.01 per share, amounting to an aggregate par value of $5,105,875, consisting of 510,587,500 shares currently classified as Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) (the Class A Common

D-1	AIMCO

Stock and all other classes or series of common stock hereafter classified being referred to collectively herein as the “Common Stock”), and zero (0) shares currently classified as Preferred Stock, par value $.01 per share (all other classes or series of preferred stock hereafter classified being referred to collectively herein as the “Preferred Stock”).

1.2

Changes in Classification and Preferences. The Board of Directors by resolution or resolutions from time to time may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock, including, but not limited to, ownership restrictions consistent with the Ownership Restrictions with respect to each such class or subclass of capital stock, and the number of shares constituting each such class or subclass, and to increase or decrease the number of shares of any such class or subclass.

Section 2.     No Preemptive Rights. No holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the stock of the Corporation or any other security of the Corporation that it may issue or sell.

Section 3.     Common Stock.

3.1

Dividend Rights. The holders of shares of Common Stock shall be entitled to receive such dividends as may be declared by the Board of Directors of the Corporation out of funds legally available therefor.

3.2

Rights Upon Liquidation. Subject to the preferential rights of Preferred Stock, if any, as may be determined by the Board of Directors pursuant to Section 1 of this Article IV, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets of the Corporation available for distribution to its shareholders as the number of shares of the Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding.

3.3

Voting Rights. The holders of shares of Common Stock shall be entitled to vote on all matters (on which a holder of shares of Common Stock shall be entitled to vote) at the meetings of the shareholders of the Corporation, and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting.

3.4	Restriction on Ownership and Transfers. The Beneficial Ownership and Transfer of Common Stock shall be subject to the restrictions set forth in this Section 3.4 of this Article IV.

3.4.1	Restrictions.

(A)

Limitation on Beneficial Ownership. Except as provided in Section 3.4.8 of this Article IV, from and after the date of the Initial Public Offering, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Common Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Common Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Common Stock in excess of the Look-Through Ownership Limit.

(B)

Transfers in Excess of Ownership Limit. Except as provided in Section 3.4.8 of this Article IV, from and after the date of the Initial Public Offering (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Common Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Common Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Common Stock.

2023 PROXY STATEMENT	D-2

(C)

Transfers in Excess of Initial Holder Limit. Except as provided in Section 3.4.8 of this Article IV, from and after the date of the Initial Public Offering (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Common Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Common Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder Limit, and the Initial Holder shall acquire no rights in such shares of Common Stock.

(D)

Transfers in Excess of Look-Through Ownership Limit. Except as provided in Section 3.4.8 of this Article IV, from and after the date of the Initial Public Offering (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Common Stock in excess of the Look-Through Ownership Limit shall be void ab initio as to the Transfer of such shares of Common Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit, and such Look-Through Entity shall acquire no rights in such shares of Common Stock.

(E)

Transfers Resulting in Ownership by Fewer than 100 Persons. Except as provided in Section 3.4.8 of this Article IV, from and after the date of the Initial Public Offering (and subject to Section 3.4.12 of this Article IV), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Common Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Common Stock that would be otherwise Beneficially Owned by the transferee, and the intended transferee shall acquire no rights in such shares of Common Stock.

(F)

Transfers Resulting in “Closely Held” Status. From and after the date of the Initial Public Offering, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Common Stock that would cause the Corporation (i) to be “closely held” within the meaning of Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Common Stock.

(G)

Severability on Void Transactions. A Transfer of a share of Common Stock that is null and void under Sections 3.4.1(B), (C), (D), (E) or (F) of this Article IV because it would, if effective, result in (i) the ownership of Common Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Common Stock being Beneficially Owned by less than 100 Persons (determined without reference to any rules of attribution), (iii) the Corporation being “closely held” within the meaning of Section 856(h) of the Code or (iv) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Common Stock in the same or any other related transaction.

3.4.2

Remedies for Breach. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 3.4.1 of this Article IV or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Common Stock in violation of Section 3.4.1 of this Article

D-3	AIMCO

IV (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Common Stock acquired in violation of Section 3.4.1 of this Article IV or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 3.4.1 of this Article IV, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 3.4.3 of this Article IV; provided, further, that the provisions of this Section 3.4.2 shall be subject to the provisions of Section 3.4.12 of this Article IV; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Common Stock that is expressly authorized pursuant to Section 3.4.8(D) of this Article IV.

3.4.3	Transfer in Trust.

(A)

Establishment of Trust. If, notwithstanding the other provisions contained in this Article IV, at any time after the date of the Initial Public Offering there is a purported Transfer (an “Excess Transfer”) (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Preferred Stock) or other event such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Common Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Common Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Common Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Common Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit is referred to as a “Prohibited Transferee”), then, except as otherwise provided in Section 3.4.8 of this Article IV, such shares of Common Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the date of the Excess Transfer, change in capital 2/10/structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look Through Entity Ownership Limit.

(B)

Appointment of Trustee. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

(C)

Status of Shares Held by the Trustee. Shares of Common Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the event provided in Section 3.4.3(E), the Prohibited Transferee shall have no rights in the Common Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(D)	Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends with respect to shares of Common Stock held in the Trust, which rights shall be exercised for the

2023 PROXY STATEMENT	D-4

benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Common Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Common Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Common Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Common Stock for the benefit of the Charitable Beneficiary.

(E)

Restrictions on Transfer. The Trustee of the Trust may transfer the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a transfer is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 3.4.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 3.4.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Common Stock as to which such restrictions would, by their terms, apply, and to hold such Common Stock on behalf of the Corporation.

(F)

Purchase Right in Stock transferred to the Trustee. Shares of Common Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

(G)

Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Common Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

3.4.4

Notice of Restricted Transfer. Any Person that acquires or attempts to acquire shares of Common Stock in violation of Section 3.4.1 of this Article IV, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 3.4.3 of this Article IV, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation’s status

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as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

3.4.5

Owners Required to Provide Information. From and after the date of the Initial Public Offering certain record and Beneficial Owners and transferees of shares of Common Stock will be required to provide certain information as set out below.

(A)

Annual Disclosure. Every record and Beneficial Owner of more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the Code) of the number of Outstanding shares of Common Stock shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Common Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Common Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Common Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each shareholder of record, including without limitation any Person that holds shares of Common Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 3.4.5 from the Beneficial Owner.

(B)

Disclosure at the Request of the Corporation. Any Person that is a Beneficial Owner of shares of Common Stock and any Person (including the shareholder of record) that is holding shares of Common Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Common Stock already Beneficially Owned by such shareholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

3.4.6

Remedies Not Limited. Nothing contained in this Article IV shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 3.4.12 of this Article IV) (i) to protect the Corporation and the interests of its shareholders in the preservation of the Corporation’s status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

3.4.7

Ambiguity. In the case of an ambiguity in the application of any of the provisions of Section 3.4 of this Article IV, or in the case of an ambiguity in any definition contained in Section 4 of this Article IV, the Board of Directors shall have the power to determine the application of the provisions of this Article IV with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

3.4.8	Exceptions. The following exceptions shall apply or may be established with respect to the limitations of Section 3.4.1 of this Article IV.

(A)

Waiver of Ownership Limit. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit or the Look-Through Ownership Limit to a Person subject to the Ownership Limit or the Look-Through Ownership

2023 PROXY STATEMENT	D-6

Limit, as applicable, if such person is not an individual for purpose of Section 542(a) of the Code and is a corporation, partnership, estate or trust; provided, however, that in no event may any such exception cause such Person’s ownership, direct or indirect (without taking into account such Person’s ownership of interests in any partnership of which the Corporation is a partner), to exceed (i) 12.0% of the number of Outstanding shares of Common Stock, in the case of a Person subject to the Ownership Limit, or (ii) 20.0% of the number of Outstanding shares of Common Stock, in the case of a Look-Through Entity subject to the Look-Through Ownership Limit. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation’s status as a REIT.

(B)

Pledge by Initial Holder. Notwithstanding any other provision of this Article IV, the pledge by the Initial Holder of all or any portion of the Common Stock directly owned at any time or from time to time shall not constitute a violation of Section 3.4.1 of this Article IV and the pledgee shall not be subject to the Ownership Limit with respect to the Common Stock so pledged to it either as a result of the pledge or upon foreclosure.

(C)

Underwriters. For a period of 270 days following the purchase of Common Stock by an underwriter that (i) is a corporation or a partnership and (ii) participates in an offering of the Common Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Common Stock purchased by it as a part of or in connection with such offering and with respect to any Common Stock purchased in connection with market making activities.

(D)

Ownership and Transfers by the CMO Trustee. The Ownership Limit shall not apply to the initial holding of Common Stock by the “CMO Trustee” (as that term is defined in the “Glossary” to the Prospectus) for the benefit of “HF Funding Trust” (as that term is defined in the “Glossary” to the Prospectus), to any subsequent acquisition of Common Stock by the CMO Trustee in connection with any conversion of Preferred Stock or to any transfer or assignment of all or any part of the legal or beneficial interest in the Common Stock to the CMO Trustee, “FSA” (as that term is defined in the “Glossary” to the Prospectus), any entity controlled by FSA, or any direct or indirect creditor of HF Funding Trust (including without limitation any reinsurer of any obligation of HF Funding Trust) or any acquisition of Common Stock by any such person in connection with any conversion of Preferred Stock.

3.4.9	Legend. Each certificate for Common Stock shall bear the following legend:

“The

shares of Class A Common Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class A Common Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter. Any Person that attempts to Beneficially Own shares of Class A Common Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated, (i) the transfer of shares of Class A Common Stock represented hereby will be void in accordance with the Charter or (ii) the shares of Class A Common Stock represented hereby automatically be will transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries.”

3.4.10

Severability. If any provision of this Article IV or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

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3.4.11

Board of Directors Discretion. Anything in this Article IV to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

3.4.12

Settlement. Nothing in this Section 3.4 of this Article IV shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

Section 4.     Definitions. The terms set forth below shall have the meanings specified below when used in this Article IV or in Article V of the Charter.

4.1

Beneficial Ownership. The term “Beneficial Ownership” shall mean, with respect to any Person, ownership of shares of Common Stock equal to the sum of (i) the shares of Common Stock directly owned by such Person, (ii) the number of shares of Common Stock indirectly owned by such Person (if such Person is an “individual” as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Common Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act or that is attributed to such Person pursuant to Section 318 of the Code, as modified by Section 856(d)(5) of the Code, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (b) of the definition of “Person” shall be disregarded. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

4.2

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 3.4.3 of this Article IV, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

4.3

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

4.4

Common Stock. The term “Common Stock” shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other capital stock of the Corporation, however designated, authorized after the Issue Date, that has the right (subject always to prior rights of any class of Preferred Stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

4.5	Excess Transfer. The term “Excess Transfer” has the meaning set forth in Section 3.4.3(A) of this Article IV.

4.6	Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

4.7	Initial Holder. The term “Initial Holder” shall mean Terry Considine.

4.8

Initial Holder Limit. The term “Initial Holder Limit” shall mean 15% of the number of Outstanding shares of Common Stock applied, in the aggregate, to the Initial Holder. From the date of the Initial Public Offering, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

4.9

Initial Public Offering. The term “Initial Public Offering” shall mean the first underwritten public offering of Class A Common Stock registered under the Securities Act of 1933, as amended, on a registration statement on Form S-11 filed with the Securities and Exchange Commission.

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4.10

Look-Through Entity. The term “Look-Through Entity” shall mean a Person that is either (i) described in Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or (ii) registered under the Investment Company Act of 1940.

4.11	Look-Through Ownership Limit. The term “Look-Through Ownership Limit” shall mean 15% of the number of Outstanding shares of Common Stock.

4.12

Market Price. The term “Market Price” on any date shall mean the Closing Price on the Trading Day immediately preceding such date. The term “Closing Price” on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotations system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

4.13	NYSE. The term “NYSE” shall mean the New York Stock Exchange, Inc.

4.14

Outstanding. The term “Outstanding” shall mean issued and outstanding shares of Common Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term “Outstanding” shall be deemed to include the number of shares of Common Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

4.15

Ownership Limit. The term “Ownership Limit” shall mean, for any Person other than the Initial Holder or a Look-Through Entity, 8.7% of the number of the Outstanding shares of Common Stock of the Corporation.

4.16

Ownership Restrictions. The term “Ownership Restrictions” shall mean collectively the Ownership Limit as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit as applied to the Initial Holder and the Look-Through Ownership Limit as applied to Look-Through Entities.

4.17

Person. The term “Person” shall mean (A) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (B) also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

4.18	Prohibited Transferee. The term “Prohibited Transferee” has the meaning set forth in Section 3.4.3(A) of this Article IV.

4.19	REIT. The term “REIT” shall mean a “real estate investment trust” as defined in Section 856 of the Code.

4.20

Transfer. The term “Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Common Stock (including (i) the granting of an option or any series of such options or

D-9	AIMCO

entering into any agreement for the sale, transfer or other disposition of Common Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Common Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Common Stock). The term “Transfers” and “Transferred” shall have correlative meanings.

4.21	Trust. The term “Trust” shall mean the trust created pursuant to Section 3.4.3 of this Article IV.

4.22	Trustee. The term “Trustee” shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

4.23

Prospectus. The term “Prospectus” shall mean the prospectus that forms a part of the registration statement filed with the Securities and Exchange Commission in connection with the Initial Public Offering, in the form included in the registration statement at the time the registration statement becomes effective; provided, however, that, if such prospectus is subsequently supplemented or amended for use in connection with the Initial Public Offering, “Prospectus” shall refer to such prospectus as so supplemented or amended.

ARTICLE V

GENERAL REIT PROVISIONS

Section 1.     Termination of REIT Status. The Board of Directors shall take no action to terminate the Corporation’s status as a REIT until such time as (i) the Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT, (ii) the Board of Directors presents the resolution at an annual or special meeting of the shareholders and (iii) such resolution is approved by the vote of a majority of the shares entitled to be cast on the resolution.

Section 2.     Exchange or Market Transactions. Nothing in Article IV or this Article V shall preclude the settlement of any transaction entered into through the facilities of the NYSE or other national securities exchange or an automated inter-dealer quotation system. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article V or any provision of Article IV, and the transferee, including but not limited to any Prohibited Transferee, in such a transaction shall remain subject to all the provisions and limitations of Article IV and this Article V.

Section 3.     Severability. If any provision of Article IV or this Article V or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 4.     Waiver. The Corporation shall have authority at any time to waive the requirement that the Corporation redeem shares of Preferred Stock if, in the sole discretion of the Board of Directors, any such redemption would jeopardize the status of the Corporation as a REIT for federal income tax purposes.

ARTICLE VI

BOARD OF DIRECTORS

Section 1.     Management. The business and the affairs of the Corporation shall be managed under the direction of its Board of Directors.

Section 2.     Number. The number of directors that will constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws but shall in no event be less than three.

2023 PROXY STATEMENT	D-10

Section 3.     Vacancies. Appointment of directors to fill vacancies on the Board of Directors shall be in a manner as provided under the Bylaws of the Corporation (as may be amended, the “Bylaws”), subject to applicable law.

Section 4.     Removal. Except as otherwise required by law and subject to the rights of the holders of any class or series of stock separately entitled to elect one or more directors, removal of directors shall be in a manner as provided under the Bylaws, subject to applicable law.

Section 5.     Bylaws. The Board of Directors shall have power to adopt, amend, alter, change and repeal any Bylaws of the Corporation by vote of the majority of the Board of Directors then in office. Any adoption, amendment, alteration, change or repeal of any Bylaws by the shareholders of the Corporation shall require the affirmative vote of at least a majority of all the shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class, at an annual or special meeting of the shareholders of the Corporation called for such purpose.

Section 6.     Powers. The enumeration and definition of particular powers of the Board of Directors included elsewhere in the Charter shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter, or construed as excluding or limiting, or deemed by inference or otherwise in any manner to exclude or limit, the powers conferred upon the Board of Directors under the Maryland General Corporation Law (“MGCL”) as now or hereafter in force.

ARTICLE VII

LIMITATION OF LIABILITY

No director or officer of the Corporation shall be liable to the Corporation or its shareholders for money damages to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors or officers of the Corporation for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or an officer. The Corporation shall pay or reimburse all reasonable expenses incurred by a present or former director or officer of the Corporation in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Corporation may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the Board of Directors, the majority of the shareholders of the Corporation entitled to vote thereon or special legal counsel appointed by the Board of Directors. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Article VIII in respect of any act or omission that occurred prior to such amendment or repeal.

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ARTICLE IX

WRITTEN CONSENT OF SHAREHOLDERS

Any corporate action upon which a vote of shareholders is required or permitted may be taken without a meeting or vote of shareholders with the unanimous written consent of shareholders entitled to vote thereon.

ARTICLE X

AMENDMENT

The Corporation reserves the right to amend, alter or repeal any provision contained in this charter upon (i) adoption by the Board of Directors of a resolution recommending such amendment, alteration, or repeal, (ii) presentation by the Board of Directors to the shareholders of a resolution at an annual or special meeting of the shareholders and (iii) approval of such resolution by the affirmative vote of at least a majority of all the shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class. All rights conferred upon shareholders herein are subject to this reservation.

ARTICLE XI

EXISTENCE

The Corporation is to have a perpetual existence.

* * * * * *

THIRD: The Board of Directors of the Corporation at a meeting or by a unanimous consent in writing in lieu of a meeting under § 2-408 of the Maryland General Corporation Law adopted a resolution that set forth and approved the foregoing restatement of the Charter.

FOURTH: The Charter of the Corporation is not amended by these Articles of Restatement; provided, however, that consistent with § 2-608(b)(7) of the Maryland General Corporation Law, the current number and names of directors are provided in the last sentence of Section 2 of Article VI of the restated Charter of the Corporation.

FIFTH: The current address of the principal office of the Corporation is 4582 South Ulster Street, Suite 1100, Denver, Colorado 80237. The current address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

SIXTH: The name and address of the Corporation’s resident agent in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

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IN WITNESS WHEREOF, APARTMENT INVESTMENT AND MANAGEMENT COMPANY has caused these presents to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Executive Vice President, Chief Administrative Officer and General Counsel on August 15, 2023.

WITNESS:	APARTMENT INVESTMENT AND MANAGEMENT COMPANY

/s/ Jennifer Johnson Jennifer Johnson Executive Vice President, Chief Administrative Officer and General Counsel	By: /s/ Lynn Stanfield Lynn Stanfield Executive Vice President and Chief Financial Officer

THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the foregoing Articles of Restatement of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Restatement to be the corporate act of said Corporation and hereby certifies that to the best of her knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Lynn Stanfield
Lynn Stanfield
Executive Vice President and Chief Financial Officer

D-13	AIMCO

APPENDIX E

Amendment to Article VI, Section 5 of the Charter

Removal.    Except as otherwise ~~provided in the Charter, any director may be removed from office only for cause and only by the affirmative vote of two-thirds of the aggregate number of votes then entitled to be cast generally in the election of directors. For purposes of this Section 5, “cause” shall mean the willful and continuous failure of a director to substantially perform the duties to the Corporation of such director (other than any such failure resulting from temporary incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.~~ required by law and subject to the rights of the holders of any class or series of stock separately entitled to elect one or more directors, removal of directors shall be in a manner as provided under the Bylaws, subject to applicable law.

2023 PROXY STATEMENT	E-1

APPENDIX F

Amendment to Article VI, Section 4 of the Charter

Vacancies. Appointment of directors to fill vacancies on the Board of Directors shall be in a manner as provided under the Bylaws of the Corporation (as may be amended, the “Bylaws”), subject to applicable law. ~~Except as otherwise provided in the Charter, newly created directorships resulting from any increase in the number of directors may be filled by the majority vote of the Board of Directors, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, or, if applicable, by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual meeting of the Corporation at which time a successor shall be elected to fill the remaining term of the position filled by such director.~~

F-1	AIMCO

APPENDIX G

Amendment to Section 2.04 of the Bylaws

Section 2.04. Removal of Director. ~~Any or all of the directors may be removed, with or without cause by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors’~~ Any director may be removed, with or without cause, by the affirmative vote of at least a majority of all the shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class. A director may only be removed by the stockholders at a special meeting called for the purpose of removing the director, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director.

2023 PROXY STATEMENT	G-1

APPENDIX H

Amendment to Section 2.05 of the Bylaws

Section 2.05. Vacancy on Board of Directors. Except as otherwise set forth in the Charter and subject to the rights of the holders of any class or series of stock separately entitled to elect one or more directors, each vacancy on the Board of Directors which results from any cause may be filled ~~only~~ by the affirmative vote of a majority of the remaining directors in office even if the remaining directors do not constitute a quorum~~. A director elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the class~~ ; provided, however, that if such vacancy was created by the removal of a director by stockholders in accordance with Section 2.04 (and such vacancy is not eliminated by a substantially concurrent action by the stockholders of the Corporation in accordance with Section 2.02 to eliminate such vacancy by reducing the size of the Board of Directors) or an increase in the size of the Board of Directors by stockholders in accordance with Section 2.02, then such vacancy may be filled, substantially concurrently with the action that created such vacancy, by the affirmative vote of at least a majority of all the shares of capital stock of the Corporation then entitled to vote generally in an election of directors, voting together as a single class, in each case for a person duly nominated by (x) a majority of the then-remaining directors or (y) a stockholder in accordance with the requirements set forth in these Bylaws including Section 1.11. If the stockholders fail to, or are unable to, fill a vacancy created by the removal of a director by stockholders in accordance with Section 2.04 or an increase in the size of the Board of Directors by stockholders in accordance with Section 2.02, in each case, substantially concurrently with such removal or increase in the size of the Board, the Board of directors ~~in which~~ may fill the vacancy ~~has occurred and until his or her successor is elected and qualifies~~ in accordance with this Section 2.05.

H-1	AIMCO

APPENDIX I

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Proxy Statement includes certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Proxy Statement to Aimco’s consolidated GAAP amounts are provided below. Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements.

Segment NOI Reconciliation	Twelve Months Ended (in thousands)

	December 31, 2022		December 31, 2021

Total Real Estate Operations	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$190,344	$71,792	$169,836	$67,613

Adjustment: Utilities reimbursement	(5,769)	(5,759)	(5,041)	(5,041)

Adjustment: Other Real Estate	(18,030)	(5,560)	(14,559)	(4,405)

Adjustment: Non-stabilized and other amounts not allocated[2]	(31,390)	(19,678)	(27,997)	(18,587)

Total Stabilized Operating	$135,155	$40,785	$122,239	$39,580

2023 PROXY STATEMENT	I-1

Segment NOI Reconciliation	Twelve Months Ended (in thousands)

	December 31, 2021		December 31, 2020

Total Real Estate Operations	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$169,836	$67,613	$151,451	$61,514

Adjustment: Utilities reimbursement	(3,022)	(3,022)	(2,163)	(2,163)

Adjustment: Non-stabilized and other amounts not allocated[2]	(30,629)	(21,158)	(18,528)	(17,676)

Total Stabilized Operating	$136,185	$43,433	$130,760	$41,675

Segment NOI Reconciliation	Twelve Months Ended (in thousands)

	December 31, 2020		December 31, 2019

Total Real Estate Operations	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements[1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$151,451	$61,514	$143,692	$57,541

Adjustment: Utilities reimbursement	(5,406)	(5,406)	(5,082)	(5,082)

Adjustment: Other Real Estate	(12,986)	(4,148)	(6,888)	(1,931)

Adjustment: Non-stabilized and other amounts not allocated[2]	(2,370)	(8,069)	(376)	(7,566)

Total Stabilized Operating	$130,689	$43,891	$131,346	$42,692

[1]

Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results.

[2]

Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements.

I-2	AIMCO

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Central Time, on September 29, 2023.

Online
Go to www.envisionreports.com/aiv or scan the QR code – login details are located in the shaded bar below.
Phone
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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR Proposals 1 and 2, FOR all the nominees listed in Proposal 3, FOR Proposals 4 and 5, and 1 YEAR on Proposal 6.	+

	For	Against	Abstain		For	Against	Abstain
1. To consider a management proposal to amend our charter to eliminate supermajority voting provisions.	☐	☐	☐	2. To consider a management proposal to amend our charter to enable stockholders to remove directors without cause and fill vacancies on the Board of Directors created by stockholder action.	☐	☐	☐

3. To elect nine directors, for a term of one year each, to serve until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Wes Powell	☐	☐	☐	02 - Quincy L. Allen	☐	☐	☐	03 - Patricia L. Gibson	☐	☐	☐

04 - Jay Paul Leupp	☐	☐	☐	05 - Sherry L. Rexroad	☐	☐	☐	06 - Deborah Smith	☐	☐	☐

07 - R. Dary Stone	☐	☐	☐	08 - James P. Sullivan	☐	☐	☐	09 - Kirk A. Sykes	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain
4. To ratify the selection of Ernst & Young LLP to serve as independent registered public accounting firm for the Company for the fiscal year ending December 31, 2023.		☐	☐	☐	5. To conduct an advisory vote to approve executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
6. To conduct an advisory vote on the frequency of future advisory votes to approve executive compensation.	☐	☐	☐	☐

                                            03V30B

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Apartment Investment and Management Company	+

PROXY FOR COMMON STOCK

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS – September 29, 2023

The undersigned hereby appoints Wes Powell, H. Lynn C. Stanfield, and Jennifer Johnson and each of them the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each) to vote all Common Stock of Apartment Investment and Management Company (“Aimco”), standing in the undersigned’s name, at the Annual Meeting of Stockholders of Aimco to be held at Aimco’s Corporate Headquarters, 4582 S. Ulster Street, Suite 1450, Denver, CO, 80237, on Friday, September 29, 2023, at 9:00 a.m. Mountain Daylight Time, and any adjournment or postponement thereof (the “Stockholders’ Meeting”), upon those matters as described in the Proxy Statement for the Stockholders’ Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Stockholders’ Meeting (including any adjournment or postponement thereof).

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, “FOR” EACH OF THE NINE DIRECTOR NOMINEES IN PROPOSAL 3, “FOR” PROPOSALS 4 AND 5, AND “1 YEAR” ON PROPOSAL 6.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

(Items to be voted appear on reverse side).

B	Authorized Signatures – This section must be completed for your vote to be counted. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐